Exhibit 10.48

EXECUTION VERSION
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

LOAN AGREEMENT

dated as of March 27, 2026

among

JUSHI HOLDINGS INC.,
as Borrower,

the Subsidiaries party hereto,
as Guarantors,

FG AGENCY LENDING LLC,
as Agent,

and

the Lenders party hereto

THIS INDEBTEDNESS GOVERNED HEREBY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR FURTHER INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF SUCH INDEBTEDNESS, THE HOLDER OF THIS AGREEMENT SHOULD CONTACT THE OFFICE OF THE CHIEF FINANCIAL OFFICER OF JUSHI HOLDINGS INC. AT 301 YAMATO ROAD, SUITE 3250, BOCA RATON, FLORIDA 33431 WHO WILL PROMPTLY MAKE SUCH INFORMATION AVAILABLE.

SCHEDULES AND EXHIBITS
Schedule 1.1(a)    Commitment Amount
Schedule 1.1(b)    Excluded Accounts
Schedule 1.1(c)    Excluded Real Properties
Schedule 1.1(d)    Excluded Subsidiaries
Schedule 1.1(e)    Material Licenses
Schedule 1.1(f)    Permitted Acquisition Subsidiaries
Schedule 1.1(g)    Permitted Priority Liens
Schedule 1.1(h)    Closing Total Secured Debt to Adjusted EBITDA Ratio
Schedule 5.1(a)    Closing Landlord Waivers
Schedule 6.4(b)    Historical Material Adverse Effects
Schedule 6.5(c)    Intellectual Property Claims
Schedule 6.6(c)    Property
Schedule 6.7    Equity Interests and Subsidiaries
Schedule 6.13    Insurance
Schedule 6.22    Litigation
Schedule 6.24    Material Contracts
Schedule 6.28    Bank Accounts
Schedule 7.4    Permitted Tax Protests
Schedule 7.18    Post-Closing Obligations
Schedule 8.2    Existing Debt
Schedule 8.3    Existing Liens
Schedule 8.5    Existing Related Party Transactions
Schedule 8.6(j)    Insider Restricted Payments
Schedule 8.7    Existing Investments
Exhibit A    Form of Assignment and Acceptance Agreement
Exhibit B    Form of Joinder Agreement
Exhibit C    Form of Note
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of U.S. Tax Compliance Certificate

LOAN AGREEMENT
This Loan Agreement, dated as of March 27, 2026 (as it may be amended, modified or supplemented from time to time, this “Agreement”), is made by and among (i) Jushi Holdings Inc., a company organized under the laws of the Province of British Columbia (the “Borrower”), and the other Loan Parties that are party hereto from time to time, (ii) each of the lenders party hereto together with their permitted successors and assignees (the “Lenders”), and (iii) FG Agency Lending LLC, as administrative agent for the Lenders (in such capacity, the “Agent”).
RECITALS:
WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a term loan upon and subject to the terms and conditions set forth in this Agreement;
WHEREAS, the Borrower desires to use the proceeds of the Term Loan to, among other things, refinance existing indebtedness of certain Loan Parties in respect of the Refinanced Debt, for the payment of Agent’s fees and expenses and other transaction expenses incurred relating to the transactions contemplated hereunder, and for working capital and general corporate purposes;
WHEREAS, the Loan Parties desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Lenders, a security interest in and lien upon their respective Collateral; and
WHEREAS, subject to the terms of the applicable Loan Documents, each Guarantor has agreed to grant to the Agent, for the benefit of the Lenders, a security interest in its assets as security for the Obligations.
NOW THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” means: (a) the acquisition (whether by means of a merger, consolidation or otherwise) of more than fifty percent (50%) of the Equity Interests of any Person, (b) all or substantially all of the assets of (or any division or business line of) any Person, (c) the acquisition of a Cannabis License, or the acquisition of a Cannabis License and some, but not all or substantially all, of the assets of the target entity; (d) the acquisition of a Cannabis License by competitive application process, lottery, change in Requirements of Law or other similar means; or (e) the acquisition of less than a majority of the outstanding Equity Interests of a target if a Loan Party will obtain greater than fifty percent (50%) of the economic benefits of ownership of such target.
“Adjusted EBITDA” means, for any period, with respect to the Loan Parties:
(a)    the Net Income of the Loan Parties for such period, plus,

(b)    without duplication and to the extent deducted in determining Net Income for such period, the sum of:
(i)    interest expense (including the interest component in respect of Capital Lease Obligations or other lease obligations), other than interest expense from the sale-leaseback transaction relating to the Scranton Property,
(ii)    provision for taxes based on income,
(iii)    depreciation expense,
(iv)    amortization expense,
(v)    non-cash extraordinary, unusual or nonrecurring charges, expenses or losses reasonably acceptable to Agent,
(vi)    other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, but including purchase accounting adjustments under ASC 805 under GAAP),
(vii)    any aggregate net non-cash loss on the Disposition of property (other than Accounts and Inventory) outside the ordinary course of business (including asset retirement costs) permitted under this Agreement (excluding any non-cash charge constituting bad-debt write-down, write-off or reserve),
(viii)    reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement and paid within ninety (90) days following the Closing Date to Persons that are not Affiliates of the Group Companies, including without limitation fees, costs and expenses of legal counsel and fees to record Mortgages as required pursuant to the terms of this Agreement,
(ix)    agency, arrangement, underwriting, closing and similar fees payable with respect to the Loan Documents, and any transaction fees, costs and expenses incurred in connection with any amendment, waiver, consent or similar matter relating to the Loan Documents and/or otherwise required in order to comply with the Loan Documents, including legal, tax and other non-recurring professional fees, costs and expenses related thereto,
(x)    the amount of any non-recurring restructuring costs, integration costs, business optimization expenses or costs, retention, recruiting, relocation, costs related to the opening, closure or consolidation of offices and facilities, signing bonuses and expenses, and severance and related employee termination expenses (including any extraordinary, non-recurring or unusual costs, and related professional fees, costs and expenses),
(xi)    any non-cash impairment charges or asset write-offs (including in respect of goodwill) and any non-cash write-downs or write-offs with respect to revaluing assets and liabilities, including for the avoidance of doubt non-cash derivative instrument fair value adjustments;
(xii)    any equity-based or non-cash expense or charge realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;
(xiii)    any expenses, charges or losses that are covered by insurance, indemnification or other reimbursement provisions owing from an unaffiliated third party to the extent actually received by the Group Companies in cash during such period (or reasonably expected to be so paid, indemnified or reimbursed within one hundred eighty (180) days after the end of such period to the extent not accrued (it being understood that (A) to the extent not actually received in cash within such period, such amounts shall no longer be permitted to be added-back in calculating Adjusted EBITDA for any subsequent period and (B) any such amounts so added back in any period and actually received in cash in a subsequent period shall not also be added-back in such subsequent period)) and not otherwise included in Net Income,
(xiv)    any cash charges, expenses or losses in connection with any recall of any Inventory or other product line of the Group Companies (including, without limitation, any recall of any electronic cigarette, smokeless cigarette or vaping product);
(xv)    any cash or non-cash charges, expenses or losses in respect of pursuing or defending, or the settlement of, any litigation of any Group Company;
(xvi)    [reserved],
(xvii)    any realized or unrealized losses in respect of any foreign currency exchange in the ordinary course of business,
(xviii)    any losses realized from the write-offs of any bad Debt expense of the Group Companies,
(xix)    any losses realized in connection with the termination of any lease and the resulting derecognition of any right-of-use assets subject to such lease (other than any lease relating to the Scranton Property),
(xx)    any realized or unrealized losses in connection with any Investments held by the Group Companies (excluding Investments in Subsidiaries),
(xxi)    the amount of any net losses from discontinued operations in accordance with GAAP,
(xxii)    transaction expenses incurred in connection with any Permitted Acquisition, solely to the extent such Permitted Acquisition is consummated and such expenses are paid prior to, upon, or within sixty (60) days after, the consummation thereof, including any refinancing of (or amendment to) any Debt acquired or assumed in connection with such Permitted Acquisition,
(xxiii)    the amount of “run-rate” cost savings, operating expense reductions and synergies reasonably identifiable and factually supportable and projected by Borrower in good faith to result from actions taken or committed to be taken pursuant to a written plan approved by senior management with respect to integrating, consolidating or discontinuing operations, headcount reductions, closure of facilities or any Permitted Acquisition within twelve (12) months thereafter, net of the amount of actual benefits realized during such period from such actions,

(xxiv)    reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with [***] and paid to Persons that are not Affiliates, and
(xxv)    any other adjustments agreed to by the Agent in its sole discretion, provided, however that the cash adjustments pursuant to clauses (viii), (ix), (x), (xiii), (xiv), (xv), (xvii), (xviii), (xix) (limited solely to the extent of any fees paid in cash to terminate any applicable lease), (xx), (xxi), (xxii), (xxiii) and (xxiv) above may not exceed, in the aggregate, 15% of Adjusted EBITDA (without giving effect to any adjustments pursuant to such clauses) for any given period, provided, further, that any adjustments pursuant to this clause (b) shall only be included in the calculation of Adjusted EBITDA if such adjustments are also included in “Adjusted EBITDA” as reported in Borrower’s public filings.
Minus
(c)    without duplication, the sum of the following amounts for such period to the extent included in the calculation of Net Income:
(i)    extraordinary, unusual or non-recurring gains,
(ii)    any other noncash gains increasing Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), and
(iii)    any gains realized from the Disposition of property (other than accounts, Inventory and fixed assets) outside of the ordinary course of business, in each case, determined on a consolidated basis and in accordance with GAAP. Notwithstanding anything to the contrary in this definition, (i) no addback shall be permitted in the calculation of Adjusted EBITDA for any interest expense, rent, lease payments or other expenses arising from any sale-leaseback transaction relating to the Scranton Property, and (ii) any employee retention tax credits and any other payroll tax credits, grants, subsidies, stimulus funds or similar governmental benefits (whether in the form of a credit, refund, reduction of expense or otherwise) shall be fully burdened in the calculation of Adjusted EBITDA, regardless of how such amounts are reflected in Net Income or under GAAP.
“Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.
“Affiliated Lenders” shall mean Serpentine Capital Management III, LLC, Denis Arsenault, and any other director, officer, or insider of any Loan Party.
“Agent” has the meaning specified in the preamble.
“Agent Fee” has the meaning specified in the Fee Letter.
“Anti-Corruption Laws” means Requirements of Law relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Group Companies, including

Requirements of Law that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; including the Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010.
“Anti-Money Laundering Laws” means any of the Requirements of Law relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 USC. §§ 1956 and 1957) and all Requirements of Law comprising or implementing these Requirements of Law.
“Applicable Securities Legislation” means all applicable securities laws of each of the Reporting Jurisdictions and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of the Reporting Jurisdictions.
“Arlington Property” means that certain real property located at 2701 Wilson Blvd., Arlington, VA 22201, together with the improvements thereon.
“Assignment and Acceptance Agreement” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by Agent, in accordance with Section 11.9 hereof and substantially in the form of Exhibit A hereto or such other form acceptable to Agent.
“Authorized Officer” means, with respect to any Loan Party, any individual holding the office of chief executive officer, chief financial officer, chief operating officer or general counsel of such Loan Party who has been designated by the Borrower to the Agent in writing, which individuals, as of the Closing Date, are Louis Jon Barack, Michelle Mosier and Harris Shain, as such designation may be updated from time to time by written notice from the Borrower to the Agent.
“Bank Accounts” means each bank account, securities account or other depositary account of a Loan Party.
“Bankruptcy Code” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, administration, reorganization, or similar debtor relief laws of the United States, Canada, or other applicable jurisdictions from time to time in effect and permitting a debtor to obtain a stay or a compromise of the claims of its creditors or affecting the rights of creditors generally, including for greater certainty any provisions of corporate statutes of like effect, where such statutes are used by a Person to propose an arrangement.
“Belle Vernon Property” means that certain real property located at 1533 Broad Avenue, Belle Vernon, PA 15012, together with the improvements thereon.
“Blocked Person” shall have the meaning assigned to such term in Section 6.16(b).

“Borrower” has the meaning specified in the preamble.
“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York.
“Canadian Loan Party” means each Loan Party organized under the laws of Canada or a province thereof.
“Canadian Pledge and Security Agreement” means the pledge and security agreement by and among the Agent, acting on behalf of the Lenders, and each applicable Canadian Loan Party party thereto (as may be amended, restated, supplemented or otherwise modified from time to time).
“Canadian Securities Authorities” means, collectively, the securities commissions or other securities regulatory authorities in the Canadian Reporting Jurisdictions.
“Canadian Reporting Jurisdictions” means all of the provinces and territories in Canada in which Borrower is a “reporting issuer”.
“Cannabis Law” means any applicable state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the cultivation, manufacture, development, distribution, or sale of cannabis or products containing cannabis, but explicitly excluding Federal Cannabis Laws.
“Cannabis License” means any permit or license to cultivate, process, distribute, manufacture, dispense, sell, transport or engage in any other activity relating to medical and/or adult-use marijuana, issued by any Governmental Authority pursuant to applicable Cannabis Laws or applicable state Requirements of Law relating to the farming, growth, production, processing, packaging, sale, distribution, or any other activity relating to medical and/or adult-use marijuana.
“Cannabis Facility Finance Lease Debt” means Debt incurred in connection with the Permitted Acquisition of a Cannabis License that requires a Loan Party to enter into a lease constituting Capital Lease Obligations in order to operate a dispensary, cultivation, or production facility under such Cannabis License.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.
“Capital Lease Obligations” mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP (subject to Section 1.4).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within twelve (12) months from the date of acquisition thereof; (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s”; (c) commercial paper, maturing not more than 365 days after the date of issue rated at least P-2 or better by Moody’s or at least A-2 or better by S&P; (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing not more than 365 days after the date of acquisition thereof, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than 100,000,000; (e) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (d) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (f) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (g) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by S&P, in each case, maturing within 270 days from the date of acquisition thereof; (h) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (i) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation and (j) solely in the case of and with respect to Borrower or a Foreign Subsidiary, Investments of a kind or type similar to the Cash Equivalents described in clauses (a) through (i) above customarily utilized in the jurisdiction of organization of Borrower or such Foreign Subsidiary for cash management purposes.
“Change in Law” means any adverse change after the Closing Date in Requirements of Law, including Federal Cannabis Law or Cannabis Law, or the application or interpretation thereof by any Governmental Authority, (a) that would make it unlawful for the Agent or any Lender to (i) continue to be a party to any Loan Document, (ii) perform any of its obligations hereunder or under any other Loan Document or (iii) to fund or maintain the Term Loans, (b) pursuant to which any Governmental Authority has enjoined the Agent or any Lender from (i) continuing to be a party to any Loan Document, (ii) performing any of its obligations hereunder or under any other Loan Document or (iii) funding or maintaining the Term Loans, (c) pursuant to which any Governmental Authority requires (i) confidential information from or disclosure of confidential information about the Agent, any Lender, any Affiliate thereof or any investor therein or (ii) the Agent or any Lender to obtain any permit, in each case, to (A) continue to be a party to any Loan Document, (B) perform any of its obligations hereunder or under any other Loan Document, (C) fund or maintain the Term Loans, and in the case of this clause (c) the Agent or such Lender, as applicable, has elected to exercise similar remedies afforded to it in other loans in their respective portfolios, or (d) that would result in the business activities conducted by any Loan Party being Restricted Cannabis Activities.
“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction event or series of related transactions or events that, individually or in the aggregate, result in:
(i)    a report being filed with any securities commission or securities regulatory authority in Canada, disclosing that any offeror (as such term is defined in section 1.1 of NI 62-104) has acquired beneficial ownership (within the meaning of the Securities Act) of, or the power to exercise control or direction over, or securities convertible into, any Voting Stock of Borrower, that together with the offeror’s securities (as such term is defined in section 1.1 of NI 62-104) in relation to any Voting Stock of Borrower, would constitute Voting Stock representing more than 50.1% of the total voting power attached to all voting stock of Borrower then outstanding;
(ii)    there is consummated any amalgamation, consolidation, statutory arrangement (involving a business combination) or merger of Borrower (i) in which Borrower is not the continuing or surviving corporation (other than in connection with [***]) or (ii) pursuant to which any Voting Stock would be reclassified, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement or merger of Borrower in which the holders of the Voting Stock immediately prior to the amalgamation, consolidation, statutory arrangement or merger have, directly or indirectly, more than 50.1% of the Voting Stock of the continuing or surviving corporation immediately after such transaction;
(iii)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(v)    except as a result of a Permitted Disposition hereunder, Borrower shall (a) cease to own and control free and clear of any Liens or other encumbrances (other than Permitted Liens arising by operation of law and Liens created pursuant to any Loan Document), (1) at least the percentage of the Equity Interests of each of its Subsidiaries held by Borrower on the Closing Date, (2) with respect to any Subsidiaries formed or acquired after the Closing Date, at least the percentage of the Equity Interests owned at the time such Subsidiary is formed or acquired and (3) with respect to any other Loan Party, 100% of the Equity Interests of such Loan Party, or (b) fail to have the power to direct or cause the direction of the management and policies of each such Subsidiary.

“CFC” means an entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Closing Date” means March 27, 2026.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Agent for the benefit of the Lenders, including, without limitation, all “Collateral” as such term is defined in each of the Security Agreement and the Canadian Pledge and Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement, the Canadian Pledge and Security Agreement, the Pledge Agreement, each Mortgage, the Omnibus Collateral Assignment and all of the other mortgages, deeds of trust, assignments of rents, collateral assignments, control agreements, security agreements, pledge agreements, collateral access agreements, or other similar agreements delivered to the Agent that create or perfect (or purport to create or perfect) a Lien in favor of the Agent for the benefit of the Lenders.
“Commitment” means, for a Lender, the amount that the Lender commits to lend under this Agreement, as set forth opposite that Lender’s name under the applicable heading in Schedule 1.1(a) or in the Assignment and Acceptance Agreement under which that Lender became a party to this Agreement, as that amount may be increased or decreased from time to time in accordance with the provisions hereof.
“Competitor” means a Person that is (a) an operating company identified in writing to the Agent prior to, on or after the Closing Date that is a bona fide competitor engaged primarily in substantially the same or similar business as the Loan Parties, (b) any clearly identifiable Affiliate of any Person referred to in clause (a) of this definition based solely on the name of such Affiliate or any entity actually known by the applicable assignor to be an Affiliate of such Person, or (c) any other Affiliate of any Person referred to in clause (a) of this definition that is identified in writing to the Agent from time to time; provided, however, that Competitor shall exclude (i) any Person that the Loan Parties have designated as no longer being a Competitor by written notice delivered to the Agent from time to time, and (ii) any bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.
“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Controlled Account” means each Bank Account that is subject to a DACA, in form and substance satisfactory to the Agent in its commercially reasonable business judgment, but excluding, in any event, any Excluded Account.
“Core States” means the Commonwealth of Pennsylvania and the Commonwealth of Virginia.

“Credit Card Reserve Amounts” means funds held at one or more banks or other financial institutions to secure amounts owed to one or more credit card processors in an aggregate amount not to exceed [***].
“DACA” and “DACAs” has the meaning specified in Section 7.10.
“Debt” means (without duplication), for any Person, (a) indebtedness of such Person for borrowed money or arising out of any extension of credit to or for the account of such Person (including, without limitation, extensions of credit in the form of reimbursement or payment obligations of such Person relating to letters of credit issued for the account of such Person) or for the deferred purchase price of property or services, but excluding liabilities incurred in the ordinary course of business including as incurred through the obtaining of credit and for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services (including, without limitation, trade payables, accrued expenses payable or other accounts payable incurred in the ordinary course of business that are less than ninety (90) days past due or which are being contested in good faith); (b) indebtedness of the kind described in clause (a) of this definition which is secured by (or for which the holder of such debt has any existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness or obligations; (c) all Capital Lease Obligations; (d) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any stock or stock equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends; (e) all contingent liabilities and obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; (f) net obligations of a Person under any swap or hedging arrangement; and (g) any monetary obligation of a Person under or in connection with a sale-leaseback or similar arrangement. Notwithstanding the foregoing, Debt of any Person shall exclude (i) accruals for payroll and other similar liabilities accrued in the ordinary course of business, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) any obligations in respect of worker’s compensation claims, early retirement or termination obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes in the ordinary course of business, (iv) non-compete or consulting obligations to which the seller in an acquisition may become entitled, (v) any earn-out, purchase price adjustment, indemnity or similar obligation until such obligation is required to appear in the liabilities section of the balance sheet of such Person in accordance with GAAP, (vi) customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business, and (vii) operating leases. The amount of Debt described in clause (f) shall be deemed to be the net swap termination value thereof as of the applicable determination date. The amount of Debt described in clause (b) that is limited in recourse to specific property shall be valued at the lesser of the aggregate unpaid amount of such Debt and the fair market value of such property. The amount of any indebtedness represented by a guaranty or other similar instrument shall be the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such indebtedness.
“Debtor Laws” means all applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws including the Bankruptcy Code, or general equitable principles from time to time in effect affecting the rights of creditors generally.
“Default” means any event the occurrence of which does, or with the lapse of time or giving of notice or both would, constitute an Event of Default.
“Default Rate” means a rate of interest per annum equal to seventeen percent (17%).
“Dickson City Property” means that certain real property located at 832 Scranton Carbondale Highway, Dickson, PA 18519, together with the improvements thereon.
“Disposition” means any transaction, or series of related transactions, pursuant to which any Person sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, and (b) the early termination or modification of any contract resulting in the receipt by any Borrower of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).
“Dissolution Cap” means [***].
“Dollars” means the lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia; excluding, however, any CFC or FHSCO.
“[***] Loan Agreements” means, collectively: (i) that certain Business Loan Agreement, dated as of December 27, 2021, by and between JREHVA, LLC, as borrower, and [***], as lender (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time); and (ii) that certain Business Loan Agreement, dated as of July 18, 2022, by and between JREHPA, LLC, as borrower, and [***], as lender (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time).
“[***] Reserve Amounts” means, collectively, amounts on deposit in cash deposit accounts maintained by JREHVA, LLC or JREHPA, LLC with [***], but solely to the extent such amounts are required to be maintained pursuant to the [***] Agreements, and in an aggregate amount not to exceed [***] at any time.
“Eligible Assignee” means any actual or prospective assignee of a Lender to whom a Lender may assign all or any of its rights hereunder and under the other Loan Documents, including Affiliates of the Borrower and existing lenders to the Borrower, but excluding any (i) Competitor, or (ii) Person whose ownership of the Term Loan would reasonably be expected to result in a material negative regulatory impact on any Loan Party as a direct result of required disclosures by, or approvals of, such assignee to or by any Governmental Authority.
“Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally binding requirements of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health (including employee health and safety) but only with respect to exposure to Materials of Environmental Concern, or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties, attorney or consultant fees or indemnities) resulting from or based upon (a) non-compliance with any Environmental Law or any Environmental Permit, (b) exposure to any Materials of Environmental Concern in violation of Environmental Laws, (c) release or threatened release of any Materials of Environmental Concern in violation of Environmental Laws, (d) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.
“[***].
“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliates” means, collectively, the Group Companies, and each other Person, trade or business (whether or not incorporated) under common control or treated as a single employer with any Group Company within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

“ERISA Event” means (a) any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder with respect to a Multiemployer Plan or a Title IV Plan; (b) a withdrawal by any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) by any ERISA Affiliate from a Multiemployer Plan which results in the imposition of withdrawal liability; (d) the receipt by any ERISA Affiliate of notice of intent to terminate with the PBGC or the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA of a Title IV Plan; (e) the commencement of proceedings by the PBGC to terminate a Multiemployer Plan or a Title IV Plan; (f) a failure any ERISA Affiliate to make required contributions to any Multiemployer Plan or any Title IV Plan unless such failure is not reasonably expected to result in any material liability to Borrower or any Subsidiary; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4041A or 4042 of ERISA for the termination of, or the appointment of a trustee to administer any Multiemployer Plan or any Title IV Plan; (h) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any ERISA Affiliate; (i) a non-exempt prohibited transaction occurs with respect to any Multiemployer Plan or any Title IV Plan which would reasonably be expected to result in a material liability to Borrower or any Subsidiary; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a)(2) of the Code by any fiduciary or disqualified Person with respect to any employee benefit plan for which any ERISA Affiliate may be directly or indirectly liable which would reasonably be expected to result in a material liability to Borrower or any Subsidiary.
“Erroneous Payment” has the meaning assigned to it in Section 12.9(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.9(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.9(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.9(f).
“Events of Default” and “Event of Default” have the meaning specified in Section 9.1.
“Estimated Legal Fees” has the meaning specified in Section 5.1(b).
“Excluded Account” means, collectively, (a) any Bank Account specifically and exclusively used for payroll, payroll Taxes, withholding Taxes, payment of other Taxes (including sales tax accounts), workers compensation and employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any Bank Account specifically and exclusively used as an escrow or fiduciary account for a Person that is not an Affiliate of any Loan Party, (c) any Permitted Third-Party Mortgage Debt Deposit Accounts, (d) the Bank Accounts specifically and exclusively used for the Credit Card Reserve Amounts, [***] Reserve Amounts, or [***] Reserve Amounts, (e) zero balance accounts, and (f) Petty Cash Accounts. Each Excluded Account is set forth in Schedule 1.1(b) hereto.

“Excluded Collateral” means any of the following: (i) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the USPTO (as defined below), provided that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral; (ii) any rights or interest in any lease, license, Contract or other agreement if under the terms of such lease license, contract or other agreement, or any Requirements of Law applicable thereto, the valid grant of a Lien therein to the Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract or other agreement has not been or is not otherwise obtained; provided, however, the exclusions set forth above shall in no way be construed (A) to apply if any described prohibition is unenforceable at any time after the Closing Date under Requirements of Law, including but not limited to Section 9-406, 9-407 or 9-408 of the UCC, (B) to apply after the cessation of any such prohibition, and upon the cessation of such prohibition, such lease, license, Contract or other agreement shall automatically become part of the Collateral, or (C) so as to limit, impair, prohibit or otherwise affect the Agent’s continuing Lien upon any monies due or to become due under any described license, contract or agreement (including any Accounts) or the security interests created by this Agreement from extending to the proceeds of such rights or property or to the monetary value of the good will and other general intangibles of any Loan Party relating thereto, unless such proceeds would also independently constitute “Excluded Collateral”; (iii) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any Requirement of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other Requirement of Law); (iv) any Excluded Account; (v) the assets and Equity Interests of any Excluded Subsidiary, and (vi) the voting Equity Interests in excess of sixty-five percent (65%) of the total voting Equity Interests in any CFC or FSHCO. Notwithstanding the foregoing, Excluded Collateral shall not include any proceeds, products, substitutions or replacements of Excluded Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral). In addition to the foregoing, the following Collateral shall not be required to be perfected, except, in each case, to the extent a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code or other Requirements of Law: (i) all Titled Collateral; and (ii) those assets as to which the Agent (in consultation with the Borrower) determines in its reasonable discretion that the costs (including any adverse tax consequences or other liabilities reasonably expected to be incurred by the Loan Parties or any Subsidiary) of perfecting or maintaining perfection of a Lien on such assets exceed the fair market value thereof or the practical benefit to the Lenders afforded thereby. For the avoidance of doubt, the grant of a Security Interest in any Cannabis License pursuant to the Security Agreement and Collateral Assignment is intended solely as a security interest and does not constitute a transfer, assignment, or change of control of such Cannabis License.
“Exclusion Period” has the meaning assigned to it in the definition of “Excluded Subsidiary”.
“Excluded Real Property” means each of the Real Properties listed on Schedule 1.1(c) hereto, which shall not be required to be subject to a mortgage in favor of Agent.

“Excluded Subsidiary” means, collectively, any Subsidiary of a Borrower (a) that is prohibited or restricted by applicable Requirements of Law or any restriction in any contract existing at the time such Subsidiary is acquired (so long as such restriction is not agreed to in contemplation of such acquisition) (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party other than the Borrower or any of its Affiliates (unless such consent is obtained)) from pledging its assets or Equity Interests as security for the Obligations or providing a guarantee, but only so long as such Subsidiary is prohibited from pledging its assets or Equity Interests as security for the Obligations or providing a guaranty or such consent is not obtained after the Loan Parties’ commercially reasonable efforts to obtain such guaranty or consent, (b) with respect to which the Agent determines, in consultation with the Borrower but in its reasonable discretion, that the burden, effort or expense of the provision of a guarantee (including the incurrence of material adverse tax consequences to the Borrower or its Subsidiaries) materially outweighs the benefit to the Agent and the Lenders of the provision of such guarantee, (c) any Permitted Acquisition Subsidiary in accordance with this Agreement solely during the period commencing on the date such Subsidiary is created until the date on which the relevant Permitted Acquisition for which such Subsidiary was created has been consummated (such period, the “Exclusion Period”), (d) any CFC or FSHCO, or (e) any Subsidiary that, together with all other Subsidiaries excluded pursuant to this clause (e), owns assets with an aggregate fair market value not exceeding $250,000 at any time determined in good faith by the Borrower. Schedule 1.1(d) sets forth those Subsidiaries that, as of the Closing Date, satisfy one or more of the criteria set forth in clauses (a)–(e) above.
For the avoidance of doubt, immediately upon the occurrence of any event or circumstance whereby (i) any such Subsidiary in the foregoing clauses (a)-(e) (inclusive) no longer meets the criteria of an “Excluded Subsidiary” as set forth herein as determined in good faith by the Borrower, or (ii) in the event that the Borrower fails to consummate the dissolution of any Subsidiary set forth on Schedule 1.1(d) by the applicable date if such dissolution was required under Schedule 7.18, then, in each case, such Subsidiary shall not be an Excluded Subsidiary and shall execute and deliver the agreements, instruments and other documents required by Section 7.12 in accordance with the terms thereof.
In connection with the foregoing paragraph, the Borrower shall (A) monitor the status of each Subsidiary that is designated as an Excluded Subsidiary, (B) promptly upon any change in facts or circumstances that could reasonably be expected to affect such designation, deliver to the Agent a written notice describing in reasonable detail the basis for such designation or continued designation (including, as applicable, supporting calculations, legal restrictions, or other relevant analysis), and (C) upon reasonable request of the Agent, provide such additional information and supporting documentation as the Agent may reasonably request to evaluate the continued qualification of any such Subsidiary as an Excluded Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or Agent or required to be withheld or deducted from a payment to any Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Person’s failure to comply with Section 3.3(c), (d) any U.S. federal withholding Taxes imposed under FATCA, and (e) any Canadian federal withholding Taxes imposed as a result of (i) a recipient of any payment hereunder or under any Loan Document not dealing at arm’s length (within the meaning of the Tax Act) with a Loan Party, (ii) a Lender being a Person who is a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax Act) of a Loan Party or who does not deal at arm’s length (within the meaning of the Tax Act) with any Person who is a “specified shareholder” (as that term is defined in subsection 18(5) of the Tax Act) of a Loan Party, or (iii) a Loan Party being a “specified entity” (as defined in subsection 18.4(1) of the Tax Act) in respect of a Lender or a Lender being a “specified entity” in respect of a Credit Party, or (iv) as a result of a payment being imposed as a result of the existence of a “structured arrangement” (as defined in subsection 18.41(1) of the Tax Act).
“Existing Mortgages” shall mean each of the following:
(a) that certain Deed of Trust, dated as of April 6, 2023, made by JREHVA, LLC, as grantor, in favor of [***], as beneficiary, with respect to the Manassas Property;
(b) that certain Deed of Trust, dated as of December 27, 2021, made by JREHVA, LLC, as grantor, in favor of [***], as beneficiary, with respect to the Arlington Property; and
(c) that certain Mortgage, dated as of July 18, 2022, made by JREHPA, LLC, as grantor, in favor of [***], as beneficiary, with respect to the Dickson City Property.
“Exit Fee” has the meaning assigned to such term in Section 3.1(d).
“Exit Fee Percentage” means the rate set forth in the table below opposite the date on which the Exit Fee is required to be paid:

Prior to the second anniversary of the Closing Date	2.0%
From the second anniversary of the Closing Date until the Maturity Date	3.0%

“Extraordinary Receipts” means Net Cash Proceeds received by any Loan Party (outside the ordinary course of such Loan Party’s business) consisting of (a) proceeds of insurance from any involuntary loss, damage or destruction of property, (b) condemnation awards (and payments in lieu thereof) or (c) from any Disposition permitted under clause (i), (j), (m), (o), (p), (q), (u), (v), and (s) of the definition of “Permitted Dispositions”; provided that (i) the reference to clause (o) of such definition applies only to Dispositions made in connection with the Sale and Leaseback permitted under Section 8.12, and (ii) the reference to clause (m) of such definition applies only to Dispositions made by a Loan Party.
“Face Amount” means $160,000,000.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(l) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, transportation, sale and possession of cannabis, hemp, marijuana or related substances or products containing or relating to the same, including, without limitation, federal laws and regulations promulgated pursuant to the Controlled Substances Act (21 U.S.C. § 811), the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.
“Fee Cap” has the meaning assigned to such term in Section 11.5.
“Fee Letter” means the fee letter, dated as of the Closing Date, by and among the Borrower, the Agent and the FG Lender.
“FG Lender” means any Lender that is an affiliate of the Agent.
“Finance Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a finance lease under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“First Priority Mortgage” a Mortgage in favor of Agent which shall be required for all owned Real Property that is not Excluded Real Property and that is not subject to a Permitted Priority Lien.
“Fiscal Year” means the fiscal year of the Loan Parties ending on December 31 of each year.
“Foreclosure” has the meaning specified in Section 7.20.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” means any Subsidiary that owns no material assets other than (i) Equity Interests (including for this purpose any debt or other instrument treated as equity for U.S. federal income tax purposes) or Equity Interests and Indebtedness in one or more CFCs or of one or more other FSHCOs and (ii) cash, cash equivalents and incidental assets related thereto.
“[***] Loan Agreement” means that certain Loan Agreement dated as of April 6, 2023, among Dalitso, LLC and JREHVA, LLC, as borrowers, Jushi VA, LLC and Jushi Holdings Inc., as guarantors, and [***], as lender (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
[***] Reserve Amounts” means, collectively, amounts on deposit in cash deposit accounts maintained by Dalitso, LLC or JREHVA, LLC with [***], but solely to the extent such amounts are required to be maintained pursuant to the applicable [***] loan documents, in an aggregate amount not to exceed [***] at any time; provided that such cap may be increased to the extent reasonably required in connection with the Manassas Debt Increase following prior written notice to the Agent.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means any (domestic or foreign) federal, state, provincial, territorial, county, municipal, parish, provincial, or other government, or any department, commission, board, court, agency, or any other instrumentality of any of them or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, government, including, without limitation, any arbitration panel, any court, or any commission.
“Group Company” means each Loan Party and each of their Subsidiaries.
“Guarantor” means each direct and indirect Subsidiary of Borrower except for the Excluded Subsidiaries, including any Subsidiary formed or acquired after the Closing Date that becomes a Guarantor pursuant to Section 7.12 of this Agreement.
“Highest Lawful Rate” means with respect to any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are currently in effect or, to the extent allowed by Requirements of Law, under such applicable Requirements of Law which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Requirements of Law now allow.
“Historical Financial Statements” means the unaudited, consolidated balance sheet of Borrower and its consolidated Subsidiaries and the related statements of income or operations, changes in shareholders’ equity and cash flows for the month ending January 31, 2026, including the notes thereto.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 11.6 hereof.
“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
“Intercompany Subordinated Note” means the Intercompany Subordinated Note, dated as of the Closing Date, made by and among the Group Companies.
“Interest Rate” means 12.50% per annum, with interest payable hereunder to be calculated in accordance with Section 2.3 hereof.
“Investments” shall have the meaning assigned to such term in Section 8.7 hereof.
“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit B hereto, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.12(a).
“Jushi Europe” means Jushi Europe SA, a société anonyme organized under the laws of Switzerland.
“Jushi Europe Proceeding” means that certain petition for bankruptcy filed by Jushi Europe in Switzerland on or about February 22, 2022, any Insolvency Proceeding commenced in Portugal in connection with, arising out of, or relating to such bankruptcy or the restructuring or winding-up of Jushi Europe, and any other Insolvency Proceeding relating to any of the foregoing.
“Landlord Waiver” means a written waiver or subordination with respect to Collateral which is located on any Real Property which is not owned by any Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, in each case made by and between the Agent and the owner of such Real Property, and (if necessary) acknowledged by the applicable Loan Party, in form and substance reasonably satisfactory to the Agent.

“Lease Agreement” means any lease, sublease or license of, or other agreement granting a possessory interest in, Real Property to which Borrower or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, charge, claim, option, right to acquire, assignment, lien (statutory or other), or other encumbrance or other security or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any deposit arrangement or any financing lease involving substantially the same economic effect as any of the foregoing).
“Loan Documents” means this Agreement, the Note, the Pledge Agreement, the Security Agreement, the Canadian Pledge and Security Agreement, the Mortgages, the Perfection Certificate, the Intercompany Subordinated Note, the Subordination Agreements, the Omnibus Collateral Assignments, the Landlord Waivers, the DACAs, the Fee Letter, any other Collateral Document and any document or instrument executed by any Loan Party and/or the Agent and/or Lenders in connection with any of the foregoing (including any required consents or approvals).
“Loan Parties” means the Borrower and the Guarantors, and “Loan Party” means Borrower or any Guarantor.
“Management Agreement” means any agreement or contract between a Loan Party, or its Subsidiaries, on the one hand, and any other cannabis business (including any Excluded Subsidiary or other Affiliate of a Loan Party), on the other hand, pursuant to which (i) any Loan Party provides management, consulting or similar services to such other cannabis business or (ii) pursuant to which any other cannabis business provides management, consulting or other services to any Loan Party.
“Manassas Property” means that certain real property located at 8100 Albertstone Circle, Manassas, VA 20109, together with the improvements thereon.
“Manassas Debt Increase” means an aggregate principal amount not to exceed $45,000,000 which may be implemented following the enactment and effectiveness of legislation in the Commonwealth of Virginia permitting adult-use cannabis and used for purposes consistent with an expansion related thereto, provided the Manassas Debt Increase may be secured by (a) a first-priority Lien on the assets of JREHVA (including without limitation the Manassas Property) and (b) a second-priority Lien on the assets of Dalitso, LLC, provided that the Agent shall have (x) a second-priority Mortgage on the assets of JREHVA (including without limitation the Manassas Property) and (y) a first-priority Lien on the assets of Dalitso, LLC. The Loan Parties shall use commercially reasonable efforts to obtain an intercreditor agreement in form and substance satisfactory to Agent, but, such intercreditor agreement shall not be a condition to the effectiveness of the Manassas Debt Increase.
“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities, or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations under the Loan Documents, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Agent on any material portion of the other Collateral.
“Material Contract” means, with respect to any Group Company, (a) each Cannabis License listed on Schedule 1.1(e) or any other Cannabis License the loss of which would reasonably be expected to result in a Material Adverse Effect, (b) each contract or agreement to which such Group Company is a party involving aggregate consideration payable to or by such Group Company of $1,000,000 or more in any Fiscal Year (other than (i) wholesale agreements, purchase orders or other commercial agreements in the ordinary course of the business of such Person or such Subsidiary, (ii) employment agreements, (iii) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than ninety (90) days’ notice without penalty or premium and (iv) any contract or agreement governing any Material Debt); (c) each Management Agreement; (d) each Mortgage and Real Property lease with annual rent exceeding $350,000; and (e) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to result in a Material Adverse Effect.
“Material Debt” means any Debt with an outstanding principal amount at any time exceeding $2,000,000.
“Material Real Property” means any fee-owned Real Property of any Loan Party (a) owned as of the Closing Date that is not Excluded Real Property; and (b) acquired after the Closing Date with a purchase price or appraised value in excess of $500,000, as determined by a third-party appraisal reasonably satisfactory to the Agent.
“Materials of Environmental Concern” means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law, or which could give rise to liability under any Environmental Law, including but not limited to petroleum (including crude oil or any fraction thereof), petroleum by-products, toxic mold, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or asbestos-containing material, flammable or explosive substances, or pesticides; provided, however, that the term “Materials of Environmental Concern” shall not include materials which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in similar operations and/or properties, including, without limitation substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in properties similar to any Real Property, and which are otherwise in compliance with all Environmental Laws.
“Maturity Date” means March 27, 2029.
“Millbury Property” means that certain real property located at 266 North Main St. Millbury, MA 01527, together with the improvements thereon.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on any fee owned Real Property.

“Mortgaged Real Property” means any fee owned Real Property that is subject to a Mortgage in favor of the Agent (for the benefit of the Lenders) to secure any or all of the Obligations.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liabilities.
“Net Cash Proceeds” means, with respect to any issuance or incurrence of any Debt, any Disposition, or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of the proceeds of any Disposition or the receipt of any Extraordinary Receipts consisting of the proceeds of casualty insurance or condemnation awards, the amount of any Debt secured by any Permitted Lien on any asset subject to such Disposition, casualty or condemnation (other than Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with the receipt thereof (other than the Obligations under this Agreement), (b) reasonable, documented fees and out-of-pocket expenses directly related thereto incurred by such Person or such Subsidiary and paid to any Person that is not an Affiliate solely in connection with the collection thereof, (provided no taxes shall be considered expenses subject to this subsection (b)), (c) in the case of any Disposition, the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and that are attributable to such Disposition, (d) the pro rata portion of any proceeds attributable to the minority interests in a non-wholly owned Subsidiary that are not available for distribution to or for the account of any Group Company as a result thereof, and (e) in the case of any Disposition, any funded escrow established pursuant to the documents evidencing any such Disposition to secure any indemnification obligations or adjustments to the purchase price associated therewith owing to any Person that is not an Affiliate of such Person, in the case of each of clauses (a) through (e), to the extent that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction (provided that, to the extent and at the time any such amounts are released from such reserve or escrow and are not required to be paid to such non-Affiliate Person, such amounts shall constitute Net Cash Proceeds).
“Net Income” means, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirements of Law applicable to such Subsidiary.

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids of the Canadian Securities Administrators, as amended, restated or supplemented from time to time.
“Non-Core State” means any state or province (other than a Core State) in which any Loan Party conducts business or in which any Collateral is located. As of the Closing Date, the Loan Parties’ Non-Core States are IL, MA, CA, NV, OH and NJ.
“Non-US Lender” means any Lender that is not a US Person.
“Note” means any promissory note issued under this Agreement, in the form of Exhibit C hereto.
“Obligations” means all of the obligations of the Loan Parties now or hereafter existing under the Loan Documents, whether for principal, interest, fees, expenses, prepayment premiums, indemnification or otherwise and the Loan Parties’ obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.
“Obligor Landlord” has the meaning specified in Section 7.20.
“Obligor Leases” has the meaning specified in Section 7.20.
“Obligor Tenant” has the meaning specified in Section 7.20.
“Omnibus Collateral Assignment” means the Omnibus Collateral Assignments entered into from time to time in favor of Agent of each Loan Party’s rights under (a) any Management Agreement, (b) any Lease Agreement and equipment lease agreement, (c) any Cannabis License, except to the extent expressly prohibited by Requirements of Law, and (d) any Material Contract, in each case excluding any such agreement to the extent that it constitutes Excluded Collateral (as defined in the Security Agreement or the Canadian Pledge and Security Agreement, as applicable).
“Organization Documents” mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or the equivalent thereof, including for a British Columbia corporation, its certificate of incorporation, articles and notice of articles); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or the equivalent thereof); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Origination Discount” has the meaning assigned to such term in Section 2.2.
“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax.
“Other Taxes” has the meaning specified in Section 3.3(a).
“Participant” has the meaning specified in Section 11.9(c).

“Participant Register” has the meaning specified in Section 11.9(c).
“Payment Account” means the account of Agent or its designee identified by Agent for receipt of each payment owed by Borrower hereunder.
“Payment Date” means the first day of each calendar month, commencing on May 1, 2026.
“Payment Recipient” has the meaning assigned to such term in Section 12.9.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.
“Perfection Certificate” means the Perfection Certificate delivered in form and substance satisfactory to the Agent, on the Closing Date, and updated thereafter pursuant to Section 7.2(e).
“Permitted Acquisition” means (a) any Acquisition by any Group Company approved in writing by the Agent in its sole discretion and pursuant to which the Agent, for the benefit of the Lenders, shall have been granted a first lien security interest (subject to Permitted Liens) in the acquired assets and any acquired Person shall have been joined as a Loan Party; or (b) any Acquisition by any Group Company satisfying the Permitted Acquisition Conditions; or (c) Permitted Real Estate Acquisitions.
“Permitted Acquisition Conditions” means, in connection with a Permitted Acquisition pursuant to clause (b) of the definition thereof, that:
(a)    such Acquisition is consummated by a Permitted Acquisition Subsidiary and no other Group Company is subject to any obligations in connection with such Acquisition, other than a guaranty of Permitted Acquisition Debt, provided that such guaranty is an unsecured repayment obligation that does not include any pledge of any collateral or property;
(b)    if such Acquisition involves the acquisition of Equity Interests of a Person, the Permitted Acquisition Subsidiary shall acquire 100% of the Equity Interests of such Person, or such lesser percentage as may be required pursuant to Requirements of Law; provided that, in any case where less than 100% of the Equity Interests of such Person are being acquired, Agent shall have received documents in satisfactory form and substance prior to the date thereof that the Permitted Acquisition Subsidiary beneficially owns or otherwise controls 100% of the economic interests of such Person (including all rights to dividends, distributions and liquidation proceeds) notwithstanding such lesser ownership;
(c)    upon closing of the Acquisition, such Permitted Acquisition Subsidiary and each of its Subsidiaries shall have become a Guarantor hereunder pursuant to Section 7.12 hereof;
(d)    the purchase price consideration paid in connection therewith shall consist solely of Permitted Acquisition Debt, Permitted Acquisition Investment, or the Equity Interests of Borrower;
(e)    upon closing of the Acquisition, Agent, for the benefit of the Lenders, shall have been granted a first priority security interest in the acquired assets, junior only to Permitted Priority Liens;

(f)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
(g)    the terms of such transaction are disclosed in writing to the Agent and are not adverse to the interests of the Lenders in any material respect, or are otherwise approved by the Agent in writing in its sole discretion;
(h)    the Borrower shall have notified the Agent of its desire to enter into and consummate such applicable Acquisition and, concurrently with delivery of such notice, the Borrower shall deliver to the Agent (i) an executed copy of any applicable letter of intent or other comparable agreement entered into with the applicable seller and (ii) any financial, operational or other information of the target of such Acquisition available to the Borrower (such notice, the “Acquisition Notice”);
(j)    Agent may object to the consummation of such Acquisition solely on the basis that one or more of the Permitted Acquisition Conditions have not been satisfied; and
(k)     any failure by the Agent to respond to an Acquisition Notice or to object to the consummation of such Acquisition shall not be deemed an approval of such Acquisition; provided that the Borrower may consummate such Acquisition so long as all Permitted Acquisition Conditions are satisfied as of the consummation thereof.
“Permitted Acquisition Debt” means the aggregate Debt (including, without limitation, earnouts unless such earnouts consist of Subordinated Debt that is unsecured) of any Person acquired in a Permitted Acquisition, any Loan Party or Permitted Acquisition Subsidiary, in each case outstanding at any time, that (i) is Debt of the Person acquired that is existing as of the closing of such Permitted Acquisition and assumed, continued or remaining outstanding following such Permitted Acquisition, or (ii) is incurred in connection with, whether before or after, a Permitted Acquisition following the Closing Date of this Agreement, in each case, so long as such Debt satisfies the following conditions:
(a)    such Debt is either (i) unsecured Debt that is not Subordinated Debt or (ii) secured by a first-priority Lien solely on the assets or Equity Interests of the acquired target or the applicable Permitted Acquisition Subsidiary, provided that, in the case of clause (ii), the Agent receives a second-priority Lien on such assets or Equity Interests on terms reasonably satisfactory to the Agent;
(b)    [reserved];
(c)    such Debt is incurred or assumed solely after compliance with the Permitted Acquisitions Conditions;
(d)    such Debt matures at least one (1) year after the Maturity Date;
(e)    no amortization payments or prepayments are required or permitted to be made in respect of such Debt before the Maturity Date;
(f)    the stated interest rate (including any payment-in-kind component) does not exceed 12.00% per annum;

(g)    immediately after giving pro forma effect to the incurrence or assumption of such Debt, the Total Secured Debt to Adjusted EBITDA Ratio does not exceed 4.00 to 1.00, calculated on a pro forma basis; and
(h)    the aggregate principal amount of all such Debt (expressly excluding any Subordinated Debt that is unsecured) incurred or assumed is subject to and applied against the Shared Cap.
For the avoidance of doubt, only Subordinated Debt that is unsecured shall be excluded from this definition, and any Subordinated Debt that is secured shall constitute Permitted Acquisition Debt.
“Permitted Acquisition Investment” means: (a) Investments in the form of loans, advances and capital contributions made or given by Loan Parties or Permitted Acquisition Subsidiaries to Acquisition targets in connection with Permitted Acquisitions, provided (i) the Investment is made to a target or an Affiliate of a target, (ii) the Investment is used for capital expenditures, working capital or general corporate purposes in connection with the build out or operation of the business(es) to be acquired pursuant to the Permitted Acquisition; and (iii) the Investment is secured on a first priority basis by the equity or assets of the target; and (b) Investments made or given by Loan Parties or Permitted Acquisition Subsidiaries in connection with Permitted Acquisitions and which do not qualify as loans, advances, or capital contributions, including, without limitation, (i) Investments from Loan Parties to Permitted Acquisition Subsidiaries or acquisition targets, and (ii) other Investments from Permitted Acquisition Subsidiaries to Acquisition targets, in each case for the purpose of paying transaction consideration at closing; provided that the aggregate amount of all such Investments subject to clauses (a) and (b) above are applied against the Shared Cap.
“Permitted Acquisition Subsidiary” means, collectively, (a) a Subsidiary of a Loan Party formed solely for purposes of consummating a Permitted Acquisition and (b) any Subsidiary which is formed for the sole purpose of owning the Equity Interests in a Permitted Acquisition Subsidiary; provided that in each case, Borrower shall own, directly or indirectly, 100% the Equity Interests of such Subsidiary. Permitted Acquisition Subsidiaries existing as of the Closing Date are identified on Schedule 1.1(f).
“Permitted Borrower Stock Disposition” means, subject to Section 9.1(m), any Disposition of the Equity Interests of the Borrower, provided that (i) such Disposition could not reasonably be expected to have a Material Adverse Effect, and (ii) the Borrower may apply the Net Cash Proceeds thereof to increase one or more baskets set forth in this Agreement upon delivery of written notice to the Agent specifying the amount of such Net Cash Proceeds and the applicable basket or baskets to be increased. Any increase to a basket pursuant to this clause shall be a one-time, non-revolving increase, shall be deemed permanently used upon the first incurrence or other utilization thereof, and shall not be reinstated, replenished or otherwise available for any subsequent incurrence or utilization, regardless of any repayment, prepayment, redemption or other satisfaction of the related Debt or other obligation.
“Permitted Dispositions” means any of the following, solely to the extent such disposition would not reasonably be expected to result in a Material Adverse Effect:

(a)    sale and other Dispositions of Inventory (as such term is defined in the Security Agreement or Canadian Pledge and Security Agreement, as applicable) in the ordinary course of business and consistent with past practice, including, without limitation, the destruction of any cannabis as required by Requirements of Law or customary quality control procedures;
(b)    the Disposition of cash and Cash Equivalents in the ordinary course of business and otherwise permitted under this Agreement or the other Loan Documents;
(c)    non-exclusive licensing or sublicensing of Intellectual Property rights in the ordinary course of business that do not materially interfere with the value of the Collateral;
(d)    (i) Leasing, subleasing, licensing or sublicensing Real Property assets in the ordinary course of business, (ii) the termination or cancellation of any lease, sublease, license, or sublicense in the ordinary course of business, and (iii) so long as no Event of Default has occurred and is continuing, the surrender or waiver of contractual rights or the settlement release or surrender of immaterial contract or tort claims in the ordinary course of business;
(e)    (i) the lapse of Intellectual Property of the Borrower to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights do not generate any material revenue, and (B) such lapse is not materially adverse to the interests of the Lenders;
(f)    any involuntary loss, damage or destruction of property (including as a result of casualty);
(g)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain, or confiscation or requisition of use of property by a Governmental Authority; and
(h)    any Dispositions (i) by any Loan Party to any other Loan Party, (ii) by any Excluded Subsidiary to any other Excluded Subsidiary, (iii) by any Excluded Subsidiary to any Loan Party, provided that such Disposition is made for fair market value, and (iv) by any Loan Party to any Excluded Subsidiary, with the Agent’s prior written consent (not to be unreasonably withheld);
(i)    Dispositions of (i) obsolete, damaged, unnecessary, unsuitable, surplus, negligible or worn-out equipment and (ii) property no longer used, useful or economically practicable to maintain in the ordinary course of business, provided that, in the case of this clause, provided in each case that any such disposition is made for fair market value;
(j)    (i) the trade in for credit or exchange of equipment for equipment used in the conduct of the business of the Loan Parties, or (ii) the Disposition of equipment to the extent the proceeds of such Disposition are promptly applied to the purchase price of similar replacement equipment, in the ordinary course of business, and such replacement equipment becomes part of the Collateral;
(k)    the dissolution, liquidation or winding up of the affairs of any Subsidiary of the Borrower or any other Loan Party if either (i) such dissolution, liquidation or winding up of the affairs is required by the terms of this Agreement or (ii) such the Loan Parties determine in good faith that such dissolution, liquidation or winding up is in the best interests of the Loan

Parties and is not materially disadvantageous to the Lenders; provided (i) if such Subsidiary is a Loan Party, prior to such dissolution, liquidation or winding up, any assets of such Subsidiary shall be transferred to a Loan Party, (ii) the proceeds of any such liquidation, winding-up or dissolution are paid to a Loan Party and (iii) such action would not reasonably be expected to have a Material Adverse Effect;
(l)    discounts or forgiveness of, or dispositions of, notes receivable or accounts receivable (or the conversion to Equity Interests thereof) from financially troubled account debtors in connection with the collection or compromise thereof, or in the context of financial distress or any work out of financially troubled account debtors, in each case, in the ordinary course of business and to the extent reasonably necessary in order to prevent or limit loss;
(m)    the bona fide Dispositions of any retail cannabis dispensary, together with any related assets used in connection with the operation of such dispensary (including any applicable Cannabis License that is specific to such dispensary) owned by any Group Company, so long as such dispensary generated less than $2,000,000 of revenue on a trailing twelve-month basis most recently ended prior to such Disposition as reflected in the internal financial statements of the Borrower delivered to the Agent;
(n)    Dispositions of Excluded Collateral;
(o)    Dispositions pursuant to transactions permitted under Section 8.4, Restricted Payments permitted under Section 8.6, Investments permitted under Section 8.7, and Sale and Leaseback permitted under Section 8.12;
(p)    Dispositions of any Real Property, including, for the avoidance of doubt, any Excluded Real Property, by any Loan Party, provided that (i) such Disposition is made for fair market value, (ii) at least seventy-five percent (75%) of the total consideration therefor is paid in cash at the time of consummation of such Disposition, (iii) such fair market value is supported by an appraisal reasonably acceptable to the Agent, and (iv) such appraisal and the fair market value reflected therein are accepted by the Agent in writing prior to the consummation of such Disposition;
(q)    Dispositions of the Equity Interests of, or all or substantially all of the assets of, any Subsidiary that is a not a Loan Party so long as such Disposition could not reasonably be expected to have a Material Adverse Effect and such Subsidiary is not required for the conduct of the business of the Loan Parties, in each case as determined by the Borrower in its reasonable discretion;
(r)    the Permitted Borrower Stock Disposition;
(s)    the Disposition of a Cannabis License and related assets solely as contemplated by [***];
(t)    the sale or other Disposition of a nominal amount of Equity Interests in any Loan Party in order to qualify members of the board of directors or equivalent governing body of such Loan Party to the extent required by Requirements of Law;
(u)     Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements (including without limitation operating agreements), which, in each case, are sold for fair market value and for cash, provided that (i) such Investment is not a Loan Party, and (ii) the consideration is cash at fair market value;
(v)     Dispositions of Equity Interests or assets in connection with a Permitted Acquisition to the extent required pursuant to a Requirement of Law setting a limit or cap on the ownership of Cannabis Licenses; provided that (i) such Disposition is limited to the minimum necessary to comply with such Requirement of Law and (ii) to the extent such Disposition involves the Equity Interests or assets of a Loan Party, such Disposition shall be subject to the prior written consent of the Agent (not to be unreasonably withheld, conditioned or delayed);
(w)    Dispositions of Equity Interests of a Loan Party or Subsidiary in connection with [***]; provided that the Agent shall receive reasonably satisfactory evidence that the Collateral coverage and guarantees are not materially impaired; and
(x) the non-renewal or expiration of any Material Contract in accordance with its terms, to the extent the Borrower determines in good faith in accordance with its business judgment that such non-renewal or expiration is economically advantageous and is in the best interests of its business, and provided that such non-renewal or expiration would not reasonably be expected to result in a Material Adverse Effect.
“Permitted Lien” shall have the meaning assigned to such term in Section 8.3.
“Permitted Priority Lien” means the following:
(a) statutory Permitted Liens which are non-consensual;
(b)    Existing Mortgages on the Manassas Property or Liens on the Manassas Property pursuant to the Manassas Debt Increase, solely to the extent the requirements in the definition of “Manassas Debt Increase” have been satisfied;
(c)    Existing Mortgage on the Arlington Property;
(d)    Existing Mortgages on the Dickson City Property;
(e)    Liens pursuant to the Toledo Mortgage (if any);
(f) Liens securing Permitted Purchase Money Debt;
(g)    Liens securing Permitted Acquisition Debt; provided that any such Lien attaches only to those assets acquired in such Permitted Acquisition;
(h)    Liens securing Cannabis Facility Finance Lease Debt;
(i)    Liens on Excluded Collateral, including the interests of lessors under Finance Leases and liens on Excluded Accounts; and
(j)     Liens securing Permitted Third-Party Mortgage Debt;
Permitted Priority Liens existing on the Closing Date are set forth on Schedule 1.1(g), which schedule identifies those Liens that the Borrower represents qualify as Permitted Priority Liens.
“Permitted Purchase Money Debt” means, as of any date of determination, Debt (other than the Obligations, but including Capital Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under Section 8.3(k); provided, that (a) such Debt is incurred within sixty (60) days after such acquisition, and (b) such Debt when incurred shall not exceed the purchase price of the asset financed (excluding interest payments). All Permitted Purchase Money Debt may mature prior to the Maturity Date.
“Permitted Real Estate Acquisitions” means any Acquisition of Real Property (and related fixtures and improvements), which may include the incurrence of Permitted Third-Party Mortgage Debt by any Loan Party or Subsidiary thereof after the Closing Date, so long as: (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the Loan Parties shall be in pro forma compliance with the financial covenant set forth in Section 8.18 after giving effect thereto; (iii) the aggregate principal amount of all Acquisitions of Real Property (and related fixtures and improvements) and the incurrence of Permitted Third-Party Mortgage Debt incurred after the Closing Date does not exceed $5,000,000; and (iv) the Agent, for the benefit of the Lenders, is granted a Lien on the applicable Real Property that is either (A) a first-priority Lien or (B) if the property is acquired with Permitted Third-Party Mortgage Debt, junior only to the mortgage securing that Permitted Third-Party Mortgage Debt, subject to the requirements in Section 7.12(c) hereof.
“Permitted Refinancing Debt” means Debt incurred refinancing or extending the term of the Debt permitted by Section 8.2; provided such Debt (i) has an aggregate outstanding principal amount that is no greater than the aggregate principal amount of the Debt being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses (including without limitation exit fees and make-whole payments) incurred in connection therewith, (ii) does not include any obligors other than obligors with respect to the Debt being refinanced or extended, (iii) is subordinated to the Term Loans in right of payment and Lien priority at least to the same extent and in the same manner as the Debt being refinanced or extended, and (v) does not have a stated maturity or weighted average life earlier than the date that is one (1) year after the Maturity Date.
“Permitted Third-Party Mortgage Debt” means any Debt incurred by a Loan Party that secured by Real Property on or following the Closing Date pursuant to a Mortgage entered into after the Closing Date with a third party, as evidenced by Permitted Third-Party Mortgage Documents; provided, that:
(i)    the applicable Loan Party shall deliver to Agent a Mortgage on such Real Property pursuant to the requirements in Section 7.12(c) hereof, that is junior only to the Mortgage securing the Permitted Third-Party Mortgage Debt, provided, the Loan Parties shall be required to use commercially reasonable efforts to obtain and deliver an intercreditor agreement with the applicable first lien holder, in form and substance reasonably satisfactory to the Agent;
(ii)    the Permitted Third-Party Mortgage Debt incurred since the Closing Date is in an amount less than (x) $5,000,000 with respect to the Toledo Mortgage, and (y) $5,000,000 in the aggregate for all other Permitted Third-Party Mortgage Debt; and
(iii)    the Permitted Third-Party Mortgage Debt has a maturity date at least one (1) year after the Maturity Date.

For the avoidance of doubt, in no event shall “Permitted Third-Party Mortgage Debt” include any Debt arising from or relating to the Existing Mortgages (including, without limitation, the Manassas Debt Increase) granted to Agent pursuant to this Agreement. The Manassas Debt Increase is not subject to the requirements of this definition.
“Permitted Third-Party Mortgage Debt Deposit Accounts” means, collectively, the deposit accounts maintained by a Borrower or any of its Subsidiaries and required pursuant to any Permitted Third-Party Mortgage Debt; provided that the cash on deposit therein is solely for the payment of real estate taxes, insurance, interest reserve or budgeted capital expenditures, in each case not exceeding the lesser of (a) the amount required to be deposited pursuant to the terms of the applicable Permitted Third-Party Mortgage Documents and (b) the amount budgeted for the immediately succeeding twelve (12) calendar month period; provided further that (i) any amounts for interest reserve or budgeted capital expenditures shall be deposited concurrently with the effectiveness of such applicable Permitted Third-Party Mortgage Debt and (ii) after the occurrence and during the continuance of an Event of Default, the Loan Parties shall not be permitted to make any additional deposits in a Permitted Third-Party Mortgage Debt Deposit Account.
“Permitted Third-Party Mortgage Documents” means any loan agreement, promissory note, mortgage or other related agreement entered into by a Loan Party or Subsidiary evidencing or relating to Permitted Third-Party Mortgage Debt and containing customary terms for a mortgage financing in form and substance reasonably satisfactory to Agent.
“Person” means an individual, partnership, limited liability company, joint stock company, trust, unincorporated association, corporation, joint venture or other entity (including a business trust or a real estate investment trust), or a government or any political subdivision or agency thereof.
“Petty Cash Accounts” means Deposit Accounts in which the balance at any time does not exceed (a) $1,000,000 for any single account, treating all accounts maintained as part of a single cash management, sweep or similar arrangement as one account for purposes of this clause (a), and (b) $2,000,000 in the aggregate for all Petty Cash Accounts.
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA as to which Borrower or its Subsidiary, or any professional employer organization acting as co-employer with respect to Borrower or Subsidiary, establishes for the benefit of its employees or for which any Group Company has liability to make a contribution, including by reason of being an ERISA Affiliate, other than a Multiemployer Plan.
“Pledge Agreement” means the pledge agreement by and among the Agent, acting on behalf of the Lenders, and each applicable Loan Party thereto executed and delivered simultaneously with this Agreement (as may be amended, restated, supplemented or otherwise modified from time to time).
“Pledged Equity” has the meaning specified in Section 4.1.
“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect; provided that, if attachment, perfection or priority of Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than British Columbia, PPSA shall mean those personal property security laws in such other jurisdiction (including the relevant provisions of the Civil Code of Québec) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“Projections” means consolidated projections prepared by the management of the Loan Parties, inclusive of balance sheets, income statements, and cash flow statements, prepared by the Loan Parties on an annual basis for the following fiscal year, in form and substance reasonably satisfactory to Agent (it being agreed that the projections delivered by the Loan Parties to the Lender prior to the Closing Date are satisfactory in form).
“Property” means any interest or right in any kind of property or asset, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired, including all Real Property.
“Quarterly Compliance Certificate” has the meaning specified in Section 7.2(d).
“Reading Property” means that certain real property located at 300 Cherry Street, Reading, PA 19602, together with the improvements thereon.
“Real Property” means all real property held or used by Borrower or its Subsidiaries, owned in fee simple or in which it holds a leasehold interest as a tenant.
“Real Property Deliverables” means any deliverable that may be reasonably requested by the Agent with respect to any Real Property owned by a Loan Party and required to be subject to a Mortgage in favor of the Agent under the terms of this Agreement, including but not limited to (i) a Mortgage, (ii) to the extent requested by the Agent in writing for any such Real Property acquired after the Closing Date, an appraisal of the such Real Property, (iii) a title policy, (iv) a non-invasive “Phase I” environmental site assessment (x) to the extent previously received by the Loan Parties or (y) with respect to any Real Property used by a Loan Party as a cannabis growing or cultivation facility, (v) a zoning report and (vi) if such Real Property is in a flood zone, a flood notification and evidence that flood insurance is in place for the buildings and their contents located thereon, each in form and substance reasonably satisfactory to the Agent; provided that, the Real Property Deliverables set forth in the foregoing clauses (ii), (iii) and (v) shall not be required for any such Real Property with a reasonably estimated fair market value of less than $2,000,000 unless required for the provision of a title policy.
[***]
“Refinanced Debt” means all Debt and other obligations outstanding on the Closing Date under (a) the Credit Agreement, dated July 31, 2024, by and among the Borrower, the other loan parties party thereto, and Argent Institutional Trust Company, as agent, and (b) the Trust Indenture, dated as of December 7, 2022, by and between the Borrower and Odyssey Trust Company.
“Register” shall have the meaning assigned to such term in Section 11.9(f).
“Reinvestment Termination Date” shall have the meaning assigned to such term in Section 3.2(b)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” shall have the meaning assigned to such term in Section 12.12(b).
“Reporting Jurisdictions” means (a) the Canadian Reporting Jurisdictions, and (b) if Borrower’s capital stock is listed and posting for trading on the New York Stock Exchange or Nasdaq, the applicable reporting jurisdictions in the United States.
“Required Lenders” means, at any time, Lenders that are not Affiliated Lenders holding more than 50% of the principal amount of the outstanding Term Loans; provided that Required Lenders shall at all times have at least two Lenders that are not Affiliates (so long as there are at least two Lenders that are not Affiliates on such date of determination).
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, except for Federal Cannabis Laws.
“Resignation Effective Date” shall have the meaning assigned to such term in Section 12.12(a).
“Restricted Cannabis Activities” means, in connection with the cultivation, distribution, sale and possession of cannabis and related products: (a) any activity that is prohibited under applicable Cannabis Laws or Canadian law; (b) notwithstanding compliance with applicable Cannabis Laws or Canadian law, any activity which becomes the subject of any indictment, civil complaint, enforcement action, or similar proceeding by a Governmental Authority alleging that such activity violates Federal Cannabis Law; (c) distribution and sale of cannabis and related products to minors, except the distribution or sale of cannabis and related products to minors in compliance with Requirements of Law; (d) knowingly making payments to criminal enterprises, gangs, cartels and Persons subject to Sanctions; (e) non-compliance with anti-terrorism laws and other Requirements of Law relating to money-laundering; (f) diversion of cannabis and related products from states where it is legal under Cannabis Law or applicable Canadian law to another jurisdiction in violation of Requirements of Law, or the import of cannabis and related products from Canada or the United States in violation of Requirements of Law; (g) use of activities permitted under Cannabis Law or applicable Canadian law as a cover or pretext for the trafficking of other controlled substances or illegal drugs or other illegal activity; (h) the commission or making threats of violence and the use of firearms in violation of Requirements of Law; (i) growing cannabis and related products on public lands; and (j) directly or indirectly, aiding, abetting or otherwise participating in a common enterprise with any Person or Persons in any of the activities described in the foregoing clauses (a) through (i).

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Group Company, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Group Company, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Group Company, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Group Company, or making of any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, other than in connection with [***], (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Group Company) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Group Company or any Affiliate of any Group Company, other than in connection with [***], (f) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Debt of any Group Company except as permitted under the applicable Subordination Agreement, Section 8.14(b), or (g) any payment of principal or interest with respect to Permitted Third-Party Mortgage Debt, other than payments of regularly scheduled and mandatory prepayments of principal, interest and fees made in accordance with the terms thereof; provided that no voluntary prepayment, optional redemption or defeasance of such Permitted Third-Party Mortgage Debt is permitted prior to its stated maturity except in connection with Permitted Refinancing Debt.
“Sale Assets” has the meaning assigned to such term in Section 9.3(a).
“Sale and Leaseback” means, with respect to any Group Company, any arrangement, directly or indirectly, with any Person whereby such Group Company shall dispose of any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other similar Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.
“Sale Notice” has the meaning assigned to such term in Section 9.3.
“Sales Tracking Software” means any “seed-to-sale” tracking, point-of-sale, or other inventory or sales reporting software used by any Loan Party.
“Sammartino Notes” means the promissory notes issued jointly and severally by Borrower and Valiant Enterprises, LLC, a Massachusetts limited liability company, to Sammartino Investments LLC, a Delaware limited liability company, dated September 10, 2021 and November 4, 2022, in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security

Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Scranton Property” means that certain real property located at 2000 Rosanna Ave, Scranton, PA 18509, together with the improvements thereon.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding any of its principal functions.
“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder.
“Security Agreement” means the security agreement by and among the Agent, acting on behalf of the Lenders, and the Loan Parties party thereto, executed and delivered simultaneously with this Agreement, in the form and substance satisfactory to Agent (as may be amended, restated, supplemented or otherwise modified from time to time).
“Second Priority Mortgage” means a second priority Mortgage granted in favor of the Agent with respect to all owned Real Property other than Excluded Real Property, in each case subject to any Permitted Priority Lien.
“Secured Debt” the aggregate principal amount of outstanding Debt of the Group Companies secured by any collateral, but which shall exclude, for the avoidance of doubt, guarantees of Debt, monetary obligation of a Person under or in connection with a sale leaseback or similar arrangement, Capital Lease Obligations, or Permitted Purchase Money Debt, none of which shall constitute Debt “secured by any collateral” for purposes of this definition.
“Security Documents” has the meaning assigned to such term in Section 6.14.
“Shared Cap” means for Permitted Acquisition Debt, Permitted Acquisition Investments, and Cannabis Facility Finance Lease Debt, the greater of (A) $25,000,000, (B) an amount that, after giving pro forma effect to such increase and the applicable utilization, would not cause the Total Secured Debt to Adjusted EBITDA Ratio to exceed 3.00 to 1.00.
“Solvent” or “Solvency” means, at any time with respect to the Group Companies (taken as a whole), that at such time for such Group Company (a) the fair value of the property of such Persons (taken as a whole) is not less than the total amount of the liabilities of such Persons (taken as a whole), (b) the present fair salable value of the assets of such Persons (taken as a whole) is not less than the amount that will be required to pay the probable liability of such Persons on their existing debts as they become absolute and matured (taken as a whole), (c) such Persons are able to realize upon their assets (taken as a whole) and pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business (taken as a whole), (d) such Persons do not intend to, and do not believe that they will, incur debts or liabilities beyond such Persons’ ability (taken as a whole) to pay as such debts and liabilities mature, and (e) such Persons are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property (taken as a whole) would constitute unreasonably small capital.
“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.
“Subordinated Debt” means Debt of any Group Company that (i) is expressly subordinated in right of payment and Lien priority to all Obligations and other Debt of such Group Company under the Loan Documents, (ii) is subject to a Subordination Agreement and, if secured, an intercreditor agreement, in each case in form and substance satisfactory to the Agent, and (iii) otherwise satisfies the following conditions:
(a)    no principal, interest, fees or other amounts in respect of such Debt may be paid or required to be paid except as permitted under the applicable Subordination Agreement provided that in no event shall any payments be permitted while an Event of Default has occurred and is continuing;
(b)    any Liens securing such Debt are subordinated in priority to the Liens securing the Obligations;
(c)    such Debt does not mature earlier than one (1) year after the Maturity Date;
(d)    no scheduled amortization, mandatory prepayments or sinking fund payments are permitted prior to the Maturity Date;
(e)    the stated interest rate (including any payment-in-kind component) shall not exceed 12.00% per annum; and
(f)    that no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof.
For the avoidance of doubt, any unsecured guaranty of Subordinated Debt that satisfies each of the foregoing conditions shall also be considered Subordinated Debt.
“Subordination Agreements” means each subordination agreement by and between the applicable lender to any Borrower and Agent, in form and substance satisfactory to the Agent. Agent acknowledges that each Subordination Agreement shall permit interest payments provided that no Event of Default has occurred and is continuing.
“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, joint venture, trust or estate, or other Person of or in which such Person or its other Subsidiaries own or control, directly or indirectly, more than fifty percent of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (if it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.
“Successor Landlord” has the meaning specified in Section 7.20.

“Synthetic Lease” means, as to any Person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, or (b) (i) a synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property (including a Sale and Leaseback), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any debtor relief laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tax Act” means the Income Tax Act (Canada).
“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Group” has the meaning specified in Section 8.6(c).
“Term Loan” means collectively, the secured term loans issued by the Lenders to the Borrower in accordance with Section 2.1, on the Closing Date in an amount equal to 96% of the Face Amount.
“Third-Party Sale” means at any time that an Event of Default has occurred and continues to exist, the Agent’s enforcement of a sale process for the sale of the Collateral (including the Pledged Equity), including the authority to engage independent bankers, consultants, legal advisors and other professionals with the appropriate industry expertise to serve as advisors for a sale process at the sole expense of the Loan Parties, in each case, as and to the extent permitted by the Loan Documents and Requirements of Law.
“Titled Collateral” means all Collateral for which the title to such Collateral is governed by a Certificate of Title or certificate of ownership, including, without limitation, all motor vehicles (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) for which the title to such motor vehicles is governed by a Certificate of Title or certificate of ownership.
“Title IV Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to the provisions of Title IV of ERISA other than a Multiemployer Plan, as to which Group Company is making, or is obligated to make contributions, including as a result of being an ERISA Affiliate, or, during the preceding six calendar years, has made, or been obligated to make, contributions.
“Toledo Mortgage” means a mortgage that may be entered into after the Closing Date, allowing for up to $5,000,000 in mortgage proceeds secured by a first priority Lien against the Toledo Property, subject to documentation in form and substance reasonably satisfactory to Agent; provided that Agent may not condition its approval of such documentation on the receipt of an intercreditor agreement if the Loan Parties have used commercially reasonable efforts to obtain such intercreditor agreement with the mortgagee and are unable to obtain such intercreditor agreement after good faith negotiations.

“Toledo Property” means that certain real property located at 367-433 State Line Road, Toledo, OH 43612, together with the improvements thereon.
“Total Secured Debt to Adjusted EBITDA Ratio” means, as of any date, the ratio of (a) the aggregate principal amount of outstanding Secured Debt, to (b) Adjusted EBITDA of the Loan Parties for the most recently ended fiscal month, calculated on a trailing twelve-month basis. The Total Secured Debt to Adjusted EBITDA Ratio as of the Closing Date is set forth on Schedule 1.1(h).
“Tyngsborough Property” means that certain real property located at 420 Middlesex Road, Tyngsborough, MA 01879, together with the improvements thereon.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.3.(c)(1)(B)(3).
“Voting Stock” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.
SECTION 1.2    Terms Generally. The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be construed as if followed by the words “without limitation”. A “Default” or “Event of Default” hereunder referenced as “continuing” (or any variation thereof) shall (a) with respect to a Default that has not yet matured into an Event of Default, be deemed to be continuing unless and until cured within any applicable cure period set forth in this Agreement (if susceptible to cure), and (b) with respect to an Event of Default, be deemed to be continuing unless cured or waived in writing by Agent. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules hereto) in its entirety and not to any part hereof, unless the context otherwise requires. All references herein to Articles, Sections, Schedules and Exhibits are references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall mean a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular day, and such day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein. In addition, all terms used in this Agreement which are defined in the UCC and when used to define a category or categories of the Collateral located in Canada shall, to the extent applicable, include the equivalent category or categories of personal property set forth in the PPSA. Notwithstanding the foregoing, and where the context so requires as a result of the Collateral being located in Canada, or the grantor of the security being incorporated, amalgamated, continued, organized or formed under the laws of Canada, or a province or territory thereof, (i) any term defined in this Agreement by reference to the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the PPSA, as applicable, in all cases for the creation, extension, preservation or betterment of the Liens of the Agent in the Collateral, (ii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, including, without limitation, where applicable, financing statements and financing change statements, and (iii) all references to the United States, or any state thereof, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, any province or territory thereof or to any subdivision, department, agency or instrumentality thereof.
SECTION 1.3    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
SECTION 1.4    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 7.2. Notwithstanding anything to the contrary contained in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
ARTICLE II.
AMOUNTS AND TERMS OF THE TERM LOANS
SECTION 2.1    The Term Loan. The Lenders agree, on the terms and conditions hereinafter set forth, to make the Term Loan in an amount equal to each such Lender’s applicable Commitment, and such Term Loan shall be advanced by the Lenders to the Borrower in one draw on the Closing Date in an amount equal to 96% of the Face Amount, reflecting the Origination Discount set forth in Section 2.2, less any costs, fees, and expenses incurred by Agent on or prior to the Closing Date required to be paid to the Agent as provided herein. The Term Loan shall be payable in accordance with Sections 2.3 and 3.1 hereof and all outstanding principal thereof, together with accrued and unpaid interest and other fees thereon, shall mature and be due and payable on the Maturity Date.
SECTION 2.2    Origination Discount. Each Borrower acknowledges that the Term Loan will be funded with a non-refundable discount (the “Origination Discount”) of four percent (4%) of the Face Amount, inclusive of all finally allocated commitments. The

Origination Discount shall apply ratably to each advance of the Term Loan and shall be reflected as a dollar-for-dollar reduction in the proceeds of each such advance. The parties intend that the Origination Discount shall be treated as consideration for the use or forbearance of money. The Borrower and Lenders acknowledge that the Origination Discount will constitute original issue discount (as that term is used in Section 1273(a) of the Code) solely for U.S. federal, state and local income tax purposes and, as such, is not being advanced to the Borrower.
SECTION 2.3    Interest. The Term Loan shall bear interest from and including the Closing Date, at the Interest Rate. The Borrower promises to pay interest on the outstanding principal balance of the Term Loans in cash in arrears on each Payment Date with respect thereto, as set forth in Section 3.1(a) below. Automatically upon the occurrence and during the continuance of any Event of Default described in Section 9.1(a)-(c) and Section 9.1(j), and at the written election of the Agent (at the direction of the Required Lenders) following the occurrence and during the continuance of any other Event of Default, the Term Loan shall bear interest at the Default Rate on the then on the outstanding principal balance of the Term Loans and shall be paid in cash in accordance with Section 3.1(e). If the Default Rate applies pursuant hereto, then, at the election of the Agent (acting at the direction of the Required Lenders), the Default Rate shall be deemed to accrue commencing on the date of the breach or event giving rise to the applicable Event of Default.
All computations of interest hereunder are made on the basis of the actual number of days elapsed over a year of 365 days (including the first day but excluding the last day) for the period for which such interest is payable. For the purposes of the Interest Act (Canada), the rates of interest and fees provided for in this Agreement are stated as nominal annual rates and not as effective rates or yields.
ARTICLE III.
PAYMENTS, PREPAYMENTS, TAXES
SECTION 3.1    Payments and Computations.
(a)    Whenever any Payment Date shall occur on or any other payment hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be.
(b)    If the Agent accelerates the Obligations prior to the Maturity Date as a result of the occurrence of an Event of Default that is ongoing, then the outstanding principal balance of the Term Loans (including for the avoidance of doubt, any, accrued and unpaid interest (including interest at the Default Rate, if applicable) and any premium pursuant to Section 3.2), shall automatically become due and payable.
(c)    The Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, by wire, in Dollars and in immediately available funds to the Payment Account.
(d)    Exit Fee. In connection with any payment, in part or in full, of the outstanding principal balance of the Term Loans, including but not limited to payments made as a result of acceleration, voluntary prepayment, mandatory prepayment or maturity, Borrower shall pay to the Agent, for the benefit of itself and the Lenders, a fee (the “Exit Fee”) equal to the Exit Fee Percentage on the outstanding principal balance of the Term Loans so paid, which shall be due and payable upon such payment of the Term Loan.
(e)    Payments of Interest. (a) On each Payment Date until the Maturity Date (subject to Section 3.1(a)), the Borrower shall pay all accrued and unpaid interest and (b) on the date of any payment of principal, the Borrower shall pay all accrued and unpaid interest as to the amount of principal so paid.
SECTION 3.2    Prepayments.
(a)    Voluntary Prepayments. The Borrower may upon prior written notice to the Agent, prepay the outstanding principal balance of the Term Loans or any portion thereof, in a minimum amount of $1,000,000, together with accrued interest on the amount so prepaid, without penalty or premium (other than payment of the Exit Fee, as provided in Section 3.1(d)). Such notice shall be irrevocable and the payment amount specified in such notice shall be due and payable on the prepayment date described in such notice; provided, however, any prepayment notice delivered in connection with a refinancing or repayment from the proceeds of a new credit facility may state that such notice is conditioned upon the closing of such refinancing or new credit facility, in which case such notice may be revoked by Borrower if such conditions are not satisfied.
(b)    Mandatory Prepayments.
(i)    Upon the receipt by any Loan Party of any Extraordinary Receipts the Borrower shall make a prepayment of the Term Loans in an amount equal to the Net Cash Proceeds received from such Extraordinary Receipts; provided that (i) with respect to Real Property located in Core States that is sold after the Closing Date, the Loan Parties shall be required to repay such Net Cash Proceeds in excess of $1,500,000; (ii) with respect to Real Property located in Non-Core States that is sold after the Closing Date, the Loan Parties shall be required to repay such Net Cash Proceeds in excess of $5,000,000; and (iii) with respect to all other Extraordinary Receipts (regardless of whether in Core States or Non-Core States), the Loan Parties shall be required to repay such Net Cash Proceeds in excess of $500,000 in any Fiscal Year, provided further that so long as no Event of Default has occurred and is then continuing, if the Borrower shall deliver a certificate to the Agent in form and substance reasonably satisfactory to the Agent (including a proposed estimate of expenses and use of proceeds) within ten (10) business days after the receipt of such proceeds, requesting that the Net Cash Proceeds be used to replace, repair or restore properties or assets used in the applicable Loan Party’s business within a period specified in such certificate not to exceed one hundred eighty (180) days after the date of receipt thereof (or such longer period as commercially reasonable to replace, repair or restore such properties or assets as consented to by Agent (such date, as applicable, the “Reinvestment Termination Date”)), such consent not to be unreasonably withheld, conditioned or delayed, then if the Agent shall consent in writing to such use of proceeds, Borrower shall use such proceeds to so replace, repair or restore such properties in a manner reasonably satisfactory to Agent (and, with respect to any replacement property or asset, the Loan Parties shall take all actions that Agent deems necessary or appropriate to ensure that the replacement property or asset shall be subject to a Lien in favor of Agent, for the benefit of Lenders, having at least the same priority as Agent’s Lien on the original property or asset being replaced unless subject to

Permitted Priority Lien), subject to the limitation that upon the occurrence of the Reinvestment Termination Date or the occurrence of an Event of Default, such Net Cash Proceeds, if not theretofore so used as contemplated by this Section 3.2(b), shall be used to prepay the Obligations.
(ii)    Not later than ninety (90) days after the Agent has informed the Borrower that a Change in Law has occurred and as a result the Agent (at the direction of the Required Lenders) has elected to accelerate the Obligations, the Borrower shall prepay the outstanding principal balance of the Term Loans, together with accrued and outstanding interest thereon and all other outstanding payment Obligations (for the avoidance of doubt, including the Exit Fee), to the Agent for the benefit of the Lenders. Notwithstanding anything to the contrary set forth herein, from and after the date of delivery by the Agent of the notice contemplated by this Section 3.2(b)(ii) and until prepayment of the Obligations as provided herein, the Loan Parties shall not take any action which is prohibited under this Agreement at any time that a Default or Event of Default has occurred and is ongoing.
SECTION 3.3    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made, in accordance with Section 3.1, free and clear of and without deduction for any Taxes, except as required by the Requirements of Law. If the Borrower shall be required by the Requirements of Law (as reasonably determined by the Borrower) to deduct or withhold any amounts from or in respect of any sum payable under the Term Loans to the Lenders, (A) solely with respect to any deduction or withholding of Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.3) the Lenders receive an amount equal to the sum they would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings and (C) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Requirements of Law. The Borrower further agrees to pay to the relevant Governmental Authority any present or future stamp, documentary or similar taxes which arise from the execution, delivery or registration of this Agreement or the Notes or any other Loan Document, except any such Taxes that are Excluded Taxes or Other Connection Taxes imposed with respect to an assignment (collectively, “Other Taxes”).
(b)    The Borrower will indemnify Agent and Lenders for the full amounts of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 3.3) paid by the Lenders and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally asserted (without duplication of any amounts payable pursuant to Section 3.3(a)).
(c)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(i)    Without limiting the generality of the foregoing, in the event that any Loan Party is a US Person,
(A)    any Lender that is a US Person shall deliver to the Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Agent), two (2) duly completed and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), whichever of the following is applicable:
(1)    in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Loan Document, two (2) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Loan Document, two (2) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    two (2) duly completed and executed copies of IRS Form W-8ECI;
(3)    in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two (2) duly completed and executed copies of a certificate substantially in form and content satisfactory to the Borrower to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Loan Parties within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or
(4)    to the extent a Non-US Lender is not the beneficial owner, two (2) duly completed and executed copies of IRS Form W-8IMY, accompanied by two (2) duly completed and executed copies of IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), two (2) duly completed and executed copies of a U.S. Tax Compliance Certificate substantially in form and content satisfactory to the Borrower, two (2) duly completed and executed copies of IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide two (2) duly completed and executed copies of a U.S. Tax Compliance Certificate substantially in form and content satisfactory to the Borrower on behalf of each such direct and indirect partner;
(C)    any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of any other form required by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be required by Requirements of Law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and
(D)    If a payment to a Lender under this Agreement or any Loan Document would be subject to U.S. Federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times required by Requirements of Law and at such time or times reasonably requested by the Borrower or Agent such documentation required by Requirements of Law (including as required by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d)    If any party determines that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.3(d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.3(d) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This Section 3.3(d) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(e)    Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the parties contained in this Section 3.3 shall survive the payment in full of principal and interest on the Term Loans.
ARTICLE IV.
SECURITY
SECTION 4.1    Grant of Security Interest. The Loan Parties have entered into the Security Agreement, the Pledge Agreement, and the Canadian Pledge and Security Agreement, as applicable, each in favor of the Agent, on behalf of the Lenders, to grant to the Agent a first priority lien (subject to Permitted Liens) and security interest in the Collateral described therein (including certain Equity Interests owned by the Loan Parties (the “Pledged Equity”)), in each case, to secure prompt repayment of any and all Obligations and in order to secure prompt performance by the Loan Parties of their covenants and duties under the Loan Documents. Following any Event of Default hereunder (and during the continuance thereof), the Agent will immediately have the right to exercise the remedies set forth in Article X hereof, in addition to exercising any and all of its other rights and remedies under the Requirements of Law, hereunder and under the other Loan Documents.
SECTION 4.2    Delivery of Additional Documentation Required. The Loan Parties shall, to the extent applicable, execute and deliver to the Agent, on behalf of the Lenders, at any time and from time to time at the reasonable request of the Agent, all financing statements, continuation financing statements, fixture filings, security agreements, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, Real Property Deliverables, and all other documents that the Agent may reasonably request, in form satisfactory to the Agent, to perfect and maintain perfection of the Agent’s security interests in the Collateral (including for the avoidance of doubt, Real

Property Collateral) and in order to fully consummate all of the transactions contemplated under the Loan Documents.
SECTION 4.3    Release of Security Interest. Upon the payment in full in cash of the outstanding Obligations (other than inchoate obligations for indemnification or unasserted claims for reimbursement), the security interests granted pursuant to Loan Documents shall automatically terminate (other than provisions therein that are expressly intended to survive), the Loan Parties (or their designee) shall be authorized to file evidence of termination of the same. Upon the Permitted Disposition of any Collateral of any Borrower pursuant to the terms of Section 8.8, the security interests granted in such applicable Collateral pursuant to Loan Documents shall automatically terminate. The Agent and the Lenders agree to, at the sole expense of the Loan Parties, execute and deliver such releases of the security interest in the Collateral as may be reasonably requested by the Loan Parties.
ARTICLE V.
CONDITIONS OF LENDING
SECTION 5.1    Conditions Precedent to the Term Loan. The obligation of the Lenders to make the Term Loan on the Closing Date is subject to the conditions precedent that:
(a)    Agent shall have received on the Closing Date, in satisfactory form and substance:
(i)    To the extent requested by any Lender, a Note duly executed by the Borrower in favor of such Lender in the amount of such Lender’s applicable Commitment in respect of the Term Loan on the Closing Date;
(ii)    this Agreement, duly executed by the Loan Parties;
(iii)    (A) certificate of an Authorized Officer of each Loan Party certifying and attaching as applicable: (i) the articles of incorporation/certificate of formation, as applicable, and all amendments thereto, and if applicable, certified by the secretary of the state of formation, (ii) bylaws/operating agreement, as applicable, and all amendments thereto, (iii) resolutions of the board of directors, managers, managing-members or other governing body of each Loan Party authorizing the entering into of this Agreement and the other Loan Documents, and (iv) the incumbency and signatures of the officers or representatives executing this Agreement and the other Loan Documents; and (B) a certificate of the Chief Financial Officer of Borrower certifying that, both prior to and after giving effect to the incurrence of the Term Loans and the consummation of the transactions contemplated to occur on the Closing Date, Borrower and its Subsidiaries, on a consolidated basis, are Solvent;
(iv)    the Pledge Agreement;
(v)    the Security Agreement;
(vi)    the Canadian Pledge and Security Agreement
(vii)    the Landlord Waivers set forth on Schedule 5.1(a);

(viii)    an opinion or opinions of counsel for the Loan Parties, dated as of the Closing Date and addressed to the Agent and the Lenders, in form and substance acceptable to the Agent;
(ix)    the Perfection Certificate;
(x)    the DACAs;
(xi)    the Omnibus Collateral Assignment;
(xii)    the following Real Property Deliverables for each Real Property as applicable:
(A)    First Priority Mortgages, which for the avoidance of doubt shall be delivered for each of the Tyngsborough Property, the Millbury Property, the Toledo Property, and the Belle Vernon Property; and
(B)    the Second Priority Mortgage shall be delivered in favor of Agent for the Manassas Property, provided that, with respect to the Manassas Property, the Loan Parties shall be required to use commercially reasonable efforts to obtain and deliver an intercreditor agreement with the applicable first lien holder, in form and substance reasonably satisfactory to the Agent.
(xiii)    all consents or approvals required pursuant to Section 6.26 hereof; and
(xiv)    evidence satisfactory to the Agent that appropriate financing statements on Form UCC-1 will be filed concurrently with Closing in such office or offices as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the security interests purported to be created by the Security Agreement.
(b)    The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement or any other Loan Document (including pursuant to the Fee Letter) including, subject to the Fee Cap, reasonable and documented out-of-pocket fees, charges, and disbursements of outside counsel to the Agent (directly to such counsel if requested by the Agent) to the extent invoiced at least two (2) Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (such additional amounts, the “Estimated Legal Fees”) (provided that such estimate shall not thereafter preclude a final settling of accounts between Agent and Loan Parties, subject to the Fee Cap).
(c)    The Agent shall have received, in satisfactory form and substance, certificates evidencing each Loan Party’s general commercial liability and casualty insurance policies.
(d)    (i) On the Closing Date, the Loan Parties shall have no outstanding Debt other than the Term Loans hereunder and Debt otherwise permitted by Section 8.2, and the Agent shall have received copies of all documentation and instruments evidencing the discharge of all Debt repaid in connection with the transactions contemplated by this Agreement, including the Refinanced Debt, (ii) the Agent shall have received UCC, PPSA and such other lien, judgment and tax lien searches as the Agent may reasonably request, in each case dated reasonably close to the Closing Date and reasonably satisfactory to the Agent, and (iii) all Liens securing payment of any such Debt shall have been (or will, immediately following funding of the Term Loan hereunder be) released and the Agent shall have received payoff letters, form UCC-3 termination statements, releases or terminations of intellectual property security agreements and deposit account control agreements and any other instruments as may be reasonably requested by the Agent to effectuate such release.
(e)    The Agent shall have received each other Loan Document not referenced in this Section 5.1 (if any) and such other documents and instruments with respect to the transactions contemplated hereby as the Agent may reasonably request.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement, each Loan Party represents and warrants to the Lenders as of the date hereof that:
SECTION 6.1    Existence. Such Loan Party, as applicable, is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized and is duly qualified or licensed to do business in all jurisdictions where its Property is owned or the business transacted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.2    Power and Authorization. Such Loan Party is duly authorized and empowered to execute, deliver, and perform its obligations under each Loan Document to which it is a party, and all corporate or other action on the part of such Loan Party requisite for the due execution, delivery, and performance of each Loan Document to which it is a party has been duly and effectively taken.
SECTION 6.3    Binding Obligations. Each Loan Document to which it is (or they are) a party constitutes the legal, valid and binding obligation of the Loan Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.
SECTION 6.4    Financial Statements; No Material Adverse Effect.
(a)    The Borrower has heretofore delivered to the Agent (i) the Historical Financial Statements, and (ii) the unaudited, consolidated balance sheets of Borrower and the related unaudited, consolidated statements of income or operations, changes in shareholders’ equity and cash flows certified by the chief financial officer of each Loan Party, as applicable. Such financial statements were prepared in accordance with GAAP consistently applied throughout the applicable period covered thereby and present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Loan Parties, as applicable, as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of notes). Except as set forth in such financial statements (or as otherwise disclosed in writing to the Lenders prior to the Closing Date), there are no material liabilities of the Loan Parties of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.
(b)    Except as set forth on Schedule 6.4(b) hereto, since December 31, 2025 there has been no event, change, circumstance, condition, development or occurrence that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
SECTION 6.5    Intellectual Property.
(a)    Such Loan Party owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.
(b)    No claim has been asserted in writing and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does such Loan Party know of any valid basis for any such claim. To the knowledge of such Loan Party, its use of such Intellectual Property does not infringe the rights of any Person. Except pursuant to licenses and other user agreements entered into by such Loan Party in the ordinary course of business, no Group Company has done anything to authorize or enable any other Person to use any such Intellectual Property. Such Group Company has taken commercially reasonable actions to protect the secrecy, confidentiality and value of all material trade secrets used in such Person’s business.
(c)    No Violations or Proceedings. Except as set forth on Schedule 6.5, and to the knowledge of the applicable Loan Party: (i) no Person is violating any Intellectual Property rights of any Group Company, except for violations that would not reasonably be expected to result in a Material Adverse Effect; (ii) no Group Company is infringing upon or misappropriating the Intellectual Property rights of any other Person; (iii) no Group Company is in breach of, or default under, any material Intellectual Property license granted to it; and (iv) no proceedings have been instituted or are pending against any Group Company, or, to the actual knowledge of any Loan Party, threatened, nor has any Group Company received any claim, alleging such infringement or misappropriation.
(d)    No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the transactions contemplated hereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of such Group Company in any Intellectual Property, except to the extent that alteration or impairment or the failure to obtain any such consent, approval or authorization would not reasonably be expected to result in a Material Adverse Effect.
(e)    No Agreement or Order Materially Affecting Intellectual Property. No Group Company is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding order, which would reasonably be expected result in a Material Adverse Effect.
SECTION 6.6    Properties.

(a)    Such Group Company has good and marketable title to, or valid leasehold interests in, all its property material to its business (including, Real Property, if any), free and clear of all Liens and irregularities, deficiencies and defects in title, except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.
(b)    The Property of such Group Company, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted).
(c)    Schedule 6.6(c) contains a true, accurate and complete list of each ownership interest in Real Property and each leasehold interest in Real Property where any material Collateral is located (i) of any Loan Party and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sub-lessee, franchisee or licensee and describes the type of interest therein held by such Loan Party.
(d)    Such Group Company owns or has rights to use all of its Property and all rights with respect to any of the foregoing which are required for its business and operations as presently conducted. To the actual knowledge of the applicable Loan Party, the use by such Loan Party of its Property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any Person, in any material respect. No claim has been made and remains outstanding that any Loan Party’s use of any of its Property does or may violate the rights of any third party in any material respect. To the actual knowledge of the applicable Loan Party, the fee owned Real Property of such Group Company is zoned in all material respects to permit the uses for which such Real Property is currently being used. To the actual knowledge of the applicable Loan Party, the present uses of the fee owned Real Property of such Group Company and the current operations of business of such Group Company at such Real Property do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws.
SECTION 6.7    Equity Interests and Subsidiaries. Schedule 6.7 sets forth (i) each Loan Party and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of their Equity Interests (other than the Borrower) authorized, and the number of Equity Interests outstanding on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. Except as set forth in Schedule 6.7, no Group Company (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All Equity Interests of such Group Companies are duly and validly issued and are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purported to be pledged by) it (if any) under the Pledge Agreement or Canadian Pledge and Security Agreement, as applicable, free of any and all Liens except Permitted Liens, rights or claims of other Persons and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

SECTION 6.8    Investment Company Act. No Loan Party is required to register as an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 6.9    No Material Misstatements.
(a)    Such Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. On the Closing Date or at the time furnished (in the case of all other reports, financial statements, certificates or other information), the reports, financial statements, certificates or other information furnished (whether in writing or orally) (other than forecasts and other forward-looking information, budgets, estimates and information of a general economic or industry-specific nature) by, or on behalf of such Group Company to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, are complete and correct in all material respects and do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.
(b)    The Projections delivered to the Agent and Lenders prior to the Closing Date have been prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time made and at the time furnished (it being recognized that such Projections are not to be viewed as facts and that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ significantly from projected results and that such Projections are not a guarantee of performance).
SECTION 6.10    Labor Matters.
(a)    There are no strikes, lockouts, stoppages or slowdowns or other material labor disputes affecting, pending or threatened against any Group Company, other than such strikes, lockouts, stoppages, slowdowns or other disputes that do not impact continued operations at such impacted locations;
(b)    The Term Loan will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Company is bound;
(c)    All material payments due from any Group Company, or for which any claim may be made against any Group Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Group Company; and
(d)    The hours worked by and payments made to employees of any Group Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, except as would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.11    ERISA.

(a)    Each Plan and, with respect to each Plan, each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA and the Code;
(b)    Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS indicating that such Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status;
(c)    No liability to the PBGC (other than required premium payments), the IRS, any Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by the any of ERISA Affiliates with respect to any Plan;
(d)    No ERISA Event has occurred or could reasonably be expected to occur;
(e)    The present value of all accrued benefit obligations under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefit obligations by a material amount;
(f)    As of the most recent valuation date for each Multiemployer Plan, the potential liability of the ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero;
(g)    The ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan;
(h)    No ERISA Affiliates contributes to, or has any liability with respect to, any Multiemployer Plan or has any contingent liability with respect to any post-retirement welfare benefit under a Plan that is subject to ERISA, other than liability for continuation coverage described in Part 6 of Title I of ERISA; and
(i)    No ERISA Affiliates maintains or contributes to any employee benefit plan that is subject to the laws of any jurisdiction outside the United States of America.
SECTION 6.12    Environmental Matters. The Loan Parties are in compliance with all applicable Environmental Laws including obtaining, maintaining and complying with all Environmental Permits required for their current or intended operations or for any Property owned, leased, or otherwise operated by any of them in all material respects, except to the extent failure to so comply would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6.13    Insurance. Schedule 6.13 sets forth a true, complete and accurate description in all material respects and in reasonable detail of each Loan Party’s general commercial liability and property or casualty policies maintained as of the Closing Date. Each Loan Party is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. No Loan Party (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.
SECTION 6.14    Security Documents. The Security Agreement, the Pledge Agreement, the Canadian Pledge and Security Agreement, and Mortgages (if any) (collectively, the “Security Documents”) are effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid, binding and enforceable security interest in and pledge of the Collateral described therein and proceeds and products thereof. In the case of (i) pledged Equity Interests represented by certificates, if any, (x) when such certificates (together with powers of attorney to transfer such Equity Interests, in blank, executed by a duly authorized officer of the relevant Loan Party) are delivered to the Agent for possession within the State of New York or (y) when financing statements in appropriate form under the UCC or PPSA, as applicable, with respect to each such Loan Party are filed, all related filing fees are paid, and such financing statements are registered and indexed, and (ii) the other Collateral described in the Security Agreement or the Canadian Pledge and Security Agreement, as applicable, when financing statements in appropriate form under the UCC or PPSA, as applicable, with respect to each such Loan Party are filed, all related filing fees are paid, and such financing statements are registered and indexed, the Lien created by the Security Agreement in such Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, to the extent such Lien may be perfected by the filing of a financing statement under the UCC or PPSA, as applicable, as security for the Obligations, in each case, having the priority set forth herein.
SECTION 6.15    PATRIOT Act, etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Term Loan will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 6.16    Anti-Money Laundering Laws.
(a)    No Group Company is in violation of any Anti-Money Laundering Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering Law.
(b)    No Group Company, to their knowledge, their respective agents acting or benefiting in any capacity in connection with the Term Loan or the other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)    a Person with which Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Money Laundering Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” (as defined in Executive Order No. 13224);
(v)    a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list; or
(vi)    a Person affiliated or associated with any Person described in Section 6.16(b)(i)-(v) above.
(c)    No Loan Party or, to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Term Loan or the other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
SECTION 6.17    Anti-Corruption Laws and Sanctions.
(a)    The Loan Parties have implemented and maintain in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)    the Loan Parties and their respective officers, directors, employees and to the knowledge of the Loan Parties, the agents of the Loan Parties, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(c)    (i) No Loan Party and to the knowledge of such Loan Party none of their directors, officers or employees, and (ii) to the knowledge of any Loan Party, no agent of such Loan Party that will act in any capacity in connection with or benefit from the Term Loan, is a Sanctioned Person.
SECTION 6.18    Reserved.
SECTION 6.19    Taxes; Governmental Charges. Each Group Company has filed prior to delinquency all material federal, state, provincial, and foreign income tax returns which are required to be filed, and has paid or caused to be paid all Taxes as shown on such returns or on any assessment received by it prior to the date such Taxes have become overdue, except any Taxes that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

SECTION 6.20    Compliance with Law. The business and operations of such Loan Party and any of the Group Companies as conducted as of the Closing Date, are in compliance with all Requirements of Law in all material respects. No Group Company is engaged in any Restricted Cannabis Activities.
SECTION 6.21    Absence of Financing Statements. Except for Permitted Liens or those filings or recorded documents evidencing or relating to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage/deed of trust or other document filed or recorded with any filing records, office, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, the Property of any Loan Party.
SECTION 6.22    Litigation. Except as set forth in Schedule 6.22, as of the Closing Date, there are no actions, suits, proceedings or investigations of any kind pending or, to the actual knowledge of such Loan Party, threatened against any Group Company before any court, tribunal or administrative agency or board which, (a) if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.
SECTION 6.23    Solvency. The Group Companies, taken as a whole, before and immediately upon giving effect to the incurrence of the Term Loan hereunder on the Closing Date are Solvent.
SECTION 6.24    Material Contracts. Schedule 6.24 contains a true, accurate and complete list in all material respects of each Material Contract to which a Loan Party is a party as of the Closing Date, each of which is, to the actual knowledge of the applicable Loan Party, in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the actual knowledge of such Loan Party, all other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. No Group Company is presently in material default (beyond any applicable grace or cure period), or has received a notice that it is in default, under any Material Contract to which it is a party and has not received any written notice of the intention of any other party (including any Governmental Authority) thereto to terminate, revoke, or suspend any Material Contract or of any alleged non-compliance thereunder.
SECTION 6.25    No Default or Event of Default. No event has occurred or is continuing which constitutes, or could reasonably be expected to result in, a Default or Event of Default hereunder.
SECTION 6.26    No Conflicts. The execution, delivery and performance by such Loan Party of this Agreement and other Loan Documents to which they are a party and the transactions contemplated by this Agreement (i) do not require any consent (including any Cannabis License), exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect, (B) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Agreement, the Pledge Agreement, and Canadian

Pledge and Security Agreement and (C) filings with and submissions to any Governmental Authority as required by the Requirements of Law, (ii) will not violate the Organization Documents of any Group Company, (iii) will not violate or result in a default or require any consent or approval under any indenture, instrument, agreement, or other document binding upon any Loan Party or its property or to which any Loan Party or its property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party, (iv) will not violate any Requirement of Law in any material respect and (v) other than Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any property of any Loan Party, except, in each case with respect to clauses (i), (iii) and (iv) of this Section 6.26, for consents, authorizations or approvals obtained on or before the Closing Date.
SECTION 6.27    Reserved.
SECTION 6.28    Bank Accounts. Schedule 6.28 contains a true, accurate and complete list in all material respects of each Bank Account of the Loan Parties as of the Closing Date.
ARTICLE VII.
AFFIRMATIVE COVENANTS
So long as any Obligation remains unpaid (other than inchoate indemnity obligations for which no claim has been asserted), each Loan Party covenants and agrees that, unless the Agent otherwise consents in writing:
SECTION 7.1    Compliance.
(a)    Compliance with Laws, Etc. Each Loan Party will, and will cause its Subsidiaries (if any) to, comply with all Requirements of Law, except to the extent failure to so comply would not reasonably be expected to result in a Material Adverse Effect.
(b)    Compliance with Environmental Laws; Notice; Preparation of Environmental Reports.
(i)    Each Loan Party will, and will cause its Subsidiaries (if any) to, comply, and will use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its owned Real Property to: (A) comply, with all applicable Environmental Laws and Environmental Permits; (B) obtain and renew all Environmental Permits necessary for its operations and properties; (C) to the extent required by any Governmental Authority, conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action, in each case, necessary to address any releases of Materials of Environmental Concern by such Group Company at, on, under or emanating from any Real Property owned, leased or operated by it in accordance with the requirements of all Environmental Laws, and (D) make an appropriate response to any investigation, notice, demand, claim, suit or other proceeding asserting Environmental Liability against such Group Company and discharge any obligations it may have to any Person thereunder, except in the case of each of clauses (A) through (D), where the failure to do so would not reasonably be expected to have a Material Adverse Effect;
(ii)    Solely to the extent that Agent has reason to believe that there has been a release on such Material Real Property of Materials of Environmental Concern in

violation of Environmental Laws, at the reasonable request of the Agent from time to time (but, except during the continuance of an Event of Default, not more than once per year): (A) with respect to any First Priority Mortgage described in such request, provide to the Agent within seventy-five (75) days after such request, at the expense of the Loan Parties, a “Phase I” environmental assessment report, prepared, in form and content and, by an environmental consulting firm, reasonably acceptable to the Agent, indicating the absence of “recognized environmental condition” (as that term is defined in the ASTM standard practice for Phase I environmental site assessments) or noncompliance with Environmental Law; and (B) with respect to any Second Priority Mortgage described in such request, deliver to the Agent, within seventy-five (75) days after such request and at the expense of the Loan Parties, an updating reliance letter (or similar reliance or update letter reasonably acceptable to the Agent) from the environmental consulting firm that prepared the most recent Phase I environmental assessment report for such Real Property, confirming that the Agent may rely on such report and that there has been no material adverse change in the environmental condition and no new recognized environmental condition of such Real Property since the date thereof. Without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing and the Agent determines that a material risk exists that any report or reliance letter required above will not be provided within the applicable time period, the Agent may retain an environmental consulting firm to prepare such report or reliance letter, as applicable, at the expense of the Borrower. Each Loan Party will, and will cause its Subsidiaries (if any) to, at their sole cost and expense, comply with all reasonable written requests of the Agent to effectuate remediation of any condition (including, without limitation, a release of Materials of Environmental Concern) in, on, under or from the owned Real Property or take other reasonable action necessary to come into compliance with Environmental Law, but only to the extent required by applicable Environmental Law.
SECTION 7.2    Reporting and Notice Requirements. The Loan Parties will furnish to the Agent:
(a)    Monthly Financial Information. As soon as practical, and in any event within thirty (30) days after the end of each fiscal month of the Loan Parties (including any fiscal month that is also a quarter-end), the following information for such month, in form and detail reasonably satisfactory to the Agent:
(i)    Profit and Loss. Statements of profit and loss for each cultivation, processing, and retail location of the Group Companies, together with a roll-up to consolidated results; provided that, to the extent any sale-leaseback expenses are reflected within interest expense, a reasonably detailed breakout thereof shall be provided;
(ii)    Consolidated Balance Sheet. A consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such month;
(iii)    Consolidated Cash Flow Statement. A consolidated statement of cash flows of the Borrower and its consolidated Subsidiaries for such month, including a breakout of (A) cash income taxes paid, (B) cash interest paid, (C) cash capital expenditures paid, and (D) increases or decreases in key working capital items;
(iv)    Bank Account Statements. The most recent bank account statements for all Bank Accounts belonging to Loan Parties (including, for the avoidance of doubt, all Bank Accounts (including for the avoidance of doubt Excluded Accounts), together with an Excel file reconciling such bank account statements to the total consolidated cash balance reflected on the consolidated balance sheet delivered pursuant to clause (ii) above;
(v)    Accounts Payable. An accounts payable agings report, including a description of any past due accounts which are being contested in good faith;
(vi)    Cash Summary. A brief written summary from the chief financial officer of the Borrower detailing the key drivers of changes to the cash balance of the Borrower and its consolidated Subsidiaries during such month; and
(vii)    Liquidity Certificate. A certificate of an Authorized Officer of the Borrower calculating and certifying as to the aggregate Controlled Account balances as of the last day of the most recently ended month and confirming compliance with the minimum liquidity covenant set forth in Section 8.18.
(b)    Quarterly Reporting. Within 45 days after the end of each fiscal quarter (or 60 days after the end of the fourth fiscal quarter), the Loan Parties shall deliver to the Agent, in form and detail reasonably satisfactory to the Agent, all of the following, broken down by month for each month in such fiscal quarter: (i) updated versions of the key performance indicator data files delivered to the Agent prior to the Closing Date, including: (A) Private Brand % of PL Sales; (B) Retail Sales Gross Margin Breakdown; (C) Monthly KPIs by Retail Location; (D) All Markets Sales by Category; (E) % Wholesale Sales Breakdown; (F) Harvest Metrics by GP Facility; and (G) Wholesale Pricing Over Time; and (ii) an updated version of the 2025 Addbacks Detail file.
(c)    Annual Audited Financial Statements. Beginning with the Fiscal Year ended on December 31, 2026, as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year: (i) balance sheets (which are to be consolidated, if applicable), statements of operations, changes in partnership capital and statements of cash flows of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agent (which opinion shall be without any qualification or exception as to the scope of such audit, and the failure to deliver such an unqualified opinion shall be a breach of this covenant). For clarity, such Annual Financial Statements shall be materially consistent with the unaudited annual financial statements for such period previously delivered by the Borrowers to the Agent, except for qualifications or exceptions relating to footnotes and disclosures that are customary or required by GAAP or applicable auditing standards to the extent they would not reasonably be expected to cause a Material Adverse Effect.
(d)    Quarterly Compliance Certificate. As soon as practical and in any event within sixty (60) days after the end of the each fiscal quarter of Borrower, a certificate of the Chief Financial Officer or President of the Borrower (a “Quarterly Compliance Certificate”) in the form of Exhibit D hereto or such other form acceptable to Agent, certifying (or providing a schedule of exceptions) that: (i) the Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Loan Parties during the period covered by such financial statements with a view to determining whether the Loan Parties were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Loan Parties propose to take or have taken with respect thereto; (ii) each of the representations and warranties made in Article VI hereof shall be true and correct in all material respects as of the date thereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and except to the extent of changes permitted by the terms of this Agreement; provided that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; (iii) all insurance coverage required hereunder is being maintained and there have been no claims filed under such policies; (iv) no material lawsuits or material claims have been threatened in writing or filed against any Group Company; (v) there have not been any material investigations, inquiries, or other disciplinary actions by any Governmental Authority required to be disclosed pursuant to Section 7.2(h), except as has already been disclosed to the Agent in accordance with such section; (vi) a summary of the status of any Permitted Acquisitions required to be disclosed to the Agent pursuant to terms hereof, including copies of related term sheet and letters of intent; (vii) a calculation of the Total Secured Debt to Adjusted EBITDA Ratio as of the most recently ended fiscal quarter, and (viii) all Subsidiaries that have been designated as Excluded Subsidiaries continue to comply with the applicable requirements of such definition and remain Excluded Subsidiaries.
(e)    Perfection Certificate. Concurrently with the delivery of the annual financial statements required to be delivered pursuant to Section 7.2(c) above, an updated Perfection Certificate identifying changes to the Perfection Certificate delivered on the Closing Date.
(f)    Tax Returns. Within thirty (30) days after the filing thereof, copies of the annual income tax returns filed by any Group Company.
(g)    Notice of Default; Loss of Material Contract or Material Adverse Effect. Promptly (but in any event within five (5) days after an Authorized Officer of Borrower has actual knowledge thereof), notice of the occurrence of (i) any Default or Event of Default, (ii) termination of a Material Contract prior to expiration thereof, (iii) any default under any Material Debt, or (iv) the occurrence of any event or development that would reasonably be expected to have a Material Adverse Effect, in each case together with the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default, Default, termination, or other event or development, and the action(s) which the affected Group Company proposes to take with respect thereto.

(h)    Communications with Governmental Authorities. Promptly after submission to or receipt from any Governmental Authority, all material documents and information furnished to or received from such Governmental Authority in connection with any investigation, notice of enforcement proceedings, complaints, or inspections by any Governmental Authority with respect to any Group Company or relating to any Cannabis License, other than routine inquiries, routine filings with, routine inspections, and other routine communications in the ordinary course of business with, any such Governmental Authority (but including for the avoidance of doubt any material notice regarding a Cannabis License).
(i)    Material Contracts. As soon as possible and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract.
(j)    Financial Reports. Promptly following receipt or preparation thereof, notice to the Agent in writing of any financial reports (including, without limitation, management letters), if any, submitted to Borrower by its auditors in connection with any annual or interim audit of the books thereof and any significant written final reports submitted to the Borrower by its accountants in connection with any annual, interim or special audit or review of any type of the financial statements or related internal control systems, including any final comment letters delivered to management, and shall promptly deliver copies thereof upon the written request of Agent.
(k)    Insurance. Promptly upon the written request, any certification or other evidence reasonably requested from time to time by any Lender or Agent, confirming the Group Companies’ compliance with Section 7.7 hereof.
(l)    Notice of Change in Fiscal Year. The Fiscal Year of the Borrower and the other Loan Parties is December 31 of each calendar year. Borrower will promptly notify Agent if any Group Company changes its Fiscal Year.
(m)    Notification of Pending Litigation. An Authorized Officer of Borrower will, promptly upon becoming aware thereof, notify the Agent in writing of the commencement of, or any material development in, any material litigation or proceeding affecting a Group Company. Additionally, the Loan Parties shall provide prompt updates on any development or communication relating to the Sammartino Notes.
(n)    Additional Information. Such other reports and other information concerning the condition or operations, financial or otherwise as the Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.2 (to the extent any such documents are included in materials otherwise filed with the Canadian Securities Authorities or the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available and posted on the Borrower’s profile on the Canadian Securities Administrators’ System for Electronic Data Analysis and Retrieval + (“SEDAR+”) or on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) system; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Private Side Lender and the Agent have access (whether a commercial, third-party website or whether made available by the

Agent); provided that: (A) upon written request by the Agent (or any Private Side Lender through the Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Agent or such Private Side Lender within five (5) Business Days of the applicable document being posted on SEDAR+ or EDGAR or posted on an internet or intranet website until a written request to cease delivering paper copies is given by the Agent or such Private Side Lender and (B) if no written request has been delivered to the Borrower in accordance with subsection (A) of this paragraph, the Borrower shall notify the Agent and each Private Side Lender (e-mail to suffice) of the posting of any such documents within three (3) Business Days of such posting.
Notwithstanding anything in this Section 7.2 to the contrary, a Lender may specify in writing to Borrower that it does not wish to receive material non-public information with respect to Borrower, its Subsidiaries or their respective securities (the “Public Side Lenders”). Financial reporting information that Borrower deems to contain material non-public information only shall be made available to Lenders who elect, pursuant to a written notice to Borrower, to receive material non-public information (the “Private Side Lenders”). In the event a Lender does not elect to be a Public Side Lender or a Private Side Lender pursuant to a written notice to Borrower, such Lender shall be treated as a Public Side Lender by Borrower until such time, if ever, that Borrower shall have received a written notice from the applicable Lender that such Lender desires to be considered a Private Side Lender.
SECTION 7.3    Use of Proceeds. The Borrower shall use the proceeds of the Term Loan only to (i) repay the Refinanced Debt in full, (ii) pay the Agent’s fees and expenses, and (iii) for ordinary working capital purposes of the Loan Parties, in each case as specified in the letter of direction delivered by the Borrower to the Agent on the Closing Date.
SECTION 7.4    Taxes and Liens. Each Group Company will (a) pay, discharge or otherwise satisfy prior to delinquency all of its Federal, state and other material obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its Property, taking into account the uncertain tax position reported with respect to 26 U.S. Code §280E (to the extent applicable), except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP and such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and no Lien other than a Permitted Lien secures such Taxes, or (ii) the deferral of federal or state income Taxes pursuant to a payment plan or installment agreement entered into with the applicable Governmental Authority, so long as such Group Company is in compliance with the terms of such payment plan or installment agreement, provided that if any such Taxes result in or relate to one or more Tax Lien in excess of $5,000,000 in the aggregate, the Borrower shall promptly notify Agent thereof and the terms of such payment plan or installment agreement shall be subject to the prior written approval of Agent (not to be unreasonably withheld); and (b) timely and accurately file all federal, state and other Tax returns required to be filed. [***].
SECTION 7.5    Maintenance of Property and Licenses.
(a)    Maintenance of Property. The Loan Parties will at all times maintain, preserve, protect, and keep, or cause to be maintained, preserved, protected, and kept, the

Property of each such Loan Party, in good repair, working order, and condition (ordinary wear and tear excepted) and consistent with the applicable entity’s past practice.
(b)    Preservation of Material Contracts and Permits. Except as otherwise permitted by Agent in writing in its sole discretion, each Group Company will at all times: (i) preserve, renew and keep in full force and effect in all material respects all Material Contracts (including for the avoidance of doubt, each Cannabis License (but subject to Dispositions of Cannabis License permitted under clause (n) of the definition of Permitted Dispositions)), (ii) preserve, renew, and keep in full force and effect all material governmental permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary in the proper conduct of its business (including for the avoidance of doubt, each Cannabis License), and (iii) file all material documents required to be filed and pay all material regulatory obligations required to be paid to any Governmental Authority with jurisdiction over any Material Contracts (if applicable) and other material governmental permits or licenses.
SECTION 7.6    Right of Inspection. Upon not less than ten (10) Business Days’ prior written notice by the Agent to the Borrower (except that during the continuance of an Event of Default, only one (1) Business Day’s prior written notice shall be required), the Loan Parties will permit the Agent and any representative of the Agent (including but not limited to Agent’s engineer, architect, or inspector) from time to time during normal business hours to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers or managerial employees or independent accountants (provided that a representative of the Loan Parties shall be provided the opportunity to be present for any meeting with the Borrower’s independent accountants); provided, however, that so long as no Event of Default has occurred or is continuing the Loan Parties shall only be responsible for the cost of one (1) such inspection per fiscal year, not to exceed $25,000 per location (or $50,000 in the aggregate across all locations during any fiscal year). In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the Agent in accordance with this Section 7.6. Notwithstanding the foregoing, if access to any restricted area of a Group Company’s property requires prior notice to or approval from a Governmental Authority, the Loan Parties shall use commercially reasonable efforts to obtain such notice or approval and otherwise facilitate Agent’s access. A failure to provide such access will not constitute a breach of this Section solely to the extent that a Governmental Authority denies such access or Agent fails to timely cooperate in a commercially reasonable effort for such approval process notwithstanding the Loan Parties’ commercially reasonable efforts to obtain the required notice or approval; provided that the Loan Parties shall cooperate in good faith with Agent to provide such alternative access, information or documentation regarding the applicable property or assets as Agent may reasonably request.
SECTION 7.7    Insurance. The Loan Parties will maintain or cause to be maintained with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance, and, solely to the extent any Mortgaged Real Property is located in a flood zone, flood risk insurance, in each case with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained by Persons of established reputation engaged in business in the applicable jurisdiction, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions shall be customary for such persons. All casualty policies covering the Collateral are to be made payable to the Agent in case of loss, under a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. For each Mortgaged Real Property that is not subject to a Permitted Priority Lien, the Loan Parties will cause Agent to be named as an additional insured, loss payee and insured mortgagee, as applicable, on each general commercial liability and casualty insurance policy, as applicable, pursuant to endorsements (or, in the case of the Canadian Loan Parties, certificates of insurance) in form and content reasonably acceptable to Agent. Copies of all certificates of insurance are to be delivered to the Agent, with the loss payable and additional insured endorsement in favor of the Agent for the benefit of the Lenders, as their respective interests may appear, and shall provide for not less than thirty (30) days’ (10 days’ in the case of non-payment) prior written notice to the Agent of the exercise of any right of cancellation. If any Loan Party fails to maintain the insurance required under this Section 7.7, the Agent, after prior written notice to the Borrower, may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Agent’s and Lenders’ part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Agent shall, upon the direction of the Lenders, have the sole right, in the name of the Lenders, to direct any Borrower to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
SECTION 7.8    Maintenance of Office. The Borrower shall maintain its chief executive office at 301 Yamato Road, Suite 3250, Boca Raton, Florida 33431, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower are a party may be given or made.
SECTION 7.9    Existence. Each Group Company will preserve and maintain its legal existence and all of its rights, privileges, licenses, contracts and property and assets used or useful to its business, except where the failure to maintain and preserve such rights, privileges, licenses, contracts, property or assets would not reasonably be expected to have a Material Adverse Effect, except in each case, for transactions permitted under Section 8.4.
SECTION 7.10    Deposit Account Control Agreements. On or before the Closing Date, unless extended by the Agent in its sole discretion, the Loan Parties shall have delivered to the Agent a fully executed deposit account control agreement (the “DACA”), in form and substance satisfactory to the Agent, with respect to each Bank Account (other than an Excluded Account). In the event that any Loan Party opens any new Bank Account (other than an Excluded Account) after the date hereof, such Loan Party shall deliver to the Agent a fully executed DACA, or amend, restate or amend and restate an existing DACA, in form and substance satisfactory to the Agent, within ten (10) days of such new Bank Account or Bank Account ceasing to qualify as an Excluded Account, unless otherwise agreed by the Agent in writing in its sole discretion, it being acknowledged and agreed to by the Agent that with respect to any DACA required to be delivered after the date hereof from a depositary institution that has previously entered into a DACA in connection with the Loan Documents, shall be deemed to be satisfactory to the Agent so long as such new DACA is substantially in the form of such previously agreed to DACA.
SECTION 7.11    Landlord Waivers; Collateral Access Agreements. With respect to (a) any Real Property that is not owned by a Loan Party, or (b) any location where Collateral is stored on the premises of a bailee, warehouseman, or similar party location, then in each case such Loan Party will and shall cause any of its applicable Subsidiaries, to use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements as the case may be, promptly after such Real Property is leased or such Collateral is placed at such location, in form and substance reasonably satisfactory to the Agent until such time the parties mutually agree otherwise.
SECTION 7.12    Additional Guarantors and Collateral Security.
(a)    Each Loan Party shall cause each of its direct and indirect Subsidiaries (other than any Excluded Subsidiaries) formed or acquired after the Closing Date, to execute and deliver to the Agent promptly (and in any event within thirty (30) days after the formation or acquisition thereof), (1) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor (including providing supplements to the Schedules hereto); (2) supplements to each of the Security Agreement and the Pledge Agreement or Canadian Pledge Agreement, as applicable, together with (A) certificates, if any, evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Pledge Agreement or Canadian Pledge and Security Agreement, as applicable, (B) undated stock powers for such certificated Equity Interests, if any, executed in blank, and (C) such opinions of counsel as the Agent may reasonably request; (3) Omnibus Collateral Assignments in favor of Agent for any Material Contracts of such newly formed or acquired Subsidiary; (4) a joinder to the Intercompany Subordinated Note, pursuant to which such Subsidiary shall be made a party to the Intercompany Subordinated Note as an Affiliated Obligor (as defined in the Intercompany Subordinated Note) thereunder; and (5) such other agreements, instruments, approvals or other documents reasonably requested by the Agent in order to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations.
(b)    To the extent any of the following is acquired or entered into by any Loan Party after the Closing Date, each Loan Party will promptly, in any event within five (5) Business Days after entering into the same, deliver an Omnibus Collateral Assignment to Agent for: (i) any Material Contract that is a Management Agreement or a Lease Agreement, or (ii) any other material agreement as may be reasonably requested by Agent, but in each case, excluding any such agreement to the extent that it constitutes Excluded Collateral (as defined in the Security Agreement); each in form and substance reasonably satisfactory to the Agent.

(c)    In the event any Loan Party acquires any fee owned Real Property (or in the event any Subsidiary that is required to be joined as a Guarantor hereunder pursuant to clause (a) above owns any fee owned Real Property), Borrower shall notify the Agent of such Real Property immediately after such acquisition or joinder and in any event within five (5) Business Days of such acquisition or joinder, as applicable, and within 45 days (or such longer period consented to by Agent in writing), such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, the applicable Real Property Deliverables relating to Material Real Property, including not limited to an appraisal in form and substance satisfactory to Agent.
SECTION 7.13    Anti-Corruption Laws and Anti-Money Laundering Laws.
(a)    The Group Companies shall maintain policies and procedures that are designed to ensure compliance by each Group Company and their respective directors, officers, employees and agents with all Anti-Corruption Laws and Anti-Money Laundering Laws.
(b)    The Group Companies shall comply with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.
SECTION 7.14    Lender Meetings. The Loan Parties will participate in quarterly (or if reasonably requested by the Agent, monthly) conference calls or, to the extent agreed by Borrower and Agent, in person meetings with the Agent and those Lenders electing to participate (other than Affiliate Lenders), such conference calls and meetings to be held at such time as may be agreed to by the Borrower and the Agent; provided, that: (a) the failure to hold any such meeting resulting primarily from the action or inaction of the Agent or any Lender shall not be deemed to a breach of the Loan Parties’ obligations under this Section 7.14, and (b) in the event any Public Side Lender decides to attend such conference calls or in person meetings, no information constituting material non-public information shall be shared or discussed.
SECTION 7.15    Lien Releases. Prior to the commencement of any construction, improvement or related activity on any Material Real Property after the date the Mortgage on such Real Property has been recorded, the Loan Party shall obtain a Lien release or subordination of Lien, in form and substance satisfactory to the Agent, from each contractor, mechanic, materialman, laborer or other Person involved with the construction, build-out and equipping of any Material Real Property that also provided work, supplies or services, or has an Affiliate that provided work, supplies or services, on such Material Real Property prior to the date the Mortgage on such Material Real Property was recorded, provided that the provisions of this Section 7.15 shall not require any Loan Party to obtain a Lien release or subordination of a Permitted Lien described in Section 8.3 existing as of the Closing Date.
SECTION 7.16    Sales-Tracking Software. Upon the written request of the Agent after the occurrence and during the continuance of an Event of Default, the Loan Parties shall grant to the Agent view access with respect to their Sales Tracking Software; provided that, such access shall be reasonably limited to ensure that the Loan Parties are not disclosing: (a) any personally identifiable information of any customers of a Loan Party; (b) any other information a Loan Party is not permitted to disclose pursuant to Requirements of Law, or (c) an information in breach of any confidentiality obligations imposed on a Loan Party.

SECTION 7.17    Further Assurances. The Group Companies shall cooperate with the Agent and execute such further instruments and documents as the Agent shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
SECTION 7.18    Post-Closing Obligations. Comply with the provisions set forth in Schedule 7.18 within the time periods set forth therein (or such later date to which the Agent consents in its sole discretion).
SECTION 7.19    Securities Laws Matters. Borrower shall (a) maintain the listing and posting for trading of its common shares on the Canadian Securities Exchange unless such capital stock is listed and posting for trading on the New York Stock Exchange or Nasdaq or another duly authorized stock exchange in the United States or Canada (so long as any transition of the listing of such capital stock is not the result of a failure of Borrower to comply with the listing requirements of the applicable stock exchange), in which case it shall maintain such listing and posting on such exchange, and (b) maintain its status as a filer with the SEC or the equivalent thereof in Canada, and, in each case not in default (beyond any notice and cure period) of the requirements of the Applicable Securities Legislation in the Reporting Jurisdictions.
SECTION 7.20    Obligor Leases. Subject to Section 7.18 hereof, notwithstanding anything in the any leases (in which the landlord and the tenant are both Obligors) with respect to any Real Property which is encumbered by a Mortgage (collectively, the “Obligor Leases”) to the contrary, but subject to the rights of the holder of the (i) Existing Mortgage on the Manassas Property, (ii) Existing Mortgage on the Arlington Property, and (iii) Existing Mortgage on the Dickson City Property, the parties to each such Obligor Leases acknowledge and agree that the Obligor Leases and the rights of the Obligor tenant thereunder (“Obligor Tenant”) are and shall be subject and subordinate in right, interest and lien, and for all purposes, to the applicable Mortgage, and to all renewals, modifications, consolidations, replacements, and extensions thereof, and to any subsequent lien of the Administrative Agent with which Administrative Agent’s Lien under the applicable Mortgage may be spread or consolidated, to the full extent of the principal sum and all other amounts secured thereby and interest thereon. If Agent or any other entity (each a “Successor Landlord”) succeeds to the interest of the landlord under the applicable Obligor Lease (each, the “Obligor Landlord”) through foreclosure, by other proceeding to enforce the applicable Mortgage or by deed-in-lieu of foreclosure (a “Foreclosure”), but subject to the rights of the holder of the (i) Existing Mortgage on the Manassas Property, (ii) Existing Mortgage on the Arlington Property, and (iii) Existing Mortgage on the Dickson City Property, and if the applicable Obligor Lease shall not have expired or been terminated in accordance with the terms of the applicable Obligor Lease or this Agreement or pursuant to Foreclosure, then, the applicable Obligor Tenant thereunder shall, from and after such event, attorn to Agent or the applicable Successor Landlord or its assignee, all rights and obligations under the applicable Obligor Lease to continue as though the interest of the applicable Obligor Landlord had not terminated. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of the parties hereto. Each Obligor Tenant agrees, however, but subject to the rights of the holder of the (i) Existing Mortgage on the Manassas Property, (ii) Existing Mortgage on the Arlington Property, and (iii)

Existing Mortgage on the Dickson City Property, to execute and deliver at any time and from time to time, upon the request of Agent or a Successor Landlord, any customary and commercially reasonable instrument or certificate which may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment. Agent in the event of attornment shall have the same remedies in the event of any default by the applicable Obligor Tenant (beyond any period given to such Obligor Tenant to cure such default if provided for in the applicable Obligor Lease) in the payment of rent or in the performance of any of the terms, covenants, and conditions of the applicable Obligor Lease on such Obligor Tenant’s part to be performed that are available the applicable Obligor Landlord under the applicable Obligor Lease.
SECTION 7.21    Arlington Property. Borrower shall (within five (5) Business Days thereof) notify Agent if the Existing Mortgage encumbering the Arlington Property has been released, and within ten (10) Business Days from such notice, shall (i) enter into either an Amendment of the Mortgage in favor of Agent or, if reasonably required by Agent, a new Mortgage in favor of Agent encumbering the Arlington Property, in order to increase the amount of the Obligations secured by such Mortgage to an amount equal to the then fair market value of the Arlington Property, as reasonably determined by Agent, and (ii) deliver to Agent either in the case of an Amendment to the original Mortgage, an endorsement to the title policy issued in connection with the original Mortgage encumbering the Arlington Property or, in the case of a new Mortgage, a new title policy insuring the new Mortgage (identical to the title policy delivered in connection with the original Mortgage encumbering the Arlington Property), reflecting the increased amount of coverage under such title policy to the amount of the portion of the Obligations secured by such Mortgage and in either case, without adding any new exceptions to Schedule B-1 of such title policy.

ARTICLE VIII.
NEGATIVE COVENANTS
So long as any Obligation remains unpaid (other than inchoate indemnification obligations for which no claim has been asserted), no Loan Party shall, without the Agent’s prior written consent, and no Loan Party shall permit any of its Subsidiaries to:
SECTION 8.1    Restrictive Agreements, Etc. Enter into any agreement (other than a Loan Document) prohibiting:
(a)    the ability of such Person to amend or otherwise modify any Loan Document or waive, consent to or otherwise deviate from any provision under any Loan Document; or
(b)    the ability of such Person to make any payments, directly or indirectly, to any Loan Party pursuant to the terms of this Agreement or the other Loan Documents, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
The foregoing prohibitions shall not apply to (i) customary restrictions of the type described in clauses (a) and (b) above (which do not prohibit the Loan Parties from complying with or performing the terms of this Agreement and the other Loan Documents) which are contained in any agreement, (ii) restrictions or conditions contained in contracts, leases and documents governing (A) Debt in existence as of the Closing Date, (B) any Permitted Purchase Money Debt, or (C) the Existing Mortgages solely with respect to the Manassas Debt Increase, (iii) for the assignment of any contract or licensed intellectual property entered into by any Group Company in the ordinary course of business, (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Permitted Disposition, (v) with respect to any lease existing on the date hereof, customary provisions in leases restricting the assignment or sublet thereof.
SECTION 8.2    Restrictions on Debt. Create incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Debt other than:
(a)    the Obligations and any other Debt arising under any of the Loan Documents;
(b)    Permitted Purchase Money Debt and any Permitted Refinancing Debt of such Debt, incurred from and after the Closing Date; provided that the aggregate principal amount of all such Debt incurred from and after the Closing Date shall not exceed $5,000,000 in the aggregate;
(c)    Debt of any Loan Party owing to another Loan Party; provided all such Debt shall be subject to the Intercompany Subordinated Note;
(d)    Debt in respect of Taxes to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4 and not otherwise constituting an Event of Default;
(e)    Debt in respect of judgments or awards that do not constitute an Event of Default under Section 9.1(p);
(f)    (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(g)    guarantees in the ordinary course of business of the obligations of contractors, payment processors, suppliers, customers, franchisees, licensees and other commercial contracts of the Loan Parties;
(h)    Debt existing as of the Closing Date and set forth on Schedule 8.2; provided that no such Debt of Jushi Europe or its Subsidiaries is guaranteed by, or secured by the assets of, any Loan Party or any Domestic Subsidiary thereof;
(i)    Debt secured by the Existing Mortgages, the Manassas Debt Increase, and the Toledo Mortgage, if applicable
(j)    Subordinated Debt;
(k)    unsecured Debt owing to insurance carriers or any other Person providing casualty, liability or other insurance, and incurred to finance insurance premiums in the ordinary course of business;

(l)    Debt incurred in respect of automatic clearing house arrangements, netting services, overdraft protections, credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), cash management products or services, or other cash management and treasury services, or similar services, in each case, incurred in the ordinary course of business;
(m)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions or other Investments, fundamental changes, Permitted Dispositions, or customary indemnification obligations incurred in the ordinary course of business in connection with transactions otherwise permitted under this Agreement;
(n)    Debt: (i) in connection with surety, performance, bid, appeal or similar bonds, letters of credit, bank guarantees, completion guarantees and other similar obligations obtained in the ordinary course of business; (ii) owed to any Person providing workers’ compensation, health, disability or other employee benefits; (iii) in connection with environmental obligations or property; (iv) owed to any Person providing casualty or liability insurance of the Loan Parties; and (v) in connection with other surety, performance or similar bonds (including cannabis licensing, warehouse, liquor licensing and customs bonds) in the ordinary course of business;
(o)    to the extent constituting Debt: (i) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to real property of a Borrower or its Subsidiaries, (ii) obligations in connection with repurchase agreements constituting Cash Equivalents at the time such Investment was made, (iii) endorsement of instruments or other payment items for deposit in the ordinary course of business and (iv) deferred compensation, pension plan and pension benefit obligations and liabilities to current or former employees, officers, directors, managers, consultants of a Borrower and its Subsidiaries incurred in the ordinary course of business;
(p)    Guarantees by a Loan Party of Debt of any Subsidiary and by any Subsidiary of Debt of a Loan Party or any other Subsidiary, provided that the Debt so guaranteed is otherwise permitted by Section 8.7;
(q)    Investments constituting Debt and otherwise permitted by this Agreement;
(r)    unsecured deferred purchase price obligations (including earn-outs) incurred in connection with any Permitted Acquisition by a Loan Party consented to by Agent in writing or otherwise permitted by this Agreement;
(s)    [reserved];
(t)    Debt in respect of the Sammartino Notes that have matured and are the subject of a bona fide dispute [***].
(u)    Permitted Acquisition Debt and Cannabis Facility Finance Lease Debt, provided that the outstanding aggregate amount of such Debt shall be subject to, and counted toward, the Shared Cap;

(v)    Debt of Jushi Europe or its Subsidiaries up to the Dissolution Cap with respect to expenses in connection with the Jushi Europe Proceeding, so long as no such Debt is guaranteed by, or secured by the assets of, any Loan Party or any Domestic Subsidiary thereof;
(w)    additional Debt incurred after the Closing Date; provided that (i) the aggregate original principal amount of such Debt shall not exceed $750,000, and (ii) such Debt matures no earlier than one (1) year after the Maturity Date;
(x)    Permitted Third-Party Mortgage Debt;
(y)     Permitted Refinancing Debt with respect to the Debt described in clause (a) through this clause (y);
(z)    all premiums, interest, fees, expenses charges and additional or contingent interest on the Debt described in clauses (a) through (y) above.
For the avoidance of doubt, all Debt is incurred without duplication, such that no Debt will be counted towards more than one type of permitted Debt described set forth in this Section 8.2.
SECTION 8.3    Restrictions on Liens. Create or incur or suffer to be created or incurred or to exist any Lien upon any of its Property, or upon the income or profits therefrom; provided that, the Group Companies may create or incur or suffer to be created or incurred or to exist the following Liens (each a “Permitted Lien”):
(a)    Liens to secure Taxes, assessments and other governmental charges in respect of obligations the payment of which is not yet delinquent or is not yet required under Section 7.4;
(b)    Liens on deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pensions or other social security obligations or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), leases, licenses, statutory obligations and other similar obligations, incurred in the ordinary course of business;
(c)    (i) Liens in respect of judgments not constituting an Event of Default under Section 9.1(p), (ii) Liens securing amounts deposited in connection with litigation, appeal, surety, stay, custom, performance, or similar bonds entered into in connection with any litigation and (iii) Liens arising out of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP;
(d)    encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of Real Property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which the Loan Parties are a party, and other minor Liens or encumbrances none of which interferes in any material respect with the use of such Real Property affected in the ordinary conduct of the business of the Loan Parties, which defects do not, individually or in the aggregate, have a Material Adverse Effect on the business of the Loan Parties;

(e)    The interests of lessors under operating leases and Liens on equipment arising from precautionary UCC or PPSA financing statements regarding operating leases of equipment or consignment of goods;
(f)    Liens imposed by law, such as of carriers, warehousemen, bailees, mechanics, materialmen, builders’, construction and other similar Liens arising in the ordinary course of business and securing amounts that are not overdue by more than forty-five (45) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and adequate reserves or other appropriate provisions, if required in accordance with GAAP, have been made therefor; provided that (i) the aggregate amount of obligations secured by Liens permitted pursuant to this clause shall not exceed $3,000,000 at any time outstanding, and (ii) in addition to the foregoing, obligations secured by Liens arising in connection with [***] shall be permitted in an amount not to exceed the Borrower’s liability in respect thereof as of the Closing Date;
(g)    Permitted Priority Liens;
(h)    [Reserved];
(i)    Liens existing as of the Closing Date and set forth on Schedule 8.3; provided that any such Lien shall only secure the obligations that it secures on the Closing Date, except as otherwise permitted pursuant to the terms of this Agreement, and that the Borrower shall provide Agent with updated information to Schedule 8.3 and related information as reasonably requested by Agent;
(j)    Liens arising under any of the Loan Documents;
(k)    Liens on equipment acquired or held by any Group Company in the ordinary course of its business to secure Permitted Purchase Money Debt so long as such Lien only (i) attaches to such property financed by such Permitted Purchase Monday Debt (together with proceeds, products, accessories) and (ii) secures the Permitted Purchase Money Debt that was incurred to acquire such property; provided that the individual financings of property provided by a single lender may be cross-collateralized to other financings of property provided by such lender or its Affiliates;
(l)    Liens of landlords and mortgagees of landlords (i) arising by statute, common law or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the Real Property leased or subleased from such landlord or deposits relating to the applicable lease, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP, provided that the foregoing shall not be construed to permit any Lien that has a Material Adverse Effect;
(m)    any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease or sublicense entered into by any Group Company in the ordinary course of its business and covering only the assets so leased, licensed, subleased or sublicensed;
(n)    with respect to any leased Real Property, any Mortgage delivered by any landlord in favor of such landlord’s mortgagee;

(o)    non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business or licenses of Intellectual Property rights constituting Permitted Dispositions;
(p)    rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
(q)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 8.2(k);
(r)    Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to an Investment permitted under Section 8.7;
(s)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Person, and Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the UCC or any similar law of any other relevant jurisdiction on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry;
(t)    assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;
(u)    Liens consisting of an agreement to dispose of any property in a Permitted Disposition;
(v)    Liens securing Permitted Acquisition Debt; provided that such Liens attach only to (A) the assets acquired in the applicable Permitted Acquisition or (B) the Equity Interests of the Subsidiary acquired in such Permitted Acquisition or of the Permitted Acquisition Subsidiary that consummated such Permitted Acquisition;
(w)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(x)    Liens arising by operation of law in (i) the United States under Article 2 of the UCC, or (ii) any other relevant jurisdiction pursuant to any similar law of such relevant jurisdiction, in each case, in favor of a reclaiming seller of goods or buyer of goods;
(y)    Liens securing Subordinated Debt in accordance with the terms of this Agreement and the applicable Subordination Agreement; and

(z)    Liens on the assets of Jushi Europe and its Subsidiaries existing on the Closing Date in connection with the Jushi Europe Proceeding or imposed by Requirement of Law.
SECTION 8.4    Mergers and Acquisitions. Become a party to any merger, amalgamation or consolidation, without the prior written consent of the Agent, other than any merger, amalgamation or consolidation (a) in connection with an Investment permitted under Section 8.7 and the surviving entity of which is a Loan Party; (b) among Loan Parties; (c) between a Loan Party and an Excluded Subsidiary, provided the Loan Party is the surviving entity; (d) in connection with a Permitted Acquisition, provided that the surviving entity is either a Permitted Acquisition Subsidiary or a Loan Party; (e) as part of a listing on the New York Stock Exchange, the Nasdaq or another duly authorized stock exchange in the United States or Canada; or (f) [***].
SECTION 8.5    Related Party Transactions. Undertake any action or engage in any transaction or activity with any Affiliate, without the prior written approval of the Agent, other than (a) those contemplated or otherwise specifically permitted by the Loan Documents, (b) a transaction in the ordinary course of business on terms (taken as a whole) not materially less favorable to such Person than such Person could obtain in a comparable arms-length transaction with an unrelated third party, so long as no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur immediately after giving effect to such transaction, (c) the payment of reasonable fees to directors of a Group Company who are not employees of a Group Company, and compensation, employment, termination and other employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of a Group Company, (d) transactions among any Loan Parties so long as no Event of Default has occurred and is continuing, and (e) transactions existing on the Closing Date and described on Schedule 8.5 attached hereto.
SECTION 8.6    Restricted Payments. Make any Restricted Payment other than:
(a)    Restricted Payments by any Group Company to any Loan Party;
(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments by any Excluded Subsidiary to any other Excluded Subsidiary;
(c)    [reserved];
(d)     Restricted Payments made by the Borrower in connection with the dissolution, liquidation or winding up of any Excluded Subsidiary (excluding any Permitted Acquisition Subsidiary), including distributions of cash or other assets to its equity holders solely to the extent reasonably necessary and customary to effectuate such dissolution, liquidation or winding up, including the payment of reasonable and documented out-of-pocket costs and expenses incurred in connection therewith; provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such Restricted Payments are made in compliance with Requirements of Law, (iii) all liabilities of such Excluded Subsidiary to any Group Company have been satisfied or otherwise adequately provided for, (iv) such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect, and (v) solely with respect to Jushi Europe and its Subsidiaries, the aggregate amount of all Restricted Payments made pursuant to this clause (d) shall not exceed the Dissolution Cap.
(e)    Restricted Payments in the form of stock dividends or other distributions payable solely in Equity Interests of Borrower, so long as (i) no such Restricted Payment includes or is payable in cash or Cash Equivalents (other than intercompany transfers of funds otherwise permitted under this Agreement that may be deemed dividends for accounting or tax purposes), (ii) no such Restricted Payment includes or is payable in the Equity Interests of any Subsidiary the Equity Interests of which are subject to a Lien in favor of the Agent, and (iii) such stock dividends are made pro rata to all existing holders of Equity Interests of Borrower [***];
(f)    With the prior written consent of the Agent, repurchases or buybacks by Borrower of its Equity Interests provided that, (i) such repurchases of Equity Interests have been approved by the board of directors of Borrower, (ii) no Event of Default shall have occurred and be ongoing or result therefrom, (iii) the Loan Parties shall be in pro forma compliance with the requirements of Section 8.18; and
(g)    Restricted Payments consisting of the voluntary prepayment, redemption or other retirement of Debt (other than the Obligations) that (i) was outstanding as of the Closing Date (including, without limitation, Permitted Acquisition Debt that was outstanding prior to the Closing Date) and (ii) has a stated maturity date earlier than the Maturity Date; provided that (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such Debt is not Subordinated Debt, and (C) the Loan Parties shall be in pro forma compliance with the financial covenant set forth in Section 8.18 after giving effect thereto; provided further that [***];
(h)    Restricted Payments necessary to effectuate Borrower’s or an Affiliate’s listing on a public securities market in the United States, including without limitation the New York Stock Exchange or the NASDAQ;
(i)    Restricted Payments necessary to effectuate [***].
(j)    Restricted Payments made in connection with the existing loans and advances to officers, directors and employees identified in Section 8.7(xix) and set forth on Schedule 8.6(j) hereto; and
(k)    To the extent constituting a Restricted Payment, the issuance of options, warrants and other derivative securities that may be exercised for the Equity Interests of Borrower, and the issuance of the Equity Interests of Borrower in connection with the exercise of any options, warrants or other derivative securities.
SECTION 8.7    Restricted Investments. (a) Purchase or acquire, or make any commitment for, the issuance of any Equity Interest or any Debt or obligations or other securities of, or any interest in, any Person, (b) make or, solely to the extent constituting a binding obligation of a Group Company, commit to make any Acquisition, including by way of merger, consolidation or other combination, or (c) make or commit to make any advance, loan, extension of credit or capital contribution to, or assume the Debt of, purchase or acquire any other Debt or interest in, or make any other investment in, any Person including any Affiliate of

Borrower or any Subsidiary (the items described in clauses (a), (b) and (c) are referred to, as “Investments”), except for:
(i)    Investments in cash and Cash Equivalents;
(ii)    (A) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business, and (B) Investments consisting of endorsements of instruments for collection or deposit in the ordinary course of business;
(iii)    Investments by any Group Company in any Loan Party;
(iv)    advances and prepaid expenses and deposits for lease obligations or in connection with the provision of goods or services, in each case incurred in the ordinary course of business;
(v)    accounts receivable created and trade debt extended in the ordinary course of business;
(vi)    Investments received in settlement of amounts due to any Group Company effected in the ordinary course of business or owing to any Group Company as a result of insolvency, bankruptcy or reorganization proceedings involving an account debtor, supplier or customer, or upon the foreclosure or enforcement of any Lien in favor of Group Company;
(vii)    Permitted Acquisition Investments, so long as such Investments are made in reasonable anticipation of, in connection with, or following, a Permitted Acquisition, and the outstanding amount of such Investments constitutes a utilization of, and is counted toward, the Shared Cap;
(viii)    Investments consisting of Equity Interests, Debt or other securities acquired by any Group Company pursuant to the enforcement, workout, restructuring or foreclosure of any Debt, including in connection with a bankruptcy, insolvency, reorganization or other court-supervised or formal enforcement proceeding; provided that (A) such Investments shall be permitted without limit if acquired in connection with a bankruptcy, insolvency, reorganization or other court-supervised or formal enforcement proceeding, (B) in all other circumstances, the aggregate outstanding amount of such Investments shall not exceed $2,000,000 at any time, and (C) in each case, after giving pro forma effect thereto, the Loan Parties shall be in compliance with the Section 8.18 hereof;
(ix)    Investments a Group Company has agreed to make prior to the Closing Date and set forth on Schedule 8.7;
(x)    Investments constituting Debt permitted under Section 8.2, and guarantees among the Loan Parties not constituting Debt and entered into in the ordinary course of business, in each case, to the extent such guarantees also constitute Investments;
(xi)    Investments consisting of the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(xii)    purchases and acquisitions (including advances made in connection with such purchases and acquisitions) of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case, in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;
(xiii)    Investments arising out of the receipt of non-cash consideration for the Disposition of assets to the extent permitted under this Agreement;
(xiv)    bank deposits and securities accounts maintained in accordance with the terms of this Agreement and the other Loan Documents;
(xv)    Investments to the extent solely reflecting an increase in the value of Investments otherwise permitted hereunder;
(xvi)    (i) earnest money deposits made in connection with the acquisitions of property and assets not prohibited hereunder, (ii) deposits made in the ordinary course of business securing contractual obligations to the extent constituting a Permitted Lien, and (iii) lease, utility and other similar deposits made in the ordinary course of business of a Group Company to secure the performance of leases or in connection with bidding on government contracts;
(xvii)    Investments made pursuant to the establishment and initial capitalization of a Subsidiary for the purposes of a Permitted Acquisition or other permitted Investment or opening of a new dispensary; provided that such Subsidiary, if applicable, is joined to this Agreement pursuant to the terms of Section 7.12;
(xviii)    to the extent constituting Investments, the reinvestment by any Excluded Subsidiary of undistributed net income;
(xix)    loans and advances to officers, directors and employees in the ordinary course of business [***];
(xx)    To the extent constituting Investments, any Investments necessary to effectuate (A) Borrower’s or an Affiliate’s listing on a public securities market in the United States, including without limitation the New York Stock Exchange or the NASDAQ, or (B) [***];
(xxi)    Investments that constitute Permitted Real Estate Acquisitions; and
(xxii)    so long as no Event of Default has occurred and is continuing or would result therefrom, additional Investments in an aggregate outstanding amount not to exceed $1,000,000 at any time.
SECTION 8.8    Dispositions. Make any Disposition other than Permitted Dispositions.
SECTION 8.9    Reserved
SECTION 8.10    Changes in Organization Documents. Amend, modify or alter, or permit to be amended, modified or altered, or enter into any new agreement or document with respect to, any of Group Companies’ Organization Documents or any agreement entered into by such Person with respect to its equity securities, nor shall any Group Company enter into any new agreement with respect to its equity securities, in each case to the extent the same (i) would reasonably be expected to have a Material Adverse Effect, (ii) would cause or result in a

Default or Event of Default hereunder, or (iii) is materially adverse to the interests of the Agent or any Lender. For the avoidance of doubt, no Borrower shall be permitted to change its legal name without providing not less than fifteen (15) days’ prior written notice to the Agent and entering into such documents or agreements reasonably requested by the Agent to ensure that there is no loss of perfection in respect of any Liens in favor of the Agent that may result from such name change. Notwithstanding the foregoing, nothing in this Section 8.10 shall prohibit the Borrower or any other Group Company from [***].
SECTION 8.11    Financing Transactions. Except as otherwise provided herein, enter into or amend, restate, extend, supplement or otherwise modify, as applicable, any debtor-in-possession, rescue, priming, foreclosure or similar financing by any Group Company.
SECTION 8.12    Sale and Leaseback Transactions. Enter into more than $2,000,000 of Sale and Leaseback transactions in the aggregate without the prior written consent of Agent.
SECTION 8.13    Change in Nature of Business. Engage in any line of business substantially different from those lines of business conducted by the Group Companies on the date hereof or any business substantially related or incidental, complementary, corollary, synergistic or ancillary thereto.
SECTION 8.14    Modifications of Debt and Certain Other Agreements; Etc.
(a)    Unless Agent has provided prior written consent or as is otherwise permitted pursuant to this Agreement, including without limitation in connection with the Manassas Debt, amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its Material Debt, or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Material Debt if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Material Debt, would increase the interest rate applicable to such Material Debt (and excluding increases by reason of the application of the default rate under such Material Debt as in effect as of the Closing Date or changes in interest rate benchmarks), would add any additional financial or restrictive covenant or event of default, would change the subordination provisions thereof, if any, in a manner unfavorable to the Lenders, or would otherwise be materially adverse to the Lenders;
(b)    Make any voluntary payment or pre-payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its Debt (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Debt when due) except (i) as permitted under the applicable Subordination Agreement, (ii) any prepayment otherwise permitted as a Restricted Payment pursuant to Section 8.6, (iii) any other prepayments with the prior written consent of the Agent; (iv) Permitted Refinancing Debt; or (v) as otherwise permitted pursuant to this Agreement.
(c)    [Reserved]; and

(d)    Unless Agent has provided prior written consent or expressly permitted hereunder, agree to any amendment, modification or other change to or waiver of (i) any agreement evidencing or governing any Material Debt or (ii) any of its rights under any Material Contract, in each case if such amendment, modification, change or waiver could be adverse in any material respect to the Lenders.
SECTION 8.15    Limitations on Negative Pledges. Enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) the provisions of this Agreement and the other Loan Documents, (ii) restrictions or conditions contained in contracts, leases and documents governing Debt in existence as of the Closing Date, (iii) restrictions or conditions imposed by any agreement relating to Debt secured by a Lien solely to the extent permitted under this Agreement or any Loan Document, if such restrictions or conditions apply only to the Property securing such Debt, (iv) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of Property or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the Property or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (v) customary provisions in leases restricting the assignment or sublet thereof.
SECTION 8.16    Restrictions on Borrower. Borrower shall not engage in any business or activity other than (i) the ownership of the Equity Interests of its Subsidiaries and activities reasonably incidental thereto, (ii) the corporate actions required to maintain its existence and (iii) the execution and delivery of the Loan Documents to which Borrower is a party and the performance of its obligations thereunder.
SECTION 8.17    [Reserved].
SECTION 8.18    Minimum Liquidity. Permit the balance of unrestricted cash of the Loan Parties, on a consolidated basis, deposited in Controlled Accounts, to be less than $15,000,000, at any time. For purposes of this Section 8.18, “unrestricted cash” means cash not subject to any restriction other than restrictions (i) in favor of the Agent under the Loan Documents, (ii) imposed by law, or (iii) in favor of a depository institution under any depository agreement. For the avoidance of doubt, the Borrower shall promptly notify the Agent after any Loan Party becomes aware of any failure to comply with this covenant that constitutes an Event of Default.
ARTICLE IX.
EVENTS OF DEFAULT
SECTION 9.1    Events of Default. If any of the following events (“Events of Default”) shall occur, effective as of the earlier of: (i) the date the Loan Parties have knowledge of such Event of Default and (ii) the date written notice of such Event of Default is given by Agent to any Loan Party:

(a)    Payment Failure. The Loan Parties shall fail to pay any accrued interest on the Term Loan on any Payment Date and such failure continues for a period of three (3) Business Days;
(b)    Maturity Date Payment Failure. The Loan Parties shall fail to make any payment of principal when due or fail to pay the outstanding principal balance of the Term Loans on the Maturity Date;
(c)    Other Payment Failure. The Loan Parties shall fail to pay any other amounts owed or due under the Term Loan or this Agreement or any other Loan Document, when the same becomes due and payable, and such failure continues for a period of ten (10) Business Days, provided that, to the extent the applicable amount is of a type customarily invoiced by the Agent, any Lender or any other Person, the Agent or such Person shall use commercially reasonable efforts to deliver an invoice or other written notice of the amount due, provided further that the failure to deliver such invoice shall not relieve the Loan Parties of their obligation to pay such amount when due;
(d)    Breach of Specific Covenants. Any breach by a Loan Party of the covenants set forth in Section 7.2, Section 7.3, Section 7.6, Section 7.7, Section 7.12, Section 7.18, Section 7.19 and Section 7.9 (solely with respect to existence) or Article VIII hereof, the breach of which shall not constitute an Event of Default unless such breach continues for five (5) calendar days;
(e)    Misrepresentation. Any representation or warranty made or deemed made by any Loan Party in this Agreement or any other Loan Document, or in any certificate or other document furnished pursuant hereto, that proves to have been incorrect or misleading in any material respect when made or deemed made;
(f)    New Management Agreements. The entry by any Loan Party into any Management Agreement with a Person that is not an Affiliate or an Excluded Subsidiary (other than in connection with a Permitted Acquisition), where the aggregate consideration payable to or by such Loan Party under such Management Agreement equals or exceeds $1,000,000 in any Fiscal Year;
(g)    Cross-Default. (i) Any Loan Party shall default (beyond any applicable grace or cure period) on any Material Contract (other than in respect of any Cannabis License which shall be governed pursuant to 9.1(o) hereof), or (ii) any Group Company shall default (beyond any applicable grace or cure period) on any other Debt in excess of $4,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); [***];
(h)    [Reserved];
(i)    Failure to Perform. The Loan Parties shall fail to perform or observe any other material term, covenant or agreement contained in any other Loan Document (not otherwise addressed in this Section 9.1) and such failure continues unremedied for a period of thirty (30) days after the earlier of (i) the date on which such breach shall first become actually known to any Authorized Officer of the Borrower or (ii) written notice to the Borrower from the Agent;

(j)    Insolvency. Any Loan Party or material Excluded Subsidiary (excluding Jushi Europe and its Subsidiaries) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any such Person under the Bankruptcy Code or any other Debtor Law seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or any such Person shall take any corporate action to authorize any of the actions set forth above in this subsection (j);
(k)    Termination, Invalidity of Agreements or Interests. The Pledge Agreement, Security Agreement, Canadian Pledge and Security Agreement, or any other Loan Document or any interest of the Lenders thereunder shall for any reason be terminated, invalidated, void or unenforceable, other than as a result of any action or inaction on the part of the Agent or Lenders.
(l)    Indictment. Any senior officer of any Group Company, is the subject of any indictments or a proceeding in which potential penalties or remedies include forfeiture of a material portion of Collateral;
(m)    Change of Control. Any Change of Control occurs;
(n)    Restricted Cannabis Activity. Any Group Company shall engage in any Restricted Cannabis Activity;
(o)    Loss of Cannabis License. The loss or suspension of any Loan Party’s Cannabis License for more than thirty (30) days beyond any grace period provided for by the applicable Governmental Authority, which Cannabis License is material to the operations of the Loan Parties (taken as a whole); unless such status is being diligently contested in good faith by appropriate proceedings and the Loan Parties are able to continue operations in accordance with the Requirements of Law while such status is being contested;
(p)    Judgment. One or more judgments, orders or awards for the payment of money exceeding $4,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of sixty (60) consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;
(q)    Continuation of Business. (i) Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, a material part of the business of the Loan Parties, taken as a whole;
(r)    [Reserved];
(s)    Material Adverse Effect. A Material Adverse Effect occurs;
(t)    ERISA Event. Any occurrence of an ERISA Event that results in, or would reasonable be expected to result in, a Material Adverse Effect;
(u)    Change in Leadership. The removal, resignation, death or other incapacitation of the chief executive officer or chief financial officer, in each case appointed on the Closing Date, and within ninety (90) days following such removal, resignation, death or other incapacitation the Borrower does not hire, promote or appoint, or cause to be hired, promoted or appointed, an individual or individuals to fulfill such role(s), either on an interim or permanent basis, that is approved by the board of directors of the Borrower; or
(v)    Theft, Loss, Damage, or Destruction. Any occurrence of any loss, theft, substantial damage or destruction of any item or items of assets of any Loan Party (other than in the ordinary course of business), the other Loan Documents or any guarantee (a “Loss”), to the extent the amount of such Loss not fully covered by insurance (excluding any deductible in connection therewith), together with the amount of all other Losses not fully covered by insurance (excluding any deductible in connection therewith) occurring in the same Fiscal Year, exceeds $3,000,000.
Then upon the occurrence of any of the foregoing events (subject to any applicable grace or cure period set forth in each of the foregoing) and during the continuance thereof, the Agent may declare the outstanding principal balance of the Term Loans, all interest thereon and all other outstanding Obligations or amounts payable under this Agreement or any other Loan Document to be forthwith due and payable; provided however, that in the case of any Event of Default pursuant to Subsection (j) of this Section 9.1, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Loan Parties.
SECTION 9.2    Remedies. In addition to the rights of the Agent and Lenders in the last paragraph of Section 9.1, upon the occurrence and during the continuance of an Event of Default, the Agent, acting on behalf of the Lenders, will have immediate rights to (i) foreclose on the Collateral without any approval or additional action of any Loan Party; (ii) enforce each of the guaranties made by the Guarantors hereunder; (iii) enforce its rights for a Third-Party Sale; (iv) seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of its remedies, with respect to such appointment without prior notice or hearing as to such appointment; (v) exercise exclusive control over all Controlled Accounts, including requiring the Loan Parties to immediately direct each depository bank to comply with the DACAs and cease complying with withdrawal or entitlement orders and all other directions concerning the Controlled Accounts originated by any Borrower pursuant to Section 7.10 hereof; and (vi) exercise any and all of its other rights and remedies under the Requirements of Law, hereunder and under the other Loan Documents. The Loan Parties shall cause their Subsidiaries to cooperate with Agent and promptly provide such documentation, access, and other assistance as Agent may request in order to effectuate the foregoing or enforce its rights hereunder.
ARTICLE X.
BORROWER AS REPRESENTATIVE.
SECTION 10.1    Appointment; Nature of Relationship. Borrower is hereby appointed by each of the Guarantors as its contractual representative hereunder and under each other Loan Document, and each of the Guarantors irrevocably authorizes the Borrower to act as the contractual representative of such Guarantor with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower agrees to act as such contractual representative upon the express conditions contained in this Article X. The Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower or any Guarantor for any action taken or omitted to be taken by the Borrower or the Guarantors pursuant to this Section 10.1. The Agent and the Lenders may rely conclusively on any action, notice, instruction, certificate, or agreement delivered or taken by the Borrower as contractual representative of the Guarantors, without any duty to inquire as to the authority or consent of any Guarantor. The Borrower shall not be liable to any Guarantor for any action taken or omitted to be taken in good faith in its capacity as contractual representative, except for gross negligence or willful misconduct.
SECTION 10.2    Powers. The Borrower shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower shall have no implied duties to the Guarantors, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower.
SECTION 10.3    Employment of Agents. The Borrower may execute any of its duties as the Borrower hereunder and under any other Loan Document by or through the Authorized Officers.
SECTION 10.4    Notices. Each Guarantor shall immediately notify the Borrower of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower receives such a notice, the Borrower shall give prompt notice thereof to the Agent and the Lenders. Each Guarantor waives any requirement that the Agent or any Lender provide notice directly to such Guarantor of any Default or Event of Default.
SECTION 10.5    [Reserved].
SECTION 10.6    Execution of Loan Documents. The Guarantors hereby empower and authorize the Borrower, on behalf of the Guarantors, to execute and deliver to the Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. The Borrower agrees that any action taken by the Borrower or the Guarantors in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Guarantors.
ARTICLE XI.
MISCELLANEOUS
SECTION 11.1    Survival of Representations and Warranties. All representations and warranties in each Loan Document shall survive the delivery of the Note (if any) and the making of the Term Loan, and shall continue after the repayment of the Note and the Maturity Date until all Obligations are paid in full (other than inchoate obligations for indemnification or unasserted claims for reimbursement), and any investigation at any time made by or on behalf of the Agent shall not diminish the Lenders’ right to rely thereon.
SECTION 11.2    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, the Required Lenders and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article V or the waiver of any Default or Event of Default shall not constitute an extension or increase of any Commitment of any Lender);
(b)    reduce the principal of, or rate of interest specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document to any Lender, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or other Obligation or to reduce any fee payable hereunder);
(c)    postpone any date scheduled for any payment of principal of, or interest on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;
(d)    change any provision of the Loan Documents that requires ratable sharing of payments to the Lenders in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(e)    (i) release all or substantially all of the value of (A) the Collateral from the Liens of the Security Documents or (B) the value of the guarantees provided under any guaranty agreement or (ii) subordinate (A) the payment and priority of the Obligations to any other Debt or (B) the priority of the Liens securing the Obligations to the Liens securing any other Debt, in each case, without the written consent of each Lender;

(f)    change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, in each case, without the written consent of each Lender; or
(g)    require the consent of the Required Lenders if such amendment, waiver or consent is to a provision of the Fee Letter but such amendment, waiver or consent shall require the consent of the Agent;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Agent, unless in writing executed by the Agent, in each case in addition to the Loan Parties and the Lenders required above.
In addition, notwithstanding anything in this Section to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Agent within ten (10) Business Days following receipt of notice thereof. For purposes of this Section 11.2, the execution of any amendment, waiver, or consent by the Borrower in its capacity as contractual representative of the Guarantors pursuant to Article X shall constitute execution by each Guarantor.
SECTION 11.3    Notices, Etc. All notices and other communications provided for hereunder (including any waiver or consent by the Agent) shall be in writing and sent by (a) a recognized national overnight delivery service and shall be effective when actually delivered to the addresses listed below or (b) electronic mail and shall be effective when confirmation of such electronic mail is received or such electronic mail is delivered to the respective e-mail address(es) below and no bounce-back or error message is received by the sender thereof:

If to any Loan Party:    Jushi Holdings Inc.
301 Yamato Road, Suite 3250
Boca Raton, Florida 33431
Attention: Harris Shain
Email: [***]

with a copy (which
shall not constitute
notice) to:     Sheppard, Mullin, Richter & Hampton LLP
350 South Grand Avenue, 40th Floor
Los Angeles, CA 90071
Attention: Kyle Mathews
Email: [***]

If to the Agent:    FG Agency Lending LLC
747 Third Avenue
Suite 3602
New York, NY 10017
Attention: Peter Bio
Email: [***]

with a copy (which
shall not constitute
notice) to:    Feuerstein Kulick LLP
420 Lexington Avenue, Suite 2024
New York, NY 10170
Attention: Samantha Gleit
Email: [***]

or as to the Borrower, the Lenders, or Agent at such other address as shall be designated by such party in a written notice to the other parties. For the avoidance of doubt, information required to be furnished to the Agent pursuant to Article VII hereof shall not require a copy to be delivered by Borrower to Agent’s counsel.
SECTION 11.4    No Waiver; Remedies. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 11.5    Costs and Expenses. The Borrower agrees to pay or reimburse upon demand: (a) the Agent Fee; (b) all reasonable and documented legal fees, costs and expenses in connection with the preparation and negotiation of the Loan Documents incurred prior to the Closing Date or within sixty (60) days following the Closing, provided that, solely to the extent no Event of Default has occurred and is continuing during such sixty (60)-day period, the aggregate amount of such fees, together with the Estimated Legal Fees, shall not exceed $350,000, excluding, for the purposes of the foregoing calculation, costs, fees and expenses that are not attorneys’ fees (for example, lien and other corporate search expenses and recording fees (the “Fee Cap”), and (c) all reasonable and documented legal fees, costs and expenses of the Agent incurred after the Closing Date other than those described in foregoing clause (b), all of which shall be Borrower’s obligation and shall not be subject to the Fee Cap. The payment or reimbursement of such legal fees, costs, and expenses incurred on or before the Closing Date, together with the Estimated Legal Fees, shall be paid to counsel for the Agent, out of the loan proceeds on the Closing Date and such fees shall be deducted from the amount Lenders are obligated to fund to the Borrower. Subject to the caps and limitations set forth in this Agreement, the Loan Parties agree to pay or reimburse upon demand, all reasonable and documented out-of-pocket costs, fees, and expenses, if any (including, without limitation, reasonable and documented out-of-pocket counsel fees, costs, and expenses, incurred by the Agent and Lenders in connection with the monitoring and enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, for any amendments, waivers, collection of principal, interest, fees and any other amounts owed hereunder, or other enforcement of rights hereunder including under this Section 11.5. The Loan Parties shall be responsible for the payment of all broker fees, including, without limitation, any success fees and unpaid retainers.
SECTION 11.6    Indemnification. The Loan Parties shall indemnify the Agent each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements and reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (limited to the fees, costs, client charges and expenses of (i) one firm of lead counsel for the Agent and the Lenders, taken as a whole, and (ii) one local counsel in each relevant jurisdiction (and, in the case of an actual or potential conflict of interest, one additional local counsel in each relevant jurisdiction) for the Agent and the Lenders, taken as a whole)), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the consummation of the transactions contemplated thereby or (y) any Commitment, any credit extension or the use or proposed use of the proceeds thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s funding obligations hereunder, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of any Loan Party or any of their Affiliates); or (ii) any actual or alleged presence or release of Materials of Environmental Concern on or from any Real Property currently or formerly owned or operated by any Group Company, or any Environmental Liability related in any way to any Group Company, in all cases; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. This Section 11.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding anything contained in this Agreement to the contrary, the Loan Parties’ liability and obligations with respect to any indemnified liability arising out of any Environmental Law in respect of any Real Property shall be released on the date which is the three (3) year anniversary of the date on which the earliest of the following occurs: (i) the payment in full of the Obligations (other than inchoate obligations for indemnification or unasserted claims for reimbursement), or (ii) Agent or its nominee or assignee has exercised it foreclosure rights under this Agreement; provided that the Agent has received a Phase I environmental site assessment prepared on Agent’s behalf by environmental professionals selected by the Loan Parties and approved by Agent in its reasonable discretion, at the sole cost of the Loan Parties, that indicates that the applicable Real Property and the Loan Parties’ operations are free from any circumstance, condition, Materials of Environmental Concern or violation of Environmental Law that constitutes a “recognized environmental condition” (as that term is defined in the ASTM standard practice for Phase I environmental site assessments) that could reasonably be expected to have a Material Adverse Effect and was not disclosed to Agent prior to the Closing Date.
SECTION 11.7    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent, on behalf of the Lenders, is hereby authorized at any time and from time to time, to the fullest extent permitted by the Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Debt at any time owing by the Lenders to or for the credit or the account of any Loan Party against any and all of the obligations of the Loan Parties now or hereafter existing under any Loan Document, whether or not the Agent or Lenders shall have made any demand under the Note and although such obligations may be unmatured. The Agent, on behalf of the Lenders, agree to promptly notify the Borrower after any such set-off and application made by such Lenders, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lenders may have.
SECTION 11.8    Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Agent and the Lenders and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Agent and the Lenders and their respective permitted successors and assigns.
SECTION 11.9    Assignments and Participations.
(a)    Generally. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and Agent and each Lender and their respective successors and assigns; provided, however, that none of Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of the Agent and any such assignment without Agent’s prior written consent shall be null and void. With the prior written consent of the Borrower and the Agent, each Lender may assign to one or more Eligible Assignees all or a portion of the Term Loan held by it; provided, however, that (A) the written consent of the Borrower (1) shall not be unreasonably withheld, conditioned or delayed, (2) shall not be required upon the occurrence and during the continuance of an Event of Default, and (3) shall be deemed given if not positively denied in writing by the Borrower within five (5) Business Days of the date of the written request therefor, (B) no written consent of Agent or the Borrower shall be required in connection with any assignment by a Lender (1) to Agent or another Lender, (2) to an Affiliate of Agent or another Lender (other than an Affiliate that is a Competitor) or (3) during the continuance of an Event of Default, and (C) the written consent of the Agent (1) shall not be unreasonably withheld, conditioned or delayed and (2) shall be deemed given if not positively denied in writing by the Agent within five (5) Business Days of the date of the written request therefor. Notwithstanding the foregoing, in no event shall any such assignment be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person). In addition to the foregoing, no assignment of any Loans may be made by an Affiliated Lender to any Loan Party or any Affiliate of any Loan Party and any such assignment shall be void and of no effect.
(b)    The lender party to each such assignment shall execute and deliver to Agent, an Assignment and Acceptance Agreement in the form of Exhibit A, via an electronic settlement system acceptable to Agent (or, if previously agreed with Agent, manually), and, shall pay to Agent a processing and recordation fee of four thousand dollars ($4,000) (which fee may be waived or reduced in the sole discretion of Agent). Any Assignment and Acceptance Agreement shall include customary representations and disclosures regarding material non-public information of Borrower or any other Loan Party.
(c)    Participations. Any Lender may at any time grant to any Person participating interests in its Commitment or the obligations owing to such Lender hereunder (a “Participant”); provided that, unless an Event of Default has occurred and is continuing, each such grant shall be to an Eligible Assignee. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Loan Parties and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Term Loan or a portion thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”) and any attempted sale of a participation that is not recorded in accordance with this Section 11.9(c) shall be null and void; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    Information to Assignee, Etc. A Lender may furnish any information concerning the Property and its operations, Borrower, or Guarantors in the possession of such Lender from time to time to Eligible Assignees and Participants (including prospective assignees and any Related Party thereof); provided, however, that no Lender may not disclose or disseminate Borrower’s financial statements (or extracts thereof or information contained in such financial statements) or any other material non-public information of Borrower or any other Loan Party to any other Person or entity outside of such Lender’s organization (other than to any Related Party) without the prior written consent of the Borrower (which consent shall not be unreasonably withheld). In connection with such negotiation, execution and delivery, the Loan Parties authorize the Agent and Lenders to communicate all information and documentation related to the Term Loan (whether to the Loan Parties or to any assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information, provided such information shall be handled by Agent and the Lenders with the same duty of care as Agent and each Lender, as applicable, handles its own confidential information, and shall be liable to Borrower for the disclosure of any such information.
(e)    Cooperation; Costs and Expenses. In connection with any such sale, syndication, assignment or participation, the Loan Parties further agree that they shall be responsible for their own costs and expenses in connection with such transaction and that the Loan Documents and other related documents shall be sufficient evidence of the obligations of Loan Parties to each purchaser, assignee or participant and upon written request by the Agent, the Loan Parties shall enter into such amendments or modifications to the Loan Documents and other related documents as may be reasonably necessary or desirable in order to evidence any such sale, syndication, assignment or participation; provided that the Loan Parties shall not be required to reimburse or otherwise be liable in any manner in respect of any fees, costs and expenses incurred by the Agent or any Lender in connection with any such sale, syndication, assignment or participation of any of the Term Loans.
(f)    Register. The Agent, acting solely for this purpose as a non-fiduciary Agent of the Borrower, shall maintain at its principal office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
SECTION 11.10    Limitation on Agreements. All agreements among the Loan Parties, the Agent and the Lenders, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made in respect of an amount due under any Loan Document or otherwise, shall the amount paid, or agreed to be paid, to the Lenders for the use, forbearance, or detention of the money to be loaned under any Loan Document or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstance whatsoever, fulfillment of or compliance with any provision hereof or of any of such documents at the time performance of such provision shall be due or at any other time shall involve exceeding the amount permitted to be contracted for, taken, reserved, charged or received by the Lenders under applicable usury or similar law, then, ipso facto, the obligation to be fulfilled or complied with shall be reduced (firstly by reducing the stated interest rate and thereafter, if and to the extent required, by reducing any other amount comprising interest) to the limit prescribed by such applicable usury or similar law, and if, from any such circumstance, the Lenders shall ever receive interest or anything which might be deemed interest under the Requirements of Law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other obligations of the Loan Parties to the Lenders under any Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Note and the amounts owing on other obligations of the Loan Parties to the Lenders under any Loan Document, as the case may be, such excess shall be promptly refunded in cash to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance, or detention of the indebtedness of the Loan Parties to the Lenders shall, to the extent permitted by the Requirements of Law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. Notwithstanding anything to the contrary contained in any Loan Document, it is understood and agreed that if at any time the rate of interest which accrues on the outstanding principal balance of the Note shall exceed the Highest Lawful Rate, the rate of interest which accrues on the outstanding principal balance of the Note shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest which accrues on the outstanding principal balance of the Note shall not reduce the rate of interest which accrues on the outstanding principal balance of such Note below the Highest Lawful Rate until the total amount of interest accrued on the outstanding principal balance of the Note, taken in the aggregate, equals the amount of interest which would have accrued if such interest rate had at all times been in effect and not been reduced. In the event that any rate of interest under the Note or any Loan Document is reduced due to the effect of this Section 11.10 and there is a subsequent increase in the Highest Lawful Rate, such interest rate shall, automatically without any action of the Loan Parties or Lenders, be increased to the then applicable Highest Lawful Rate; provided that the interest rate shall not exceed the rate set forth in Section 2.3. The terms and provisions of this Section 11.10 shall control and supersede every other provision of all Loan Documents.
SECTION 11.11    SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS IRREVOCABLY AND UNCONDITIONALLY:
(a)    SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF ANY STATE OF NEW YORK AND APPELLATE COURTS THEREOF OR, AT THE OPTION OF THE AGENT ANY COURT IN WHICH IT ACTING IN ITS SOLE DISCRETION DEEMS IT NECESSARY OR APPROPRIATE TO INITIATE LEGAL OR EQUITABLE PROCEEDINGS IN ORDER TO EXERCISE, PRESERVE, PROTECT OR DEFEND ANY OF LENDERS’ RIGHTS AND REMEDIES HEREUNDER OR UNDER THE NOTE, THE SECURITY AGREEMENT, THE PLEDGE AGREEMENT, OR THE CANADIAN PLEDGE AND SECURITY AGREEMENT OR OTHERWISE OR TO EXERCISE PRESERVE, PROTECT OR DEFEND ANY LIEN, AND THE PRIORITY THEREOF, AGAINST ANY COLLATERAL;
(b)    EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION OR PROCEEDING OR ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF OR ANY OTHER FORUM REASONABLY SELECTED BY AGENT;
(c)    WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(d)    AGREES THAT SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING MAY BE EFFECTED BY DELIVERY OF A COPY THEREOF (BY REGISTERED OR CERTIFIED MAIL OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL POSTAGE PREPAID) TO THE ADDRESS SET FORTH IN SECTION 11.3 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED IN WRITING PURSUANT TO SECTION 11.3; AND

(e)    THE LOAN PARTIES, THE AGENT AND THE LENDERS WAIVE THEIR RIGHT TO JURY TRIAL WITH RESPECT TO ANY LEGAL ACTION ARISING UNDER THIS AGREEMENT.
SECTION 11.12    Severability. In case any one or more of the provisions contained in any Loan Document to which the Loan Parties is a party or in any instrument contemplated thereby, or any application thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein, and any other application thereof, shall not in any way be affected or impaired thereby.
SECTION 11.13    Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state.
SECTION 11.14    WAIVER OF DEFENSE OF ILLEGALITY. EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY DEFENSE BASED ON FEDERAL LAW OR THAT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE VOID AS AGAINST PUBLIC POLICY OR BASED ON ILLEGALITY UNDER FEDERAL LAW, INCLUDING WITHOUT LIMITATION ANY FEDERAL CANNABIS LAWS. EACH PARTY HERETO ACKNOWLEDGES THAT EACH OF CALIFORNIA, MICHIGAN, MARYLAND, NEW JERSEY, OHIO AND PENNSYLVANIA HAS ENACTED LEGISLATION REGARDING THE LEGAL USE OF CANNABIS, PARTICULARLY MARIJUANA, WHICH MAY BE IN CONFLICT WITH FEDERAL LAWS. EACH PARTY EXPRESSLY WAIVES THE RIGHT TO PRESENT ANY DEFENSE RELATED TO THE FEDERAL ILLEGALITY OF CANNABIS AND AGREES THAT SUCH DEFENSE SHALL NOT BE ASSERTED, AND WILL NOT APPLY, IN ANY DISPUTE OR CLAIM ARISING OUT OF THIS AGREEMENT.
SECTION 11.15    Execution in Counterparts; Electronic Signatures.
(a)    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to the Agent by facsimile transmission, electronic transmission or physical delivery. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. No party hereto or to any other Loan Document shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act, the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Transactions Act (British Columbia) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, or any other similar laws of any other jurisdiction.
SECTION 11.16    Confidentiality.
(a)    The Agent and each Lender agrees to keep confidential in accordance with its customary procedure for handling confidential information of this nature any non-public information supplied to it by, or on behalf of, the Group Companies pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person or its Related Parties from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Related Parties or the Related Parties of any Person described in clause (ii) or clause (iii) below (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 11.16); (ii) to any other party hereto; (iii) to any permitted assignee or participant (or prospective assignee or participant) pursuant to Section 11.9 so long as such assignee or participant (or prospective assignee or participant) has been informed of the confidential nature of such information and instructed to keep such information confidential on substantially the same terms as this Section 11.16; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority, provided that the Agent shall use commercially reasonable efforts to give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement; (v) in connection with any litigation to which the Agent or any Lender is a party (so long as the Agent or Lender provides the Borrower with prompt notice thereof to the extent permitted by the Requirements of Law); (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (vii) with the written consent of the Borrower.
(b)    Without limiting the generality of Section 11.16(a), each of the Agent and the Lenders acknowledge that it is aware (a) that any financial projections (including the Projections) may contain material non-public information that is not otherwise publicly available, and (b) of the restrictions imposed by applicable securities laws and legislation (including without limitation the Securities Act and United States securities laws) on a Person possessing material non-public information about a public company such as the Borrower. Without limiting the foregoing, each of the Agent and the Lenders further acknowledge that United States and Canadian securities laws may impose certain restrictions upon Persons with material non-public information about a corporation from purchasing or selling securities of such corporation and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each of the Agent and the Lenders agree that it will comply with all such securities laws.
ARTICLE XII.
RIGHTS AND DUTIES OF AGENT.
SECTION 12.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints FG Agency Lending LLC to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XII are solely for the benefit of the Agent and the Lenders, and neither the Loan Parties nor any other party to this Agreement shall have rights as a third-party beneficiary of any of such provisions.
SECTION 12.2    Agent. The Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 11.9(f) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, “agent”, and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.
SECTION 12.3    Rights as a Lender. The Persons serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it was not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as Agent hereunder in each of the Agent’s individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Group Companies or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders. FG Agency Lending LLC (and any successor acting as Agent or any sub-agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
SECTION 12.4    Loan Information.
(a)    At Lenders’ request from time to time, Agent shall provide Lenders with any available financial and nonfinancial information in Agent’s possession on the Borrower, Guarantors, any other Loan Parties and endorsers of the Term Loan, and all security for the Term Loan. The Agent shall maintain records pertaining to the Term Loan. At all reasonable times, Agent shall permit the Lenders, at Lenders’ sole expense, to inspect and copy all such writings and records relating to the Term Loan. The Agent shall provide to Lenders, promptly upon receipt by Agent, copies of all reports and other information required to be provided by the

Borrower to Agent under this Agreement and any other material information otherwise received by Agent with respect to Borrower.
(b)    Nothing contained in this section shall impose any liability upon Agent for its failure to provide Lenders any of such information or financial statements except for Agent’s own bad faith, willful misconduct, or gross negligence; and provided further, that Agent shall not be obligated to provide Lenders with any information in violation of the Requirements of Law or any contractual restrictions on the disclosure thereof.
(c)    Agent shall have no responsibility to Lenders for any errors or omissions in any such reports, financial statements, or other information.
(d)    Agent may take any action with respect to the Term Loan which in its reasonable discretion it deems proper. The Agent shall not be liable for any error of judgment or for any action taken or omitted by it, except to the extent caused by its gross negligence or willful misconduct that causes actual damage to Lenders.
(e)    Agent (1) may consult with legal counsel (including but not limited to counsel for Borrower), independent public accountants, and other experts selected by Agent and shall not be liable for any action taken or omitted in good faith in accordance with the advice of such counsel, accountants, or experts; and (2) shall incur no liability for acting upon any notice, consent, certificate, or other instrument or writing (which may be by facsimile or electronic mail) believed by Agent to be genuine and believed by Agent to be signed or sent by the proper party. Except as otherwise specifically provided in this Agreement, Agent shall not be compelled to do any acts hereunder or under any Loan Document or to take any action towards the execution or enforcement of the powers created under this Agreement or any Loan Document, or to prosecute or defend any suit in respect hereof or thereof.
(f)    None of the rights in this Section 12.4 shall apply to Lenders that are Affiliated Lenders and Affiliated Lenders shall not be entitled to the benefit or receipt of any information provided to Agent hereunder (including but not limited to legal advice), or provided by Agent to other Lenders other than information relating to payments and administration of the Loan.
SECTION 12.5    Enforcement of Loan. Subject to Section 11.2 and except as specifically provided in this Agreement, it is understood and agreed that Agent may, in its sole discretion and without prior notice to or consent of Lenders, (i) agree to the modification, waiver or release of any term or provision of the Loan Documents, (ii) give or withhold consents or approvals to any actions or failures to act by Borrower, (iii) exercise or refrain from exercising, or waive, any rights or powers or take or refrain from taking any actions which may be vested in Agent or which Agent may be entitled to take or assert under the Loan Documents, and (iv) take such other and further action as Agent may deem necessary for the effective administration of the Term Loan; provided, however, that without the prior written consent of Required Lenders, no such amendment, waiver or consent shall:
(a)    change the stated Maturity Date or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Agent under this Agreement or under any other Loan Document;

(b)    reduce the principal of, or the rate of interest specified herein on, any portion of the Term Loan, or any fees or other amounts payable under any Loan Document; provided, however, that Agent may waive any obligation of the Borrower to pay interest at the rate specified in Section 2.3;
(c)    increase the principal amount of the Term Loan or permit the Loan Parties to incur additional indebtedness except as expressly permitted herein;
(d)    release any Collateral or the liability of the Loan Parties or any existing Guarantor except as expressly permitted herein;
(e)    reduce the amount of principal payable upon acceleration of the Maturity Date;
(f)    during the continuance of an Event of Default, modify, waive or release any material term or provision of the Loan Documents or give or withhold consents or approval to any actions or failures to act by Borrower;
(g)    impair the right of Lenders to receive payment of principal, interest, fees or expenses when due;
(h)    change the ranking or priority of the Term Loan or any security interest thereunder; or
(i)    subordinate the Term Loan or the Lenders’ interests.
Notwithstanding the foregoing, (i) any fee letter between the Agent or any of its Affiliates, on the one hand, and one or more Loan Parties, on the other hand, may be amended by the parties thereto and (ii) the Additional Incremental Amendment shall be effective to amend this Agreement as contemplated by Section 2.1 if executed by the Borrower, the other Loan Parties party thereto, the applicable Lenders providing an Additional Incremental Commitment and the Agent.
SECTION 12.6    Nature of Duties of the Agent. The Agent shall have no duties or responsibilities to Lenders except as expressly set forth in this Agreement. The Agent’s duties hereunder shall be mechanical and administrative in nature. The Agent shall not have by reason hereof a fiduciary relationship with respect to Lenders. The Agent agrees to be bound by Lenders’ determinations made in connection with the Loan Documents so long as such determinations are made in good faith and in the absence of willful misconduct. Unless indemnified to the satisfaction of the Agent against loss, cost, liability, and expense, the Agent shall be under no duty to enforce any rights, remedies, powers, or privileges with respect to any enforcement of the obligations of the Loan Parties under the Loan Documents and shall not be compelled to do any act hereunder or thereunder or to take any action toward the exercise or enforcement of the powers created by this Agreement or any of the Loan Documents, or to prosecute or defend any suit in respect hereof or thereof. Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 11.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by a Loan Party or a Lender. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.
SECTION 12.7    Standard of Care. In making and handling the Term Loan, the Agent will exercise the same care as a commercially reasonable agent would exercise, but the Agent shall have no further responsibility to Lenders except as expressly provided herein. Further, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) any litigation or collection proceeding (or to initiate or conduct any such litigation or proceeding) under any Loan Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders or (vii) the value or rating of any Collateral.
SECTION 12.8    Indemnification of the Agent by Lenders. To the extent that the Agent and its Related Parties are not reimbursed and indemnified by Borrower, and whether or not the Agent or its Related Parties has made demand on the Guarantors for the same, the Lenders will, within five days of written demand by the Agent or its Related Parties, reimburse the Agent and its Related Parties for and indemnify the Agent and its Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to the Agent or its Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or its Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent or its Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender’s pro rata share, including, without limitation, advances and disbursements made; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from the

Agent’s or its Related Parties’ gross negligence or willful misconduct. The obligations of the Lenders under this Section 12.8 shall survive the payment in full of the Term Loan and the termination of this Agreement.
SECTION 12.9    Erroneous Payments.
(a)    If Agent (i) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Agent) received by such Payment Recipient from Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent pending its return or repayment as contemplated below in this Section 12.9 and held in trust for the benefit of Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as Agent may, in its sole discretion, specify in writing), return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately pre-ceding clauses (x), (y) and (z)) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 12.9(b).
For the avoidance of doubt, the failure to deliver a notice to Agent pursuant to this Section 12.9(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.9(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Agent has demanded to be returned under immediately preceding clause (a).
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Term Loans (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Term Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest), and is hereby (together with Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Term Loans to Borrower or Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) Agent and Loan Parties shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Agent will reflect in the register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time, its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(e)    Subject to Section 11.9 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Agent on or with respect to any such Term Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by Agent) and (y) may, in the sole discretion of Agent, be reduced by any amount specified by Agent in writing to the applicable Lender from time to time.
(f)    The parties hereto agree that (x) irrespective of whether Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, pre-pay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party; provided that this Section 12.9 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower for the purpose of making such Erroneous Payment.
(g)    To the extent permitted by the Requirements of Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(h)    Each party’s obligations, agreements and waivers under this Section 12.9 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the re-placement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 12.10    Merger or Consolidation. Any corporation or association into which FG Agency Lending LLC may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which FG Agency Lending LLC is a party, will be and become the successor Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
SECTION 12.11    Delegation of Duties.
(a)    The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Term Loans as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
(b)    Any corporation or other entity into which the Agent may be merged or converted or with which the Agent may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Agent, shall be the successor to the Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.
SECTION 12.12    Resignation of Agent.
(a)    The Agent may at any time give notice of its resignation to the Lenders and the Loan Parties. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, to appoint, as applicable, a successor Agent (which shall be a Lender, or with the prior written consent of Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld, conditioned, or delayed, and shall be deemed given if Borrower fails to respond within five (5) calendar days of receipt of written notice of the proposed successor) such other Person appointed by the Required Lenders). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    The Required Lenders may, to the extent permitted by the Requirements of Law, by notice in writing to the Loan Parties and such Person remove such Person as Agent and appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal

Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to the Lenders directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this section shall continue in effect for the benefit of such retiring or removed Agent and its respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
SECTION 12.13    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges and agrees that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder and for other information in the Agent’s possession which has been requested by a Lender and for which such Lender pays the Agent’s expenses in connection therewith, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Affiliates that may come into the possession of the Agent or any of its Affiliates. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.
SECTION 12.14    Certain Bankruptcy Agreements.

(a)    Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of the Term Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel) and all other amounts due the Lenders and the Agent in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lenders to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent.
(b)    Nothing herein contained shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of the Lenders any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the Lenders to authorize the Agent to vote in respect of the claim of the Lenders or in any such proceeding.
(c)    Each Affiliated Lender acknowledges and agrees that it is an 'insider' (as defined in Section 101(31) of the Bankruptcy Code) and hereby agrees that its vote with respect to any plan of reorganization shall not be counted for purposes of determining whether the requirements of Section 1129(a)(10) of the Bankruptcy Code have been satisfied. For all purposes of Section 1126(c) of the Bankruptcy Code, each Affiliated Lender shall be deemed to have voted its interest in the same proportion as the vote of Lenders that are not Affiliated Lenders.
SECTION 12.15    Appointment of Collateral Agent. The Agent shall serve as the initial collateral agent hereunder as of the Closing Date. Thereafter, the Required Lenders may in their sole and absolute discretion, by notice in writing to the Loan Parties, appoint a Person to serve as collateral agent hereunder and under the Security Documents. The Loan Parties will cooperate with the Lenders and such Person, and execute and deliver any documents necessary, to effectuate such appointment.
SECTION 12.16    Force Majeure. The Agent shall not be (i) required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder or under any other Loan Document or (ii) responsible or liable for any failure or delay in the performance of its obligations hereunder or under any other Loan Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
ARTICLE XIII.
GUARANTY.
SECTION 13.1    Guaranty of Obligations. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, that the Obligations will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guaranty being a guaranty of payment and not of collectability and being absolute and in no way conditional or contingent. In the event any part of the Obligations shall not have been so paid in full when due and payable, each Guarantor will, immediately upon notice by the Agent or, without notice, immediately upon the occurrence of a bankruptcy Event of Default, pay or cause to be paid to the Agent for the account of each Lender in accordance with the Lenders’ respective interests therein the amount of such Obligations which are then due and payable and unpaid. The obligations of each Guarantor hereunder shall not be affected by the invalidity, unenforceability or recoverability of any of the Obligations as against the Borrower, any other Loan Party or any other Person. For purposes of this Article XIII, the Obligations shall be due and payable when and as the same shall be due and payable under the terms herein or any other Loan Document notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under the Bankruptcy Code or other Requirements of Law.
SECTION 13.2    Continuing Obligation; Limitations. Each Guarantor acknowledges that the Lenders have entered into this Agreement in reliance on this Article XIII being a continuing irrevocable agreement, and such Guarantor agrees that its guaranty may not be revoked in whole or in part. The obligations of the Guarantors hereunder shall terminate when all of the Obligations have been indefeasibly paid in full in cash and discharged; provided, however, that:
(a)    if a claim is made upon the Lenders at any time for repayment or recovery of any amounts or any property received by the Lenders from any source on account of any of the Obligations and the Lenders repay or return any amounts or property so received (including interest thereon to the extent required to be paid by the Lenders) or
(b)    if the Lenders become liable for any part of such claim by reason of (i) any judgment or order of any court or administrative authority having competent jurisdiction, or (ii) any settlement or compromise of any such claim, then the Guarantors shall remain liable under this Agreement for the amounts so repaid or property so returned or the amounts for which the Lenders became liable (such amounts being deemed part of the Obligations) to the same extent as if such amounts or property had never been received by the Lenders, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Obligations. Not later than five days after receipt of notice from such the Agent, the Guarantors shall pay to the Agent an amount equal to the amount of such repayment or return for which the Lenders have so become liable. Payments hereunder by a Guarantor may be required by the Agent on any number of occasions. For the avoidance of doubt, this guaranty shall remain in full force and effect notwithstanding any amendment, modification, supplement, waiver, or termination of any Loan Document or any provision thereof. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the obligations of each Guarantor under this Article XIII shall be limited to the maximum amount that would not cause such obligations to be subject to avoidance under applicable fraudulent transfer, conveyance or similar laws.
SECTION 13.3    Waivers with Respect to Obligations. Except to the extent expressly required herein or any other Loan Document, each Guarantor waives, to the fullest extent permitted by the provisions of the Requirements of Law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):
(a)    presentment, demand for payment and protest of nonpayment of any of the Obligations, and notice of protest, dishonor or nonperformance;
(b)    notice of acceptance of this guaranty and notice that credit has been extended in reliance on such Guarantor’s guaranty of the Obligations;
(c)    notice of any Default or Event of Default or of any inability to enforce performance of the obligations of the Borrower or any other Person with respect to any Loan Document or notice of any acceleration of maturity of any Obligations;
(d)    demand for performance or observance of, and any enforcement of any provision of this Agreement, the Obligations or any other Loan Document or any pursuit or exhaustion of rights or remedies against the Borrower or any other Person in respect of the Obligations or any requirement of diligence or promptness on the part of the Agent or Lenders in connection with any of the foregoing;
(e)    any act or omission on the part of the Agent or Lenders which may impair or prejudice the rights of such Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Borrower or any other Person, or otherwise operate as a deemed release or discharge;
(f)    any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;
(g)    any “single action” or “anti deficiency” law which would otherwise prevent the Lenders from bringing any action, including any claim for a deficiency, against such Guarantor before or after the Agent’s or Lenders’ commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise require any election of remedies by the Agent or the Lenders;
(h)    all demands and notices of every kind with respect to the foregoing; and
(i)    to the extent not referred to above, all defenses (other than payment or satisfaction in full) which the Borrower may now or hereafter have to the payment of the

Obligations, together with all suretyship defenses, which could otherwise be asserted by such Guarantor.
Each Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 13.3.
No delay or omission on the part of the Agent or Lenders in exercising any right under any other Loan Document or under any other guaranty of the Obligations shall operate as a waiver or relinquishment of such right. No action which the Agent or the Lenders or the Borrower or any Guarantor may take or refrain from taking with respect to the Obligations shall affect the provisions of this Article XIII or the obligations of each Guarantor hereunder. None of the Agent’s or Lenders’ rights shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or any Guarantor, or by any noncompliance by the Borrower or any Guarantor with any Loan Document, regardless of any knowledge thereof which the Agent or Lenders may have or otherwise be charged with.
SECTION 13.4    Agent’s Power to Waive, etc. Each Guarantor grants to the Agent and the Lenders full power in its discretion, without notice to or consent of such Guarantor, such notice and consent being expressly waived to the fullest extent permitted by the Requirements of Law, and without in any way affecting the liability of such Guarantor under its guaranty hereunder:
(a)    To waive compliance with, and any Event of Default under, and to consent to any amendment to or modification or termination of any provision of, or to give any waiver in respect of, this Agreement, any other Loan Document, the Obligations or any guaranty thereof (each as from time to time in effect);
(b)    To grant any extensions of the Obligations (for any duration), and any other indulgence with respect thereto, and to effect any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of the Loan Parties or any other Person in respect of the Obligations, whether or not rights against such Guarantor under this Agreement are reserved in connection therewith;
(c)    To take security in any form for the Obligations, and to consent to the addition to or the substitution, exchange, release or other disposition of, or to deal in any other manner with, any part of any property contained in such collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guaranties of the Obligations and to proceed against any collateral or such guaranties in any order;
(d)    To collect or liquidate or realize upon any of the Obligations or collateral in any manner or to refrain from collecting or liquidating or realizing upon any of the Obligations or collateral; and
(e)    To extend credit under this Agreement, any other Loan Document or otherwise in such amount as the Lenders may determine, including increasing the amount of credit and the interest rate and fees with respect thereto, even though the condition of the Loan

Parties (financial or otherwise, on an individual or consolidated basis) may have deteriorated since the date hereof.
SECTION 13.5    Information Regarding the Borrower, etc. Each Guarantor has made such investigation as it deems desirable of the risks undertaken by it in entering into this Agreement and is fully satisfied that it understands all such risks. Each Guarantor waives any obligation which may now or hereafter exist on the part of the Agent or the Lenders to inform such Guarantor of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Guarantor undertakes to keep informed of such risks and any changes therein. Each Guarantor expressly waives any duty which may now or hereafter exist on the part of the Agent or the Lenders to disclose to such Guarantor any matter related to the business, operations, character, collateral, credit, condition (financial or otherwise), income or prospects of the Borrower and its Affiliates or their properties or management, whether now or hereafter known by the Agent or the Lenders. Each Guarantor represents, warrants and agrees such Guarantor assumes sole responsibility for obtaining from the Borrower all information concerning this Agreement and all other Loan Documents and all other information as to the Borrower and their Affiliates or their properties or management as such Guarantor deems necessary or desirable.
SECTION 13.6    Certain Guarantor Representations. Each Guarantor represents that:
(a)    it is in its best interest and in pursuit of the purposes for which it was organized as an integral part of the business conducted and proposed to be conducted by such Guarantor, and reasonably necessary and convenient in connection with the conduct of the business conducted and proposed to be conducted by such Guarantor, to induce the Lenders to enter into this Agreement and to extend credit to the Borrower by making the guaranty contemplated by this Article XIII;
(b)    the credit available under this Agreement will directly or indirectly inure to its benefit;
(c)    by virtue of the foregoing it is receiving at least reasonably equivalent value from the Lenders for this guaranty;
(d)    such Guarantor will not be rendered insolvent as a result of entering into this Agreement;
(e)    after giving effect to the transactions contemplated by this Agreement, such Guarantor will have assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as such debts become absolute and matured;
(f)    such Guarantor has, and will have, access to adequate capital for the conduct of its business;
(g)    such Guarantor has the ability to pay its debts from time to time incurred in connection therewith as such debts mature; and
(h)    such Guarantor has been advised by the Lenders that the Lenders are unwilling to enter into this Agreement unless the guaranty contemplated by this Article XIII is given by it.

SECTION 13.7    Subrogation. Each Guarantor agrees that, until the Obligations are indefeasibly paid in full, it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the Borrower or any other Loan Party arising by contract or operation of law in connection with any payment made or required to be made by such Guarantor under this Agreement. After the payment in full of the Obligations, each Guarantor shall be entitled to exercise against the Borrower all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.
SECTION 13.8    Subordination. Each Guarantor covenants and agrees that all Debt, claims and liabilities now or hereafter owing by the Borrower to such Guarantor whether arising hereunder or otherwise, including any obligations between the Loan Parties, are subordinated to the prior payment in full of the Obligations and are so subordinated as a claim against the Borrower or any of their assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Debt, claim or liability will be made or received while any Event of Default exists. If, notwithstanding the foregoing, any payment with respect to any such indebtedness, claim or liability is received by any Guarantor in contravention of this Agreement, such payment shall be held in trust for the benefit of the Lenders and promptly turned over to it in the original form received by such Guarantor.
SECTION 13.9    Contribution Among Guarantors. The Guarantors agree that, as among themselves in their capacity as guarantors of the Obligations, the ultimate responsibility for repayment of the Obligations, in the event that the Borrower fails to pay when due their Obligations, shall be equitably apportioned, to the extent consistent with the Loan Documents, among the respective Guarantors (a) in the proportion that each, in its capacity as a guarantor, has benefited from the extensions of credit to the Borrower by the Lenders under this Agreement, or (b) if such equitable apportionment cannot reasonably be determined or agreed upon among the affected Guarantors, in proportion to their respective net worths determined on or about the date hereof (or such later date as such Guarantor becomes party hereto). In the event that any Guarantor, in its capacity as a guarantor, pays an amount with respect to the Obligations in excess of its proportionate share as set forth in this Section 13.9, each other Guarantor shall, to the extent consistent with the Loan Documents, make a contribution payment to such Guarantor in an amount such that the aggregate amount paid by each Guarantor reflects its proportionate share of the Obligations. In the event of any default by any Guarantor under this Section 13.9, each other Guarantor will bear, to the extent consistent with the Loan Documents, its proportionate share of the defaulting Guarantor’s obligation under this Section 13.9. This Section 13.9 is intended to set forth only the rights and obligations of the Guarantors among themselves and shall not in any way affect the obligations of any Guarantor to the Lenders under the Loan Documents (which obligations shall at all times constitute the joint and several obligations of all the Guarantors).
SECTION 13.10    Further Assurances. Each Guarantor will, promptly upon the request of Agent from time to time, execute, acknowledge and deliver, and file and record, all such instruments, and take all such action, as the Agent deems necessary or advisable to carry out the intent and purpose of this Article XIII. Without limitation to the foregoing, each

Guarantor authorizes the Borrower, as contractual representative pursuant to Article X, to execute and deliver any such instruments on its behalf.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: JUSHI HOLDINGS INC. By: Name: Title:

GUARANTORS:
Bear Flag Assets, LLC
Beyond Hello CA LLC
GSG SBCA, Inc.
JREHCA, LLC
TGS CC Ventures, LLC
Eagle Eye Enlightenment, Inc.
JREH, LLC
Jushi Inc.
Jushi IP, LLC
JMGT, LLC
Beyond Hello IL Holdings, LLC
Beyond Hello IL, LLC
JREHIL, LLC
Jushi MA, Inc.
McMann, LLC
Valiant Enterprises, LLC
JREHNV, LLC
Jushi Nevada Management, LLC
Jushi NV, Inc.
Jushi NV CLV, Inc.
Mojave Suncup Holdings, LLC
Nuleaf Clark Dispensary LLC
Nuleaf Incline Dispensary LLC
Nuleaf Reno Production, LLC
Nuleaf Sparks Cultivation LLC
Production Excellence, LLC
SF-D Inc.
Beyond Hello Little Ferry, LLC
Jushi NJ, LLC
1996 Holdings, LLC
Campbell Hill Ventures, LLC
Franklin Bioscience OH, LLC
JREHOH, LLC
Jushi OH, LLC
Jushi RJK OH, LLC
Jushi SPH OH, LLC
OhiGrow, LLC
OhiGrow Retail, LLC
Agape Total Health Care Inc.
Franklin Bioscience - NE LLC
Franklin Bioscience - Penn LLC
Franklin Bioscience - SE LLC
Franklin Bioscience - SW LLC
JREHPA, LLC

Jushi PA, LLC
Northeast Venture Holdings, LLC
PASPV Holdings, LLC
Pennsylvania Dispensary Solutions LLC
Pennsylvania Medical Solutions, LLC
Dalitso LLC
JREHVA, LLC
Jushi VA, LLC
Jushi GB Holdings, LLC
Sound Wellness Holdings, Inc.
Jushi Consulting, LLC
Measured Approaches 2, LLC
Jushi FL SPV, LLC
Nuleaf CLV Dispensary LLC
Franklin Bioscience NV, LLC
Ohio Green Grow LLC
RRVI OH, LLC

By:_______________________________
Name:
Title: Authorized Representative

AGENT: FG AGENCY LENDING LLC By: Name: Peter Bio Title: Partner

LENDERS: By: Name: [___] Title: [___]
[___] By: Name: [___] Title: [___]